                                                                    Exhibit C(7)

COMPLETE APPRAISAL IN A
SELF-CONTAINED APPRAISAL REPORT
HOTEL PROPERTY

HOLIDAY INN CANTON
4520 Everhard Road NW
Canton, Stark County, Ohio 44718


PREPARED FOR:

Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

EFFECTIVE DATE OF THE APPRAISAL:
June 20, 2003

INTEGRA REALTY RESOURCES - COLUMBUS
FILE NUMBER: 411-033

                                   [PICTURE]

November 24, 2003


Maureen Mastroieni
Murray Devine & Co.
1650 Arch Street, Suite 2700
Philadelphia, PA 19103

SUBJECT:      Market Value Appraisal - Hotel Property
              Holiday Inn Canton
              4520 Everhard Road
              Canton, Stark County, Ohio 44718
              Integra Columbus File No. 411-033

Dear Ms. Mastroieni:

Integra Realty Resources is pleased to transmit the summary report of a complete appraisal that was prepared on the referenced property. The purpose of this appraisal is to derive an opinion of the market value of the Fee Simple Estate of the property as of June 20, 2003, the effective date of the appraisal. The attached report sets forth the data, research, analyses, and conclusions for this appraisal.

The report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP) and the Standards of Professional Practice of the Appraisal Institute. Our opinion of market value is premised upon the Assumptions and Limiting Conditions beginning on Page 3. The definition of market value is in Addendum B.

The site has an area of approximately 4.81 acres; it is improved with a 2 and 3 story, masonry hotel containing 194 rooms. The room mix includes 8 singles, 124 doubles and 62 kings. The common area includes 3,001 square feet of ballroom space along with additional meeting rooms. The improvements were constructed in 1970 with a three story addition in 1973. The improvements contain 104,260 square feet.

November 24, 2003
Page 2


Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our opinion that the prospective market value of the Fee Simple Estate of the subject as a going concern, as of January 1, 2004, or upon completion of deferred maintenance.

                         EIGHT MILLION THOUSAND DOLLARS
                                 ($8,000,000 ).

The subject's going concern value may be allocated as follows:

Land & Buildings                     $7,050,000       88%
Furniture, Fixtures & Equipment      $  550,000        7%
Business & Other Intangibles         $  400,000        5%
Total Going Concern Value            $8,000,000      100%

The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing. No liquidated damages due to disaffiliation have been considered.

3. The subject is an existing Holiday Inn hotel that was constructed in 1970/73. The property was evaluated on May 23, 2002 for hotel cleanliness, conditions, life safety and brand integrity standards. The subject property received an overall evaluation score of 97.5% and received a passing score. No Product Improvement plan has reportedly been completed by Janus Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

November 24, 2003
Page 3


As Is Value is determined by deducting any costs necessary to stabilize the subject. Correction of some deferred maintenance is necessary, subject to additional PIP requirements by Holiday Inn. We have estimated costs at $100,000. The As Is Value as of June 20, 2002, is therefore estimated at:

                   SEVEN MILLION NINE HUNDRED THOUSAND DOLLARS
                                 ($7,900,000).

If you have any questions or comments, please contact the undersigned. Thank you for the opportunity to be of service.

Respectfully submitted,

INTEGRA COLUMBUS


Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate Appraiser  Certified General Real Estate Appraiser
OH Certificate #383767                   OH Certificate #383772

HOLIDAY INN CANTON                                             TABLE OF CONTENTS


TABLE OF CONTENTS

                                                                       PAGE NO.
                                                                      ----------
TABLE OF CONTENTS ..................................................           1
SUMMARY OF SALIENT FACTS AND CONCLUSIONS ...........................           2
GENERAL INFORMATION ................................................           3
   Identification of Subject .......................................           3
   Current Ownership, Sales History, Status ........................           3
   Purpose, Property Rights and Effective Date .....................           3
   Intended Use and Intended User ..................................           3
   Scope of Appraisal ..............................................           3
ECONOMIC ANALYSIS ..................................................           6
   Stark County Area Analysis ......................................           6
MARKET AREA ANALYSIS ...............................................          16
   Lodging Market Analysis .........................................          20
PROPERTY ANALYSIS ..................................................          43
   Description and Analysis of the Land ............................          43
   Description and Analysis of the Improvements ....................          46
   Real Estate Tax Analysis ........................................          52
   Highest and Best Use Analyses ...................................          54
VALUATION ANALYSIS .................................................          56
   Valuation Methodology ...........................................          56
   Sales Comparison Approach .......................................          57
   Income Capitalization Approach ..................................          67
   Capitalization ..................................................          81
   Reconciliation ..................................................          94
CERTIFICATION ......................................................          97
ASSUMPTIONS AND LIMITING CONDITIONS ................................          99

ADDENDA
   Qualifications of Appraiser(s) ..................................  Addendum A
   Definitions .....................................................  Addendum B
   Subject Photographs .............................................  Addendum C
   Financials and Property Information .............................  Addendum D
   DCF Reports .....................................................  Addendum E
   Letter of Authorization .........................................  Addendum F


[IRR LOGO]                                                                PAGE 1

HOLIDAY INN CANTON                      SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

                                 HOTEL PROPERTY

PROPERTY                                                          Holiday Inn
                                                                  4520 Everhard Road
                                                                  Canton, Stark County, Ohio 44718

PROPERTY TAX IDENTIFICATION NUMBER (S)                            1607046 and 7045

EFFECTIVE DATE OF THE APPRAISAL                                   July 14, 2003

"AS IS" VALUE                                                     June 20, 2003

PROSPECTIVE VALUE                                                 January 1, 2004 (or completion of deferred
                                                                  maintenance)
OWNER OF RECORD                                                   JAGI Cleveland - N Canton, LLC
LAND AREA                                                         4.81 acres, 207,346 square feet
NUMBER OF ROOMS                                                   194
GROSS BUILDING AREA (GBA)                                         104,260 square feet
YEAR BUILT                                                        1970/73
ZONING DESIGNATION                                                B-3, Commercial Business District
FLOOD PLAIN MAP PANEL NUMBER AND DATE                             390780 0085B, Sept. 1, 1983
FLOOD PLAIN DESIGNATION                                           Zone C
REAL ESTATE TAXES, YEAR 2002                                      $77,048.24
HIGHEST AND BEST USE AS IMPROVED                                  Continued hotel use
PROPERTY RIGHTS APPRAISED                                         Fee Simple Estate
ESTIMATED EXPOSURE TIME AND
   MARKETING PERIOD                                               12 months, 12 months

MARKET VALUE INDICATIONS
   COST APPROACH                                                  Not developed
   SALES COMPARISON APPROACH                                      $8,300,000 to $8,800,000
   INCOME CAPITALIZATION APPROACH
      DIRECT CAPITALIZATION                                       $8,000,000
MARKET VALUE CONCLUSION OF GOING CONCERN                          $8,000,000 OR $41,237 PER ROOM
GOING CONCERN ALLOCATION AS OF JAN. 1, 2002
   LAND & IMPROVEMENTS                                            $7,050,000
   PERSONAL PROPERTY                                              $550,000
   BUSINESS AND OTHER INTANGIBLES                                 $400,000
TOTAL                                                             $8,000,000
AS IS MARKET VALUE AS OF JUNE 20, 2003                            $7,900,000


[IRR LOGO]                                                                PAGE 2

HOLIDAY INN CANTON                                           GENERAL INFORMATION

GENERAL INFORMATION

IDENTIFICATION OF SUBJECT

      The subject consists of a 194-room, lodging facility containing a gross building area of approximately 104,260 square feet. The improvements were constructed in 1970 and 1973 and are located on a site containing 4.81 acres, or 207,376 square feet, more or less. The street address is 4520 Everhard Road NW, Canton, Ohio. It is further identified by the assessment office as Parcels 1607046 and 1607045, Stark County, Ohio. A complete legal description of the property is in Addendum D. Photographs of the subject are in Addendum A.

CURRENT OWNERSHIP, SALES HISTORY, STATUS

      The subject is currently owned by JAGI Cleveland-N Canton, LLC, who acquired title August 17, 1998 from Galburtonn, Inc. for $5,454,250, as recorded in Volume 98, page 057097 of the Stark County Recorder's Office. To the best of our knowledge, no other sale or transfer of ownership has occurred within the past three years, and as of the effective date of this appraisal, the property is not subject to an agreement of sale or option to buy, nor is it listed for sale.

PURPOSE, PROPERTY RIGHTS AND EFFECTIVE DATE

      The purpose of the appraisal is to develop an opinion of the market value of the fee simple interest in the property as of the effective date of the appraisal, as of June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date.

INTENDED USE AND INTENDED USER

      The purpose of this appraisal is to derive our opinion of the market value of the Fee Simple interest of the subject as of the effective date of the appraisal, June 20, 2003. Unless otherwise stated, all factors pertinent to a determination of value have been considered as of this date. The property was inspected on June 20, 2003 by Eric E. Belfrage, MAI, CRE, ISHC and John R. Dehner. This appraisal report has been prepared for Maureen Mastroieni of Murray Devine & Co. to assist in due diligence in the process of assisting Janus Hotels in a transaction converting then from a public to private organization. It is not intended for any other use.

SCOPE OF APPRAISAL

      As part of this appraisal, we have completed the following steps to gather, confirm, and analyze the data.

      -     Physically inspected the subject and the surrounding neighborhood.

      - Collected factual information about the subject and the surrounding market and confirmed that information with various sources.


[IRR LOGO]                                                                PAGE 3

HOLIDAY INN CANTON                                           GENERAL INFORMATION

      - Prepared a highest and best use analysis of the subject site as though vacant and of the subject as improved.

      - Collected and confirmed market information needed to consider the three traditional approaches to value: cost approach, sales comparison approach and income capitalization approach.

      - Prepared a summary appraisal report setting forth the conclusion derived in this analysis as well as the information upon which the conclusions are based.

      This report involves a complete appraisal of the subject and conforms with the requirements of the Uniform Standards of Professional Appraisal Practice (USPAP), the Standards of Professional Practice of the Appraisal Institute, and the appraisal guidelines set forth in the Financial Institutions Reform Recovery Enforcement Act (FIRREA). All of the three traditional approaches to value have been considered in this appraisal. Additional information regarding the appraisal methods used can be found in the individual sections of this report.

      Pertinent definitions, including the definition of market value and property rights appraised, are in Addendum B.

      The exposure period and marketing time are defined as follows:

EXPOSURE TIME AND MARKETING PERIOD

            Generally, exposure time relates to what has occurred (retrospective) and is occurring (current) in the market, whereas marketing period is a projection (prospective) of what is likely to occur in the market. Any sound opinion of value must consider what has occurred and what will most likely occur. Both time periods are a function of price, time, use, and the cost and availability of funds. The primary difference between the two time periods is that for marketing period anticipated changes in market conditions (trends) are also considered.

            Verification of sales data, such as days on the market for both listed and sold properties, and interviews with market participants are the primary source for both time estimates. Other important factors are an understanding of buyers' and sellers' motivations, their financial assumptions, who the most likely purchasers will be, and how financing influences their buying decision.

            Recent national surveys were consulted to determine the typical expected marketing period. Following is the First Quarter 2003 Survey from PriceWaterhouse Coopers.


[IRR LOGO]                                                                PAGE 4

HOLIDAY INN CANTON                                           GENERAL INFORMATION


                                               CURRENT          THIRD
KEY INDICATORS                                 QUARTER       QUARTER 2001      YEAR AGO
--------------                                 -------       ------------      --------
AVERAGE MARKETING TIME (IN MONTHS)
RANGE                                         2.00-12.00      2.00-12.00      2.00-12.00
AVERAGE                                          7.00            7.00            7.90
CHANGE (Basis Points)                             --              0             -11.39

*Source: PricewaterhouseCoopers

      Despite the market downturn in lodging performance, assets continue to sell. Obviously, well performing, new and well located assets that are priced correctly will sell quickly. Many hotel assets listed for sale including some older, poorly maintained or poorly performing assets are experiencing a pricing gap between sellers and buyers expectations. Financing remains a critical issue in the marketability of hotel assets. While difficult to obtain, hotel financing remains available, at reasonably favorable pricing.

      In our opinion, given the subject's affiliation and pricing at or near the appraised values, both exposure and marketing periods of up to 12 months are reasonable.


[IRR LOGO]                                                                PAGE 5

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS


ECONOMIC ANALYSIS

STARK COUNTY AREA ANALYSIS

INTRODUCTION

      We analyzed the demographics of Stark County and the State of Ohio, using as a basis information provided by NPA Data Services, Inc., a recognized source. Information includes historical and projected population, employment and income data.

POPULATION

      Historical and projected population trends for Stark County are charted below:

                                POPULATION TRENDS

                                  STARK COUNTY

                                   [BAR CHART]

      The population of Stark County increased at a compounded annual rate of 0.28% from 1998 to 2003. For the same time period, the State of Ohio grew at a compounded annual rate of approximately 0.44%. Over the last fifteen years Stark County's average annual compound change was 0.27%, compared to 0.46% for the State of Ohio.

      Looking ahead, both Stark County and the State of Ohio are anticipated to experience continued growth, with future population estimates reflecting growth rates similar to those experienced in the past. For the period 2003 to 2018, the populations of Stark County and the the State of Ohio are expected to increase by an average annual compound rate of 0.20% and 0.51%, respectively. For the next five years, the population of Stark County should grow slower than the 15-year average.


[IRR LOGO]                                                                PAGE 6

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS


                          POPULATION TRENDS COMPARISON

                                STATE OF OHIO                    STARK COUNTY
                    ------------------------------------   ----------------------------
                                                     %                              %
                    YEAR    POPULATION (000'S)    CHANGE   POPULATION (000'S)    CHANGE
                    ----    ------------------    ------   ------------------    ------
                    1988        10,798.6                         367.4
                    1993        11,101.1            2.8%         374.8             2.0%
                    1998        11,311.5            1.9%         377.6             0.7%
HISTORICAL          1999        11,335.5            0.2%         378.2             0.2%
                    2000        11,371.2            0.3%         378.4             0.0%
                    2001        11,394.4            0.2%         378.1            -0.1%
                    2002        11,476.4            0.7%         380.5             0.6%
CURRENT             2003        11,560.8            0.7%         382.8             0.6%
                    2004        11,607.0            0.4%         383.2             0.1%
                    2005        11,655.0            0.4%         383.5             0.1%
                    2006        11,704.8            0.4%         383.9             0.1%
                    2007        11,757.0            0.4%         384.4             0.1%
PROJECTED           2008        11,811.7            0.5%         385.0             0.2%
                    2013        12,119.2            2.6%         388.9             1.0%
                    2018        12,471.0            2.9%         394.3             1.4%


AVERAGE ANNUAL              HISTORICAL
COMPOUND CHANGE               Past 5 years             0.44%                     0.28%
                              Past 15 years            0.46%                     0.27%

                            PROJECTED
                              Next 5 years             0.43%                     0.11%
                              Next 15 years            0.51%                     0.20%

Source: NPA Data Services, Inc.; compiled by IRR

EMPLOYMENT

      Employment trends for both Stark County and the State of Ohio should follow a pattern similar to the population trends for these areas, although at higher rates of increase. From 1998 to 2003, Stark County employment decreased at an average annual compound rate of -0.17% compared to 0.35% for the the State of Ohio. These figures indicate that Stark County lagged the State of Ohio in employment growth over the last five years. Looking back fifteen years, Stark County employment grew at an average annual compound rate of 0.91%, compared to the State of Ohio growth rate of 1.19%.

      Over the next five and fifteen years Stark County employment growth should lag the State of Ohio growth rate. From 2003 to 2008, Stark County should grow by a 0.95% average annual growth rate, while the long term projection, 2003 to 2018, is for a 0.77% increase. For the same periods, employment in the State of Ohio is expected to grow at average annual compound rates of 1.27% and 1.10%, respectively. Employment gains are a strong indicator of economic health and generally correlate with real estate demand. Historically, Stark County has lagged the State of Ohio's growth rate, suggesting that Stark County's relative position is stable.


[IRR LOGO]                                                                PAGE 7

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS

      Employment trends for Stark County and the the State of Ohio are presented below.

                      NON-FARM EMPLOYMENT TRENDS COMPARISON

                               STATE OF OHIO                  STARK COUNTY
                  ------------------------------------    ----------------------------
                                                  %                                %
                  YEAR    EMPLOYMENT (000'S)    CHANGE    EMPLOYMENT (000'S)    CHANGE
                  ----    ------------------    ------    ------------------    ------
                  1988         5,610.6                         185.7
                  1993         5,907.8            5.3%         192.8              3.8%
                  1998         6,586.3           11.5%         214.4             11.2%
HISTORICAL        1999         6,685.5            1.5%         215.6              0.6%
                  2000         6,787.1            1.5%         220.2              2.1%
                  2001         6,728.2           -0.9%         214.5             -2.6%
                  2002         6,637.8           -1.3%         211.1             -1.6%
CURRENT           2003         6,704.0            1.0%         212.6              0.7%
                  2004         6,792.7            1.3%         214.8              1.0%
                  2005         6,892.9            1.5%         217.3              1.2%
                  2006         6,977.1            1.2%         219.2              0.9%
PROJECTED         2007         7,062.7            1.2%         221.2              0.9%
                  2008         7,140.3            1.1%         222.9              0.8%
                  2013         7,549.8            5.7%         231.7              4.0%
                  2018         7,894.8            4.6%         238.5              2.9%

AVERAGE ANNUAL              HISTORICAL

COMPOUND CHANGE               Past 5 years             0.35%                    -0.17%
                              Past 15 years            1.19%                     0.91%

                            PROJECTED
                              Next 5 years             1.27%                     0.95%
                              Next 15 years            1.10%                     0.77%

Source: NPA Data Services, Inc.; compiled by IRR

      To more completely understand the economy of Stark County and the State of Ohio and how it relates to future real estate demand, we analyze employment mix. The following chart depicts the current distribution of employment by industry.


[IRR LOGO]                                                                PAGE 8

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS


                             EMPLOYMENT SECTORS 2003

                                  STARK COUNTY

                                   [BAR CHART]

      The preceding chart and following tables show that in 2003, the largest employment sectors in Stark County were:

      -     Services (30.6%)

      -     Manufacturing (19.2%)

      -     Retail Trade (18.6%)

      -     Government (9.8%)

      By comparison, the State of Ohio's largest employment sectors were Services (30.9%), Retail Trade (18.0%), Manufacturing (15.2%), and Government (12.4%).

      Over the past fifteen years, the largest meaningful percentage gains in employment within Stark County occurred within the Construction and Services sectors with annual average compound growth rates of 2.54% and 2.01% respectively. Over the past five years the most significant activity has occurred in the Mining & Other and Government sectors with annual average compound growth rates of 1.64% and 0.93%, respectively.


[IRR LOGO]                                                                PAGE 9

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS


                           HISTORIC EMPLOYMENT TRENDS

                                  STARK COUNTY


                                      %                                            %           CHANGE RATE
                          1988     OF TOTAL     1993       1998       2003      OF TOTAL    (15 YR)    (5 YR)
                          ----     --------     ----       ----       ----      --------    -------    ------
Total Employment         185.7        100%      192.8      214.4      212.6        100%        0.9%     -0.2%

Services                  48.3       26.0%       53.0       63.4       65.0       30.6%        2.0%      0.5%
Manufacturing             44.6       24.0%       42.8       46.1       40.9       19.2%       -0.6%     -2.4%
Retail Trade              35.4       19.0%       37.1       39.7       39.6       18.6%        0.8%      0.0%
Government                19.4       10.4%       19.6       19.9       20.8        9.8%        0.5%      0.9%
Construction               9.1        4.9%       10.7       12.9       13.3        6.3%        2.5%      0.7%
FIRE                      10.6        5.7%       10.9       12.5       12.9        6.1%        1.3%      0.6%
Wholesale Trade            8.7        4.7%        8.6       10.4       10.5        4.9%        1.2%      0.2%
TCPU                       6.7        3.6%        7.0        6.6        6.3        3.0%       -0.4%     -0.8%
Mining & Other             3.1        1.7%        3.0        3.1        3.3        1.6%        0.5%      1.6%

Ttl Non-Mfg              141.1       76.0%      150.0      168.3      171.7       80.8%        1.3%      0.4%
Ttl Office-Related*       78.2       42.1%       83.6       95.8       98.8       46.5%        1.6%      0.6%

*Includes FIRE, Services and Government                                        (Numbers in thousands (000's))

      In the following chart, we examine relative changes in the broad categories of Manufacturing, Office Related and Other Non-Manufacturing employment. For purposes of this analysis, we define office related employment as total employment in the FIRE, Services and Government sectors. While not all employment in these sectors is office related, office employment trends tend to mirror the trends in these three categories combined. As seen in these charts, office-related employment has captured an increasing share of total employment, indicating a shift toward a more service-based economy, which is consistent with the national trend.

                            EMPLOYMENT SECTOR TRENDS

                                  STARK COUNTY

                                     [CHART]

      Historical trends for the State of Ohio are summarized in the following chart. The largest meaningful gains in employment over the past fifteen years occurred within the


[IRR LOGO]                                                               PAGE 10

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS

      Services and Construction sectors with annual average compound growth rates of 2.2% and 2.2% respectively. Over the past five years significant activity has occurred in the Mining & Other and Construction sectors with annual average compound growth rates of 1.9% and 1.5%.

                           HISTORIC EMPLOYMENT TRENDS

                                  STATE OF OHIO

                                        %                                               %          CHANGE RATE
                          1988      OF TOTAL      1993        1998        2003      OF TOTAL     (15 YR)   (5 YR)
                          ----      --------      ----        ----        ----      --------     -------   ------
Total Employment         5610.6         100%     5907.8      6586.3      6704.0         100%        1.2%      0.4%

Construction              266.4         4.7%      286.1       343.1       370.0         5.5%        2.2%      1.5%
FIRE                      388.2         6.9%      401.5       478.9       512.7         7.6%        1.9%      1.4%
Government                744.2        13.3%      789.0       803.2       828.0        12.4%        0.7%      0.6%
Manufacturing            1128.3        20.1%     1073.7      1121.2      1017.1        15.2%       -0.7%     -1.9%
Mining & Other             71.4         1.3%       73.3        77.8        85.6         1.3%        1.2%      1.9%
Retail Trade             1001.9        17.9%     1064.3      1186.1      1209.8        18.0%        1.3%      0.4%
Services                 1487.9        26.5%     1685.3      1968.3      2070.2        30.9%        2.2%      1.0%
TCPU                      248.8         4.4%      254.9       289.2       297.1         4.4%        1.2%      0.5%
Wholesale Trade           273.7         4.9%      279.7       318.6       313.5         4.7%        0.9%     -0.3%

Ttl Non-Mfg.             4482.3        79.9%     4834.0      5465.1      5686.9        84.8%        1.6%      0.8%
Ttl Office-Related*        2620        46.7%     2875.8      3250.4      3410.9        50.9%        1.8%      1.0%

*Includes FIRE, Services and Government                                             (Numbers in thousands (000's))

      Fifteen year projections for Stark County show Mining & Other related employment leading all other sectors with Construction second. The forecast for the State of Ohio has Mining & Other related employment leading all other sectors with Wholesale Trade second. Future projections are summarized in the following tables.

                           PROJECTED EMPLOYMENT TRENDS

                                  STARK COUNTY


                                                %                                           %            CHANGE RATE
                                   2003     OF TOTAL      2008       2013       2018     OF TOTAL    (15 YR)    (5 YR)
                                   ----     --------      ----       ----       ----     --------    -------    ------
Total Employment                  212.6        100%      222.9      231.7      238.5        100%        0.8%      0.9%

Construction                       13.3        6.3%       14.6       16.0       17.2        7.2%        1.7%      1.9%
FIRE                               12.9        6.1%       13.4       13.8       14.1        5.9%        0.6%      0.7%
Government                         20.8        9.8%       22.2       23.3       24.2       10.1%        1.0%      1.2%
Manufacturing                      40.9       19.2%       39.8       38.3       36.5       15.3%      -0.8%     -0.5%
Mining & Other                      3.3        1.6%        3.7        4.2        4.5        1.9%        2.1%      2.4%
Retail Trade                       39.6       18.6%       41.7       43.5       44.9       18.8%        0.8%      1.0%
Services                           65.0       30.6%       69.9       74.3       78.1       32.7%        1.2%      1.5%
TCPU                                6.3        3.0%        6.2        6.2        6.1        2.6%      -0.2%     -0.3%
Wholesale Trade                    10.5        4.9%       11.4       12.3       13.0        5.5%        1.5%      1.8%

Ttl Non-Mfg.                      171.7       80.8%      183.1      193.4      202.0       84.7%        1.1%      1.3%
Ttl Office-Related*                98.8       46.5%      105.4      111.4      116.3       48.8%        1.1%      1.3%

*Includes FIRE, Services and Government                                                 (Numbers in thousands (000's))


[IRR LOGO]                                                               PAGE 11

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS


                           PROJECTED EMPLOYMENT TRENDS

                                  STATE OF OHIO


                                        %                                               %          CHANGE RATE
                          2003      OF TOTAL      2008        2013        2018      OF TOTAL     (15 YR)   (5 YR)
                          ----      --------      ----        ----        ----      --------     -------   ------
Total Employment         6704.0         100%     7140.3      7549.8      7894.8         100%        1.1%      1.3%

Construction              370.0         5.5%      403.4       439.2       471.6         6.0%        1.6%      1.7%
FIRE                      512.7         7.6%      544.7       574.0       597.6         7.6%        1.0%      1.2%
Government                828.0        12.4%      884.9       937.2       980.8        12.4%        1.1%      1.3%
Manufacturing            1017.1        15.2%     1014.8      1001.3       975.0        12.3%      - 0.3%      0.0%
Mining & Other             85.6         1.3%       96.6       107.9       118.6         1.5%        2.2%      2.5%
Retail Trade             1209.8        18.0%     1297.5      1380.5      1451.9        18.4%        1.2%      1.4%
Services                 2070.2        30.9%     2242.7      2410.6      2561.4        32.4%        1.4%      1.6%
TCPU                      297.1         4.4%      310.9       323.6       333.8         4.2%        0.8%      0.9%
Wholesale Trade           313.5         4.7%      344.9       375.8       404.2         5.1%        1.7%      1.9%

Ttl Non-Mfg.             5686.9        84.8%     6125.5      6548.6      6919.8        87.7%        1.3%      1.5%
Ttl Office-Related*      3410.9        50.9%     3672.3      3921.8      4139.8        52.4%        1.3%      1.5%

*Includes FIRE, Services and Government                                             (Numbers in thousands (000's))


      Stark County accounted for approximately 3.31% of the State of Ohio's employment in 1988. In 2003, the ratio is 3.18% and it is projected at 3.02% through 2018. This is an indication that Stark County is growing at a rate below that of the State of Ohio.

      Stark County's economy is not dependent on a particular sector. The employment base is varied, as are the major employers. Therefore, Stark County should be less susceptible to cyclical fluctuations that have occurred in other areas dominated by a single industry. The area's major employers are listed below.

                                MAJOR EMPLOYERS

EMPLOYER

Alliance Community Hospital                      Service
Aultman Hospital                                 Service
Canton City Board of Education                   Government
Diebold Inc.                                     Manufacturing
General Electric Capital Corp.                   Finance
Maytag Corp/Hoover Co.                           Manufacturing
Mercy Medical Center                             Service
Precision Castparts Corp.                        Manufacturing
Republic Technologies International              Manufacturing
Timken Co.                                       Manufacturing
Source: Ohio Dept. of Development

INCOME

      Personal income is a significant factor in determining the real estate demand in a given market. From 1998 to 2003, Stark County's income grew at an average annual compound rate of 1.71%, compared to the State of Ohio average annual compound growth rate of 1.88%. The two market areas displayed a similar pattern in per capita


[IRR LOGO]                                                               PAGE 12

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS

      income growth over the last fifteen years. Stark County's average annual compound growth rate was 1.57% as compared to 1.73% for the State of Ohio. Projections for the next five and fifteen year periods reflect growth rates for Stark County that are greater than the anticipated gains for the State of Ohio. For the two time frames, 2003 to 2008 and 2003 to 2018, Stark County is anticipated to experience 2.53% and 2.07% average annual growth rates, respectively, compared to the projected growth rates of the State of Ohio of 2.28% and 1.86%.

      An examination of income per household reveals that, historically, Stark County has experienced a growth rate similar to the State of Ohio. Future projections predict slightly faster growth for Stark County compared to the State of Ohio. In absolute dollars, Stark County's personal income historically has been below that of the State of Ohio, both on per capita and per household bases.

                          INCOME PER CAPITA COMPARISON


                               STATE OF OHIO                 STARK COUNTY
                    -------------------------------    -----------------------
                                               %                          %
                    YEAR    INCOME/CAPITA    CHANGE    INCOME/CAPITA    CHANGE
                    ----    -------------    ------    -------------    ------
                    1988       $21,340                    $20,471
                    1993       $22,325         4.6%       $21,216         3.6%
                    1998       $25,161        12.7%       $23,751        11.9%
HISTORICAL          1999       $25,561         1.6%       $23,861         0.5%
                    2000       $26,366         3.1%       $24,148         1.2%
                    2001       $26,658         1.1%       $24,813         2.8%
                    2002       $26,805         0.5%       $25,049         0.9%

CURRENT             2003       $27,616         3.0%       $25,848         3.2%

                    2004       $28,362         2.7%       $26,606         2.9%
                    2005       $29,107         2.6%       $27,361         2.8%
                    2006       $29,745         2.2%       $28,035         2.5%
PROJECTED           2007       $30,363         2.1%       $28,692         2.3%
                    2008       $30,918         1.8%       $29,288         2.1%
                    2013       $33,787         9.3%       $32,358        10.5%
                    2018       $36,400         7.7%       $35,172         8.7%


AVERAGE ANNUAL              HISTORICAL
COMPOUND CHANGE               Past 5 years             1.88%                     1.71%
                              Past 15 years            1.73%                     1.57%

                            PROJECTED
                              Next 5 years             2.28%                     2.53%
                              Next 15 years            1.86%                     2.07%

Source: NPA Data Services, Inc.; compiled by IRR


[IRR LOGO]                                                               PAGE 13

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS

                         INCOME PER HOUSEHOLD COMPARISON


                                STATE OF OHIO                 STARK COUNTY
                    ----------------------------------    --------------------------
                                                  %                              %
                    YEAR    INCOME/HOUSEHOLD    CHANGE    INCOME/HOUSEHOLD    CHANGE
                    ----    ----------------    ------    ----------------    ------
                    1988        $56,955                       $54,350
                    1993        $58,389          2.5%         $55,226           1.6%
                    1998        $64,676         10.8%         $60,871          10.2%
HISTORICAL          1999        $65,439          1.2%         $60,950           0.1%
                    2000        $67,249          2.8%         $61,541           1.0%
                    2001        $67,803          0.8%         $62,964           2.3%
                    2002        $68,025          0.3%         $63,459           0.8%
CURRENT             2003        $69,929          2.8%         $65,274           2.9%
                    2004        $71,656          2.5%         $67,025           2.7%
                    2005        $73,373          2.4%         $68,756           2.6%
                    2006        $74,814          2.0%         $70,280           2.2%
                    2007        $76,195          1.8%         $71,750           2.1%
PROJECTED           2008        $77,410          1.6%         $73,063           1.8%
                    2013        $83,497          7.9%         $79,620           9.0%
                    2018        $88,211          5.6%         $84,822           6.5%

AVERAGE ANNUAL              HISTORICAL
COMPOUND GROWTH               Past 5 years             1.57%                     1.41%
                              Past 15 years            1.38%                     1.23%

                            PROJECTED
                              Next 5 years             2.05%                     2.28%
                              Next 15 years            1.56%                     1.76%

Source: NPA Data Services, Inc.; compiled by IRR

CONCLUSION

      Overall, the economic outlook for Stark County is positive. Total population is projected to increase slightly. More importantly, the area is projected to experience increasing employment growth. Based on this analysis, it is anticipated that Stark County will continue to grow and prosper. The expected growth should provide an economic base that supports demand for real estate in the subject neighborhood and for the subject property. These conditions should stimulate increases in general property values within the foreseeable future.


[IRR LOGO]                                                               PAGE 14

HOLIDAY INN CANTON                                             ECONOMIC ANALYSIS


                                    AREA MAP

                                      [MAP]



                                   MAP OF MSA

                                      [MAP]


[IRR LOGO]                                                               PAGE 15

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


MARKET AREA ANALYSIS

      BOUNDARIES

            The subject is in the Belden Village area of North Canton in Stark County. For purposes of this report, the neighborhood is best described as the Belden Village Mall exit at I-77 and Everhard Road within an approximate one mile ring of the subject property. We have provided a demographic study of a 1, 3 and 5 mile ring surrounding the subject, included following this section.

            A map identifying the location of the property follows this section. The neighborhood is primarily influenced by the Interstate 77 and the Belden Village Mall. Significant development exists at this interchange located north of Canton and south of Akron.

      ACCESS

            Primary access to the neighborhood is provided by I-77, Everhard Road and Whipple Avenue. Road access is good.

      EMPLOYMENT

            Primary employment centers in the neighborhood consist of the Belden Village Mall for retail employment. Several office complexes surround the mall as well as restaurants, retail establishments and small commercial stores. Additional major employment in the area includes the Akron/Canton Regional Airport to the north, Diebold, Timken Company, The Hoover Company, Graphic Enterprises, Stark Technical College and Kent State University Stark campus.

      PUBLIC SERVICES

            Schools, fire and police protection are all considered average for the neighborhood.

      LAND USE

            Neighborhood land uses include a mixture of commercial, business, office, retail, hotel and residential. Other land use characteristics are summarized in the following outline format.



(IRR LOGO)                                                               Page 16

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

PREDOMINANT AGE OF IMPROVEMENTS                               20 years
PREDOMINANT QUALITY AND CONDITION                             Average
APPROXIMATE PERCENT DEVELOPED                                 80%
LIFE CYCLE STAGE                                              Stability
INFRASTRUCTURE/PLANNING                                       Good
PREDOMINANT LOCATION OF UNDEVELOPED LAND                      North and west
PREVAILING DIRECTION OF GROWTH                                North
SUBJECT'S IMMEDIATE SURROUNDING LAND USE
     NORTH Restaurant, retail
     SOUTH Office, retail
     EAST Retail
     WEST Retail


DEMOGRAPHIC FACTORS

      In order to assess the dynamics of the immediate environment, we have prepared a ring study using Claritas demographic site reports. Projections for the near term future are also offered. The 1 mile ring conclusions are presented following this section.

      TRENDS

      From 1990 to 2000, the subject's neighborhood has shown an increase in population and households within the 1, 3 and 5 mile radius studied. The most significant growth in both population and households has been within the 1 mile ring of the subject property. Population has grown 8.94% over the ten year span. Households over this same time grew 14.48%.

      DEVELOPMENT ACTIVITY

      During the last few years in the subject's neighborhood new development has included Kohl's, Target, DSW Shoe Warehouse, Dick's Sporting Goods, Value City, World Market, JoAnn's, PetsMart, and HH Gregg retail development. The Belden Village Mall is a three anchor mall including Dillard's, Kaufman's and Sears. There are restaurants of all types in the Belden Village area.

      DEMAND GENERATORS

      The following generates lodging demand in the area and neighborhood:

 -  Kent State Stark Campus            -   Stark State Community College
 -  Belden Village Mall                -   Akron/Canton Regional Airport
 -  The Hoover Company                 -   Foreign Trade Zone at Akron Canton Airport
 -  Diebold                            -   Kent State Stark Campus Conference Center
 -  Timken Headquarters                -   Graphic Enterprises
 -  Pro Football Hall of Fame          -   Firestone Country Club





(IRR LOGO)                                                               Page 17

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

      OUTLOOK AND CONCLUSIONS

      The neighborhood is in the stability stage of its life cycle. Recent development activity has occurred and has largely been retail based. Much of the retail development occurred on a site previously occupied by the Park Hotel, which was demolished in favor of redevelopment. Expected trends are positive. Given the history of the neighborhood and the growth trends, it is our opinion the values in the neighborhood will be expected to increase over the near term future.

      ONE, THREE, AND FIVE MILE RADIUS MAP

                                     (MAP)



(IRR LOGO)                                                               Page 18

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS






POP-FACTS: DEMOGRAPHIC QUICK FACTS
4520 EVERHARD RD NW
CANTON, OH 44718-2407

                                                           1 ML              3 ML                 5 ML
DESCRIPTION                                               RADIUS     PCT.   RADIUS       PCT.    RADIUS      PCT.
POPULATION
     2008 Projection                                       3,062             51,932             157,875
     2003 Estimate                                         3,042             51,117             157,553
     2000 Census                                           3,034             50,686             157,451
     1990 Census                                           2,785             47,676             150,988
     Growth 1990 - 2000                                     8.94%              6.31%               4.28%

HOUSEHOLDS

     2008 Projection                                       1,427             23,226              66,895
     2003 Estimate                                         1,389             22,384              65,579
     2000 Census                                           1,368             21,918              64,854
     1990 Census                                           1,195             20,022              60,532
     Growth 1990 - 2000                                    14.48%              9.47%               7.14%

2003 EST. POPULATION BY SINGLE CLASSIFICATION RACE         3,042             51,117             157,553
     White Alone                                           2,886    94.87%   48,327    94.54%   143,791     91.27%
     Black or African American Alone                          73     2.40%    1,315     2.57%     9,068      5.76%
     American Indian and Alaska Native Alone                   4     0.13%       93     0.18%       313      0.20%
     Asian Alone                                              55     1.81%      782     1.53%     1,458      0.93%
     Native Hawaiian and Other Pacific Islander Alone                0.00%        4     0.01%        21      0.01%
     Some Other Race Alone                                     2     0.07%      103     0.20%       537      0.34%
     Two or More Races                                        22     0.72%      493     0.96%     2,365      1.50%

2003 EST. POPULATION HISPANIC OR LATINO                    3,042             51,117             157,553
     Hispanic or Latino                                       32     1.05%      491     0.96%     1,656      1.05%
     Not Hispanic or Latino                                3,010    98.95%   50,626    99.04%   155,898     98.95%

2003 TENURE OF OCCUPIED HOUSING UNITS*                     1,389             22,384              65,579
     Owner Occupied                                          892    64.22%   15,380    68.71%    44,974     68.58%
     Renter Occupied                                         497    35.78%    7,004    31.29%    20,605     31.42%

2003 AVERAGE HOUSEHOLD SIZE                                 2.13               2.24                2.34

2003 EST. HOUSEHOLDS BY HOUSEHOLD INCOME                   1,389             22,384              65,579
     Income Less than $15,000                                171    12.31%    2,021     9.03%     7,661     11.68%
     Income $15,000 - $24,999                                156    11.23%    2,554    11.41%     7,866     11.99%
     Income $25,000 - $34,999                                136     9.79%    2,490    11.12%     7,880     12.02%
     Income $35,000 - $49,999                                204    14.69%    3,949    17.64%    11,791     17.98%
     Income $50,000 - $74,999                                241    17.35%    4,390    19.61%    13,077     19.94%
     Income $75,000 - $99,999                                178    12.81%    2,512    11.22%     6,975     10.64%
     Income $100,000 - $149,999                              208    14.97%    2,659    11.88%     6,546      9.98%
     Income $150,000 - $249,999                               81     5.83%    1,186     5.30%     2,530      3.86%
     Income $250,000 - $499,999                               12     0.86%      441     1.97%       888      1.35%
     Income $500,000 and over                                  1     0.07%      181     0.81%       363      0.55%

2003 EST. AVERAGE HOUSEHOLD INCOME                       $67,349            $71,816             $63,563
2003 EST. MEDIAN HOUSEHOLD INCOME                        $52,841            $51,013             $46,934
2003 EST. PER CAPITA INCOME                              $31,095            $31,659             $26,787



*In contrast to Claritas Demographic Estimates, "smoothed" data items are Census 2000 tables made consistent with current year estimated and 5 year projected base counts.

(C) 2003 CLARITAS INC. All rights reserved.




(IRR LOGO)                                                               Page 19

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS





LODGING MARKET ANALYSIS

      The strength of any market depends on supply and demand. The following analysis addresses national, regional and local investment trends. However, the primary concern is to discover the conditions affecting the subject's specific market area competitive set. Supply and demand in this submarket directly affects the subject's value. We have presented national, regional and state trends. This data frames the local market and competitive set performance and displays influential trends occurring in the lodging industry. Statistics compiled by Smith Travel Research for the US Lodging Industry are presented below.

      NATIONAL TRENDS

                              U.S. LODGING INDUSTRY

     KEY STATISTICS

           SUPPLY    DEMAND                                         %                     %        GOP     FIXED CHARGES
           % CHG     % CHG    OCCUPANCY    % CHG      ADR          CHG     REVPAR        CHG      (RTS) *     (RTS)
           -----     -----    ---------    -----      ---          ---     ------        ---      -------     -----
1992        0.8        2.1       62.6        1.3     $59.17        1.5     $37.06        2.8       29.5       25.6
1993        0.4        1.9       63.6        1.6     $60.79        2.7     $38.64        4.2       30.5       22.8
1994        1.2        3.1       64.7        1.7     $63.19        3.9     $40.91        5.9       36.2       24.0
1995        1.5        2.1       65.1        0.6     $66.22        4.8     $43.10        5.4       37.0       20.1
1996        2.4       2.32       64.9       -0.3     $70.53        6.5     $45.81        6.3       38.2       17.6
1997        3.6        2.8       64.4       -0.8     $74.71        5.9     $48.13        5.1       40.3       15.8
1998        4.2        3.1       63.8       -0.9     $78.17        4.6     $49.86        3.6       40.2       13.5
1999        4.1        3.0       63.2       -1.1     $81.29        4.0     $51.33        2.9       39.2       13.9
2000        3.1        3.7       63.5        0.6     $85.24        4.9     $54.15        5.5       40.9       13.5
2001        2.4       -3.4       59.8       -5.7     $84.45       -1.3     $50.49       -6.9       37.0       17.7
2002        1.8         .8       59.2       -1.0     $83.15       -1.5     $49.24       -2.5        N/A        N/A

* GROSS OPERATING PROFIT RATIO TO SALES

SOURCE: (C) 2002 Smith Travel Research

      Positive factors between 1996 and 1999 formed an environment in which significant new hotel supply was developed, and in many cases is completing its way through the pipeline. The forces impacting the expansion cycle of lodging assets which dominated the market between 1996 and 1999 included:

         -     Improved hotel performance

         -     Financing availability at low interest rates

         -     Demand from real estate investment trusts

         -     Growing economic trends

         -     Expansion of major franchise affiliations

      During this time feasibility of many new projects had been indicated for the first time in many years. This meant that product could be designed, built and stabilized at a cost less than its value. Participants and Analysts became concerned in 2000 that an oversupply of new product was being added. As a result, financing became more restrictive and the pipeline began to slow.


(IRR LOGO)                                                               Page 20

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


      The room demand for hotels is measured by room nights sold (RNS). Demand grew in excess of supply between 1992 and 1995. Supply (Room Nights Available) increased faster than demand between 1996 and 2001 (except for a slight increase in 2000), resulting in occupancy decreases. Rate growth continued through 2000, likely fueled by the healthy economy and new product, which generally can be sold for a higher room rate. Room rates declined in 2001 for the first time in the 10 year trend presented.

      The hotel real estate investment trusts showed poor performance subsequent to the late 1998 capital market disruption. This weakened the REIT purchase capabilities. Many in fact sold non-core assets to reposition themselves. Commercial mortgage backed securities experienced increased rate spreads and some lenders were unable or unwilling to honor rate commitments. These factors along with perceived overbuilding resulted in a more conservative posture among buyers, sellers, lenders and analysts. The recession and events of September 11 exacerbated these trends. Recovery of the lodging market has been delayed by:

            -     Prolonged economic downturn

            -     Uncertainty with regard to the war with Iraq

            -     Continued terrorism fears

            -     Financial market instability

            -     Public mistrust of business leaders

            -     Prolonged travel reductions

      These factors have resulted in a fundamental shift in the lodging market.

      The combination of the above factors has dampened the lodging industry's health. In Legg Mason's 1st Quarter 2003 Market Cycle Monitor, the hotel sector was judged to be at the beginning of Phase I (Recovery). Legg Mason states "hotel recovery slowed as business and leisure travel slowed; many hotels are still not at break even occupancy". In each region, where occupancies decreased supply increased faster than demand, room revenue continued to show healthy growth.

(IRR LOGO)                                                               Page 21

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS



                                   (PICTURE)


      SOURCE: Legg Mason Equity Research Real Estate Market Cycle Monitor


      The future of the lodging industry is understandably the topic of much study. PricewaterhouseCoopers has forecast the following lodging performance.

TABLE 1: PRICEWATERHOUSECOOPERS                                   ANNUAL FIGURES
U.S. LODGING FORECAST, JUNE 2003

                                                2000           2001           2002           2003           2004           2005
                                                ----           ----           ----           ----           ----           ----
OCCUPANCY (PERCENT)                                63.4           59.7           59.2           59.1           60.7           61.6
PERCENTAGE CHANGE FROM PRIOR YEAR                   0.6           -5.7           -0.9           -0.1            2.7            1.4
PCT. POINT DIFFERENCE FROM PRIOR YEAR               0.4           -3.6           -0.5            0.0            1.6            0.9

AVERAGE DAILY RATE ($)                           $85.79         $85.00         $83.71         $83.46         $84.94         $87.30
PERCENTAGE CHANGE FROM PRIOR YEAR                   5.5           -0.9           -1.5           -0.3            1.8            2.8

ANNUAL REVPAR ($, SEAS. ADJ.)                   $19,840        $18,533        $18,079        $18,010        $18,822        $19,619
PERCENTAGE CHANGE FROM PRIOR YEAR                   6.2           -6.6          -.2.4           -0.4            4.5            4.2

INFLATION AS MEASURED BY CPI                        3.4            2.8            1.6            2.6            1.7            2.4

REAL GDP, PERCENT CHANGE FROM PRIOR YEAR            3.8            0.3            2.4            2.4            3.8            3.6

AVERAGE DAILY ROOMS SOLD (000S)                   2,644          2,551          2,570          2,603          2,705          2,781
PERCENTAGE CHANGE FROM PRIOR YEAR                   3.4           -3.5            0.8            1.3            3.9            2.8


      Sources: PricewaterhouseCoopers LLP (2003 to 2005)


(IRR LOGO)                                                               Page 22

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

      Recovery by 2004 is generally expected by lodging analysts. Of course, this may vary by segment and location.

      The next step in drilling down to the subject market is to study regional and state trends.

      REGIONAL & STATE TRENDS

      Regional trends show a generally comparable decline in occupancy as the national statistics. The following data reported by Smith Travel by region depicts this.

                      OPERATING PERFORMANCE - DECEMBER 2002
                 YEAR TO DATE - DECEMBER 2002 VS. DECEMBER 2001


                                                                                                          ROOM    ROOM      ROOM
                                 OCCUPANCY %                ADR ($)                   REVPAR ($)          REV    AVAIL      SOLD
                          ----------------------   ------------------------    -----------------------   -----   -----     -----
SEGMENT                   2002     2001    % CHG    2002     2001     % CHG    2002     2001     % CHG   % CHG   % CHG     % CHG
-------                   ----     ----    -----    ----     ----     -----    ----     ----     -----   -----   -----     -----
UNITED STATES             59.2     59.8     -1.0    83.15    84.45     -1.5    49.24    50.49     -2.5   -0.7     1.8       0.8
-------------             ----     ----      ---    -----    -----      ---    -----    -----      ---    ---     ---       ---
REGION
   NEW ENGLAND            60.0     61.2     -2.0    98.69   101.55     -2.8    59.20    62.19     -4.8   -2.3     2.7       0.6
   MIDDLE ATLANTIC        63.4     63.7     -0.5   109.44   111.55     -1.9    69.44    71.02     -2.2   -0.4     1.9       1.5
   SOUTH ATLANTIC         59.1     59.4     -0.5    81.05    81.63     -0.7    47.86    48.50     -1.3    0.4     1.8       1.2
   E N CENTRAL            54.8     55.3     -0.9    75.04    75.94     -1.2    41.10    41.97     -2.1   -0.2     2.0       1.0
   E S CENTRAL            55.9     54.9      1.8    61.19    60.24      1.6    34.21    33.07      3.4    4.6     1.1       3.0
   W N CENTRAL            56.0     56.4     -0.7    65.22    64.78      0.7    36.56    36.54      0.1    1.6     1.5       0.9
   W S CENTRAL            57.4     58.7     -2.2    71.07    71.08     -0.1    40.72    41.74     -2.4   -0.1     2.4       0.0
   MOUNTAIN               61.2     61.8     -1.0    82.51    83.78     -1.5    50.47    51.80     -2.6   -1.7     0.9      -0.2
   PACIFIC                62.9     64.0     -1.7    96.15   100.09     -3.9    60.53    64.03     -5.5   -3.6     2.0       0.3
                          ----     ----      ---    -----   ------      ---    -----    -----      ---    ---     ---       ---
PRICE
   LUXURY                 65.8     65.6      0.3   137.85   143.32     -3.8    90.73    94.06     -3.5   -1.5     2.1       2.4
   UPSCALE                61.7     61.7      0.0    91.05    93.18     -2.3    56.22    57.50     -2.2    0.3     2.6       2.6
   MIDPRICE               57.2     58.1     -1.5    68.40    69.58     -1.7    39.13    40.44     -3.2   -0.9     2.4       0.8
   ECONOMY                54.8     56.1     -2.3    54.11    54.26     -0.3    29.68    30.44     -2.5   -1.5     1.0      -1.2
   BUDGET                 56.1     58.0     -3.3    42.27    41.22      2.5    23.69    23.90     -0.9   -1.5    -0.6      -4.0
                          ====     ====      ===    =====   ======      ===    =====    =====      ===    ===     ===       ===

Source: Smith Travel Research, December 2002 Lodging Outlook


                                             YEAR TO DATE - MAY 2003 VS. MAY 2002
                          ----------------------------------------------------------------------------
                           OCCUPANCY %        ADR ($)           REVPAR ($)   PERCENT CHG FROM YTD 2002
                          -------------   ---------------    -------------   -------------------------
                                                                               ROOM     ROOM      ROOM
SEGMENT                   2003     2002    2003     2002     2003     2002      REV     AVAIL     SOLD
-------                   ----     ----    ----     ----     ----     ----      ---     -----     ----
UNITED STATES             56.7     57.8    83.92    84.63    47.59    48.88     -1.2      1.5     -0.3
-------------             ----     ----    -----    -----    -----    -----      ---      ---      ---
      NEW ENGLAND         52.0     54.1    91.76    94.01    47.70    50.83     -3.7      2.6     -1.3
      MIDDLE ATLANTIC     56.9     59.0   102.88   106.81    58.56    63.03     -5.3      1.9     -1.7
      SOUTH ATLANTIC      59.6     60.6    85.53    85.44    51.01    51.81     -0.3      1.3     -0.4
      E N CENTRAL         49.9     50.5    72.76    72.75    36.30    36.71      0.5      1.7      0.5
      E S CENTRAL         55.1     53.7    60.94    59.70    33.58    32.09      5.6      0.9      3.4
      W N CENTRAL         49.3     50.9    63.66    63.52    31.41    32.31     -1.4      1.4     -1.7
      W S CENTRAL         56.5     58.6    71.60    73.08    40.44    42.82     -3.9      1.7     -2.0
      MOUNTAIN            60.1     61.0    89.81    90.69    54.01    55.29     -1.2      1.2     -0.2
      PACIFIC             60.1     60.9    96.30    96.76    57.84    58.92     -0.1      1.7      0.3
                          ----     ----    -----    -----    -----    -----      ---      ---      ---
PRICE
      LUXURY              65.1     66.1   144.55   147.48    94.15    97.52     -1.0      2.5      1.0
      UPSCALE             59.0     60.1    90.83    92.24    53.55    55.43     -0.8      2.7      0.7
      MIDPRICE            54.3     55.5    67.47    68.14    36.66    37.84     -1.8      1.3     -0.8
      ECONOMY             51.2     52.5    51.97    52.03    26.62    27.33     -2.4      0.2     -2.2
      BUDGET              53.5     54.6    40.48    40.24    21.66    21.98     -1.5     -0.1     -2.1
                          ====     ====    =====    =====    =====    =====      ===      ===      ===




(IRR LOGO)                                                               Page 23

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                             SMITH TRAVEL RESEARCH
                      OHIO HOTEL & LODGING COMP CITIES CVB
                      APRIL 2003 COMPARED WITH APRIL 2002

                                                   OPERATING PERFORMANCE - APRIL - YEAR TO DATE
                        ---------------------------------------------------------------------------------------------------
                            OCCUPANCY            AVERAGE ROOM RATE             REVPAR              REVENUE   SUPPLY  DEMAND
                        --------------------   ---------------------   -----------------------     -------   ------  ------
SEGMENT                 2003    2002   % CHG   2003    2002    % CHG   2003     2002     % CHG     % CHG     % CHG   % CHG
-------                 ----    ----   -----   ----    ----    -----   ----     ----     -----     -----     -----   -----
United States           55.7    56.9    -2.1   84.31   85.07    -0.9   46.97   48.38      -2.9      -1.4      1.6     -0.5
Ohio                    46.9    47.6    -1.5   65.15   64.79     0.6   30.54   30.85      -1.0       0.8      1.8      0.2

Cincinnati, Oh-Ky-In    48.1    47.4     1.5   66.79   66.18     0.9   32.12   31.34       2.5       1.2     -1.3      0.2
Cleveland, Oh           48.1    48.4    -0.6   71.00   73.52    -3.4   34.13   35.61      -4.2      -3.7      0.5     -0.3
Columbus, Oh            52.1    54.1    -3.7   71.32   69.98     1.9   37.14   37.85      -1.9       2.2      4.1      0.2
Akron, Oh               46.9    46.6     0.6   63.54   63.05     0.8   29.77   29.35       1.4       3.7      2.2      2.9
Sandusky, Oh            23.8    24.1    -1.2   52.79   53.24    -0.8   12.57   12.80      -1.8      -1.8      0.0     -1.0
Toledo, Oh              46.2    51.2    -9.8   60.46   60.49     0.0   27.91   31.00     -10.0      -8.1      2.0     -8.1
Youngstown-
Warren, Oh              41.0    38.8     5.7   57.86   55.93     3.5   23.75   21.68       9.5       9.5      0.0      5.9
Ohio North Area         43.2    43.5    -0.7   57.11   56.07     1.9   24.69   24.37       1.3       4.3      2.9      2.4
I-75 Corridor North     41.0    42.1    -2.6   55.44   54.82     1.1   22.76   23.05      -1.3      -1.3      0.0     -2.4
Dayton Oh               50.9    50.6     0.6   62.93   61.57     2.2   32.02   31.16       2.8       6.2      3.3      3.9
Springfield Oh          45.9    46.4    -1.1   58.21   58.87    -1.1   26.72   27.34      -2.3      -1.9      0.4     -0.8

SOURCE: Smith Travel Research

State performance is shown below.

                              OHIO HOTEL & LODGING
                    DECEMBER 2002 COMPARED WITH DECEMBER 2001
                        OPERATING PERFORMANCE - DECEMBER

                                  OCCUPANCY %                AVERAGE ROOM RATE            REVPAR            REVENUE  SUPPLY  DEMAND
                           ------------------------     -----------------------   ------------------------  -------  ------  ------
SEGMENT                    2002      2001     % CHG      2002      2001   % CHG    2002     2001     % CHG   % CHG   % CHG   % CHG
-------                    ----      ----     -----      ----      ----   -----    ----     ----     -----   -----   -----   -----
United States              59.2      59.8        -1     83.15     84.45    -1.5   49.24    50.49      -2.5    -0.7     1.8     0.8
Ohio                       53.2      53.3      -0.2     67.07     67.56    -0.7   35.71    35.99      -0.8     1.2     1.9     1.9
Cincinnati, Oh-Ky-In       51.7      50.1       3.2     68.43     69.77    -1.9   35.39    34.96       1.2     0.2      -1     2.2
Cleveland, Oh                55      57.4      -4.2      75.3     77.51    -2.9   41.41    44.47      -6.9    -3.9     3.2    -1.1
Columbus, Oh               56.9      58.6      -2.9     71.07      70.8     0.4   40.44    41.46      -2.5     2.9     5.5     2.5
Akron, Oh                  54.4      52.9       2.8     64.91     66.69    -2.7   35.28    35.31      -0.1     0.3     0.4     3.1
Sandusky, Oh               40.9      38.2       7.1     76.32     75.64     0.9   31.25    28.92       8.1     9.6     1.4     8.6
Toledo, Oh                 54.1      53.7       0.7     60.66     60.37     0.5    32.8    32.43       1.1     2.5     1.3       2
Youngstown-Warren, Oh      46.1      47.9      -3.8     58.45     59.11    -1.1   26.96    28.32      -4.8    -6.5    -1.8    -5.5
Ohio North Area            51.7      49.6       4.2     60.39        60     0.7   31.23    29.77       4.9       7     1.9     6.3
I-75 Corridor North          47      48.4      -2.9     55.44     55.21     0.4   26.04    26.73      -2.6    -3.4    -0.9    -3.8
Dayton Oh                    55      56.8      -3.2     61.84     60.55     2.1      34    34.37      -1.1     0.4     1.5    -1.7
Springfield Oh             49.2      49.2         0     60.04     60.73    -1.1   29.54    29.89      -1.2       3     4.2     4.2

SOURCE: Smith Travel Research

      LOCAL TRENDS

            It is hoped by market participants that slowing room starts and demand recovery will enhance the occupancy rates for hotels beginning in mid to late 2003. New supply within the subject's market area is assessed by studying the Smith Travel Response Reports for the market tracts within which the subject is located. The subject is located

(IRR LOGO)                                                               Page 24

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


            in the North Ohio tract which includes a rather wide range of geography such as Mt. Vernon, Marion, Port Clinton, Newcomerstown, Ashtabula, Defiance, Elyria, Wooster, Mansfield, Ashland and Canton. While this geography is wide ranging, it demonstrated the significant amount of supply growth in the northern Ohio market. New supply in the subject tract has included hotels built between 1998 and 2003. These are summarized as follows.

                             NEW SUPPLY 1998 - 2003
                             ----------------------

PROJECT                                        ROOMS      OPEN
-------                                        -----      ----
Holiday Inn Express, Alliance                    70       2000
Holiday Inn Express, Ashland                     89       2000
Fairfield Inn and Suites, Avon                   82       2002
Days Inn, Belleville                             38       2000
Comfort Inn, Berlin                              69       2002
Zincks Inn, Berlin                               46       1999
Holiday Inn Express, Bucyrus                     62       2000
Days Inn, Carrollton                             43       1999
Red Roof Inn, Clyde                              68       2000
Holiday Inn Express, Defiance                    62       2001
AmeriHost, East Liverpool                        66       2000
Country Inn and Suites, Elyria                   74       2003
Holiday Inn Express, Fostoria                    52       1998
Comfort Inn, Fremont                             64       2001
South Beach Resort, Lakeside Marblehead          55       2002
Lisbon Inn, Lisbon                               71       1998
Super 8 Motel, Marion                            63       1998
Country Inn and Suites, Marion                   63       1999
Holiday Inn Express, Marion                      81       2001
Hampton Inn, Massillon                           73       2000
Holiday Inn Express, Mount Vernon                71       1998
Holiday Inn Express, Napoleon                    56       1998
Hampton Inn, New Philadelphia                    60       2000
Super 8, Newcomerstown                           62       2000
Hampton Inn, Newcomerstown                       59       2001
Microtel Inn and Suites, North Canton            62       1999
AmeriHost and Suites, Norwalk                    64       2000
Sleep Inn, Port Clinton                          71       1999
Holiday Inn Express, Port Clinton               102       2000
Hampton Inn, Steubenville                        74       2002
Ramada Limited                                   58       1998
Holiday Inn Express, Tiffin                      60       2000
Hampton Inn, Tiffin                              65       2001
Super 8, Uniontown                               59       1998
Country Inn and Suites                          116       1999
TOTAL                                         2,330
=====                                         =====       ====


(IRR LOGO)                                                               Page 25

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                The previous chart shows a total of 35 hotels, or 2,330 rooms. The Census among the this tract was 10,850 rooms in 1997. This indicates a 21.5% growth in supply in five years. Significant supply additions have generally resulted in declining occupancies. These have been exacerbated by the current economic conditions and events of September 11.

                The only known new hotel development within the competitive market area includes a proposed Hilton Garden Inn near the airport. Discussion with the owner indicate that this project will ultimately go forward and contain 116 units. Construction will likely begin in 2004. However, given the significant growth of the Akron Canton Airport, development at some point in the future does not appear unreasonable.

      DEMAND ASSESSMENT

            Demand for hotel rooms can be categorized as:

                1) "demonstrated demand", or that demand which can be quantified by examining occupancy levels at existing hotels;

                2) "induced" demand, defined as that demand which does not currently seek accommodations in the market area but could be persuaded to do so through proper sales efforts, new demand generators or the availability of additional rooms supply or

                3) "unsatisfied demand" is existing demand that cannot be satisfied within the immediate area due to full occupancy. Each source of demand is discussed as follows.

            DEMONSTRATED DEMAND

            Demand for hotels in any given area is measured by occupancy percentages, average daily rates and revenue per available room. Although these statistics vary between properties due to age, condition, location, franchise affiliation, marketing efforts and seasonality of the market area, a review of area occupancy levels and ADR's is useful in preparing an estimate of future market performance.

            In the case of the subject market, it is located in Stark County, North Canton, the Belden Village Mall area. It is largely impacted by the Belden Village Mall and major employers in the area, interstate highway travel, the Akron Canton Airport and leisure demand generators.

            We have identified several area hotels as primary competitors, and quantified their historical performance. Existing hotel demand growth was studied along with other demand factors such as population growth, household growth, employment growth, etc. for determination of an applicable demonstrated demand growth rate.

            INDUCED DEMAND

            Induced demand is defined as demand that does not now seek accommodations in the area but could be persuaded to purchase room nights through sales and marketing

(IRR LOGO)                                                               Page 26

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS



            efforts, availability of appropriate facilities or the entry of some new demand generator. Induced demand has been generated in the subject area historically by the addition of the new franchise hotels, offering branded accommodations to travelers that previously had not stayed in the market. New demand generators can include industrial or business activity, new development or employer shifts. Sources of new demand could include the Canton Akron Airport expansion to accommodate growth and new passengers. Discussions with Christy Van Aucken of the Akron Canton Airport indicate that significant positive passenger enplanement and deplanement stats have been noted. More than 97,000 passengers used the airport in May 2003. This is a 22% increase from May of 2002. The number of passengers has increased 26% for the first five months of the year over the like period of 2002. A $50 million, five year, runway expansion plan is underway and there is foreign trade zone status for some industrial ground in the area. Ms. Van Aucken indicates that part of their success is attributed to the presence of Air Trans, a successful, affordable fare carrier and their secondary airport. The secondary airports appear to be viewed as having superior ease of use for passengers. A new airport exit is planned at Shuffle Road on I-77 to the north of the subject interchange. If the new Hilton Garden Inn were built at some point in the future, this could induce demand into the marketplace as the only Hilton affiliated product located among the competitive set is the Hampton Inn.

            UNSATISFIED DEMAND

            Unsatisfied demand is defined as potential room nights previously lost in the market because of lack of available facilities. For example, if an event fills every hotel in the immediate market, any excess demand for that event will be distributed into secondary markets. In addition, regular transient traffic would be displaced. The subject's business is heavily segmented toward commercial travel. Therefore Tuesdays and Wednesdays are reported to be the busiest nights. Fill nights occur periodically during the summer. Weekend demand is strong, mid June to August on Friday and Saturday. The hotel generally fills on approximately 10 weekends during this period. The hotel also often fills on busy week nights. The subject property is generally located towards the top of the fill pattern, however. Patrons are generally satisfied within the market area, given an average occupancy in 2002 at 60.3%. No turnway demand is considered to exist in the market area. No turn-away demand is projected.

SEGMENTATION OF DEMAND

            Demand for hotel accommodations among the competitive hotels is comprised of the following market segments:

            Corporate demand is generated by the office, businesses, and commercial activity in the nearby area. This form of demand exhibits Monday to Thursday demand patterns and generally peaks on Tuesday and Wednesday nights. Major employers and area businesses generate both destination and transient commercial demand.

            Commercial demand generates 50% to 60% of room nights sold in the market area. Commercial demand is generated by the following businesses.


(IRR LOGO)                                                               Page 27

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


               -     Diebold

               -     Hoover

               -     Timken

               -     Graphic Enterprises

               -     Frshmark

               -     Delta

            Group demand is generated by corporate, commercial, or SMERF and association groups that either meet at the individual competitive hotels, or meet at company offices. While the length of stay varies depending on the type of group, it is typically two or three nights and can sometimes include a weekend night. Group demand can be generated by area citywides for both corporate and leisure markets. Group demand accounts for approximately 20% to 30% of RNS among the competitive set.

            Leisure demand occurs primarily on weekends and is comprised of individual travelers, families and social groups. In the summer transient demand also occurs during the week but is still strongest on the weekends. The stay is typically one night, however, certain social travelers stay two nights or more. In the subject area leisure demand would include:

               -     Pro Football Hall of Fame

               -     Carousel Dinner Theater

               -     Firestone Country Club

               -     Blossom Music Center

               -     Harry London Tours

               -     McKinley Museum

               -     Various sports organizations

               -     NEC Classic

               -     Golf Packages

            The leisure segment accounts for approximately 20% to 30% of RNS among the competitive set.

            Demand growth in the subject marketplace is impacted by several factors including the following.


(IRR LOGO)                                                               Page 28

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                            SOURCES OF DEMAND GROWTH
                         GENERAL LODGING INDUSTRY TRENDS

TRAVEL INDUSTRY ASSOCIATION *                      2000         2001         2002        2003F        2004F
Unemployment Rate (%)                               4.0          4.8          5.8          5.9          5.7
Real GDP (%)                                        3.8          0.3          2.4          2.5          3.6
Consumer Price Index (CPI%)                         3.4          2.8          1.6          2.3          1.6
Total U.S. resident travel expenditures             7.1         -5.8         -2.3          2.9          5.8
Total Domestic Person Trips (%)                     1.0          2.0          0.3          1.9          3.2
Total International Visitors to the US (%)          4.9        -11.9         -6.7          0.7          6.6

SMITH TRAVEL              1996         1997         1998         1999         2000         2001         2002
------------              ----         ----         ----         ----         ----         ----         ----
Supply Growth USA          2.4          3.6          4.2          4.1          3.1          2.4          1.8
Demand Growth USA          2.2          2.8          3.1          3.2          3.7         -3.4          0.8

LOCAL SOURCES                                  GROWTH RATE
Population Growth                              0.8%/yr 1990 to 2000 (1 mile ring)

Population Projection                          0.1%/yr thru 2008 (1 mile ring)

Household Growth                               1.4%/yr 1990 to 2000 (1 mile ring)

Projected Household Growth                     0.5%/yr thru 2008 (1 mile ring)

New Development                                Hilton Garden Inn and Suites

Traffic Volume                                 1%/yr per ODOT

Demonstrated Demand Growth Among               -9.4% or 1.8% per year from 1997 to 2002
Competitive Set

Other Demand Generators                        26% increase in enplanement and deplanement at Canton Akron
                                               Airport for the first five months of 2003

Roadway Infrastructure                         A new airport exit is planned at Shuffle Road on I-77 to the north of the subject

            The above causes of demand change have been capitalized on by significant additional new supply in the Canton/Akron area. Significant demand growth for hotels is not expected given economic conditions. However, highway related growth could occur due to expected auto travel.

            New supply has slowed, and occupancies should begin to stabilize in the near future. The subject feeder markets include Pittsburgh, Cleveland and Columbus. The full service facility is a positive attribute for the subject. Meetings and banquets as well as social gatherings are routine.


(IRR LOGO)                                                               Page 29

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

      PRIMARY COMPETITORS

            The primary hospitality competitors have been selected from the subject market as follows

                               PRIMARY COMPETITORS

ID#      PROPERTY                               AGE        # RMS
---      --------                               ---        -----
1        Holiday Inn Canton North               1970        194
2        Four Points Belden Village             1975        152
3        Hampton Inn Canton                     1985        107
4        McKinley Grand                         1986        170
5        Best Inns Suites Canton                1991        102
6        Comfort Inn Hall of Fame               1989        124
7        Fairfield Inn Canton                   1995         62
         TOTALS                                             911

            Primary competitors total 911 rooms. Primary competitors were interviewed, photographed and ranked on our lodging fundamentals rating scale. Based on the score of each property, we have determined the competitive position in the market of the lodging alternatives including the subject property. Following is a summary of primary competitors.


(IRR LOGO)                                                               Page 30

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY

                                  COMPARABLE #1

TYPE:               Full Service

PROPERTY:           HOLIDAY INN CANTON NORTH

LOCATION:           4520 Everhard Road, Canton,        (MAP)
                    Ohio 44718

Phone:              330-494-2770
Age:                1970
Renovation Plans:   1997
# Guest Rooms:      194
#Suites:            None
# Function Rooms:   3,001 SF
Amenities:          Restaurant, lounge, fitness
                    center, game room, swimming
                    pool, in-room coffee, HBO,
                    iron/ironing board


RATES:              RACK:                              (PICTURE)
Single:             $111.00
Double:             $111.00
X Person:

Segmentation:       Commercial           70%
                    Group Stay           15%
                    Leisure              15%
                    Extended Stay        N/A


                         LODGING FUNDAMENTALS SCORECARD

                                            MAX. SCORE   PROPERTY SCORE
                                            ----------   --------------
Property Affiliation: (1)                        20            17
Age, Condition & Perceived Cleanliness:          10             8
Exposure: (2)                                    10             8
Access: (3)                                      10             8
Convenience to Support Services:                 10             9
Location: (4)                                    10             8
Convenience to Demand Generators:                10             9
Security: (5)                                    10             9
Amenities: (6)                                   10            10
                 TOTAL                          100            86


1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


(IRR LOGO)                                                               Page 31

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


                                  MOTEL SURVEY
                                 COMPARABLE #2

TYPE:               Full Service

PROPERTY:           FOUR POINT CANTON

LOCATION:           4375 Metro Circle NW, Canton,      (MAP)
                    Ohio 44720
Phone:              330-494-6494
Age:                1975
Renovation Plans:
# Guest Rooms:      152
#Suites:            Yes
# Function Rooms:   4
Amenities:          Restaurant, lounge, in-room
                    coffee & hairdryer, high-speed
                    access, indoor & outdoor pool,
                    whirlpool, sauna, shuttle


RATES:              RACK:
  Single:           $125                               (PICTURE)
  Double:
  X Person:

Segmentation:       Commercial         N/A
                    Group Stay         N/A
                    Leisure            N/A
                    Extended Stay      N/A

                         LODGING FUNDAMENTALS SCORECARD

                                                MAX. SCORE        PROPERTY SCORE
Property Affiliation: (1)                          20                  15
Age, Condition & Perceived Cleanliness:            10                   7
Exposure: (2)                                      10                   9
Access: (3)                                        10                   7
Convenience to Support Services:                   10                   8
Location: (4)                                      10                   8
Convenience to Demand Generators:                  10                   9
Security: (5)                                      10                   9
Amenities: (6)                                     10                   9
                 TOTAL                            100                  81


1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


(IRR LOGO)                                                               Page 32

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


                                  MOTEL SURVEY
                                 COMPARABLE #3

TYPE:               Limited Service

PROPERTY:           HAMPTON INN

LOCATION:           5335 Broadmoor Circle NW,          (MAP)
                    Canton, OH 44709
Phone:              (330) 492-0151
Age:                1985
Renovation Plans:
# Guest Rooms:      107
#Suites:
# Function Rooms:
Amenities:          Exercise gym, TV with cable


RATES:              RACK:                              (PICTURE)
  Single:           $84
  Double:           $79
  X Person:         $5

Segmentation:       Commercial
                    Group Stay
                    Leisure
                    Extended Stay


                         LODGING FUNDAMENTALS SCORECARD

                                                   MAX. SCORE    PROPERTY SCORE
Property Affiliation: (1)                              20              19
Age, Condition & Perceived Cleanliness:                10               8
Exposure: (2)                                          10              10
Access: (3)                                            10               9
Convenience to Support Services:                       10               7
Location: (4)                                          10               9
Convenience to Demand Generators:                      10               9
Security: (5)                                          10               9
Amenities: (6)                                         10               7
                 TOTAL                                100              87

1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


(IRR LOGO)                                                               Page 33

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #4

TYPE:               Full Service

PROPERTY:           THE MCKINLEY GRAND HOTEL

LOCATION:           320 Market Avenue S.,              (MAP)
                    Canton, Ohio 44702
Phone:              330-454-5000
Age:                April 1986
Renovation Plans:   $1.5 mil - complete public
                    areas, some rooms
# Guest Rooms:      170
#Suites:            2 king suites
# Function Rooms:   7 - 10,500 SF total
Amenities:          Dining, lounge, game room,
                    indoor pool, iron, coffee

RATES:              RACK:                              (PICTURE)
  Single:           $159
  Double:           $159
  X Person:

Segmentation:       Commercial        20%
                    Group Stay        50%
                    Leisure           30%
                    Extended Stay

                         LODGING FUNDAMENTALS SCORECARD

                                               MAX. SCORE      PROPERTY SCORE
Property Affiliation: (1)                          20              14
Age, Condition & Perceived Cleanliness:            10               8
Exposure: (2)                                      10               6
Access: (3)                                        10               6
Convenience to Support Services:                   10               8
Location: (4)                                      10               8
Convenience to Demand Generators:                  10               8
Security: (5)                                      10               9
Amenities: (6)                                     10               9
                 TOTAL                            100              76


1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.


(IRR LOGO)                                                               Page 34

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #5

TYPE:                Limited Service
PROPERTY:            BEST INNS SUITES

LOCATION:            4914 Everhard Road, Canton,             [MAP]
                     OH 44718
Phone:               (330) 499-1011
Age:                 1991
Renovation Plans:    Ongoing
# Guest Rooms:       102
#Suites:             102
# Function Rooms:    1 meeting room
Amenities:           In room coffee maker, free
                     evening cocktails, indoor pool
                     w/hot tub, free parking
RATES:               RACK:                                   [PICTURE]
  Single:            $77.99
  Double:
  X Person:          $10

Segmentation:        Commercial
                     Group Stay
                     Leisure
                     Extended Stay

                         LODGING FUNDAMENTALS SCORECARD

                                                   MAX. SCORE     PROPERTY SCORE
Property Affiliation: (1)                              20               12
Age, Condition & Perceived Cleanliness:                10                8
Exposure: (2)                                          10                7
Access: (3)                                            10                8
Convenience to Support Services:                       10                8
Location: (4)                                          10                7
Convenience to Demand Generators:                      10                9
Security: (5)                                          10                9
Amenities: (6)                                         10                8
                                                      ---               --
                 TOTAL                                100               76


1)    BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)    SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)    EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)    PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT, ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)    INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

(IRR LOGO)                                                               Page 35

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #6

TYPE:                      Limited Service                  [MAP]

PROPERTY:                  COMFORT INN

LOCATION:                  5345 Broadmoor Circle NW,
                           Canton, OH 44709
Phone:                     (330) 492-1331
Age:                       1989
Renovation Plans:          Ongoing
# Guest Rooms:             124
#Suites:                   0
# Function Rooms:          Meeting room
Amenities:                 Complimentary continental
                           breakfast, outdoor pool, free
                           weekday newspaper

RATES:                     RACK:                            [PICTURE]
  Single:                  $94.95
  Double:                  $90.95
  X Person:                $9

Segmentation:              Commercial      N/A
                           Group Stay      N/A
                           Leisure         N/A
                           Extended Stay   N/A


                         LODGING FUNDAMENTALS SCORECARD

                                                               MAX. SCORE             PROPERTY SCORE
                                                               ----------             --------------
Property Affiliation: (1)                                           20                     15
Age, Condition & Perceived Cleanliness:                             10                      8
Exposure: (2)                                                       10                     10
Access: (3)                                                         10                      9
Convenience to Support Services:                                    10                      7
Location: (4)                                                       10                      9
Convenience to Demand Generators:                                   10                      9
Security: (5)                                                       10                      9
Amenities: (6)                                                      10                      8
                                                                   ---                     --
         TOTAL                                                     100                     84

1)       BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)       SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)       EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)       PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT,
         ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)       INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 36

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

                                  MOTEL SURVEY
                                 COMPARABLE #7

TYPE:                   Limited Service                            [MAP]

PROPERTY:               FAIRFIELD INN
LOCATION:               5285 Broadmoor Circle NW,
                        Canton, OH 44709
Phone:                  (330) 493-7373
Age:                    1995
Renovation Plans:       None
# Guest Rooms:          62
#Suites:                8
# Function Rooms:       2
Amenities:              Complimentary continental
                        breakfast, indoor pool, free cable

RATES:                  RACK:                                      [PICTURE]
  Single:              $79.00
  Double:              $79.00
  X Person:

Segmentation:           Commercial      N/A
                        Group Stay      N/A
                        Leisure         N/A
                        Extended Stay   N/A

                         LODGING FUNDAMENTALS SCORECARD

                                                                    MAX. SCORE             PROPERTY SCORE
                                                                    ----------             --------------
Property Affiliation: (1)                                               20                     15
Age, Condition & Perceived Cleanliness:                                 10                      9
Exposure: (2)                                                           10                     10
Access: (3)                                                             10                      9
Convenience to Support Services:                                        10                      7
Location: (4)                                                           10                      9
Convenience to Demand Generators:                                       10                      9
Security: (5)                                                           10                      9
Amenities: (6)                                                          10                      8
                                                                       ---                     --
                  TOTAL                                                100                     85

1)       BASED ON J.D. POWER 2001 GUEST SATISFACTION SURVEY

2)       SIGNAGE FRONTAGE, VISIBILITY, BUILDING HEIGHT, ETC.

3)       EASE OF INGRESS, EGRESS, SIGNALIZATION, CONGESTION, ETC.

4)       PERCEPTION OF AREA DEVELOPMENT QUALITY BY USE, AGE, MARKET SEGMENT,
         ETC.

5) INCLUDES CONSIDERATION TO PARKING LOT LIGHTING & CONVENIENCE, INTERIOR OR EXTERIOR ENTRY, LOCK SYSTEMS, ETC.

6)       INCLUDES POOL, RESTAURANT, LOUNGE, MEETING SPACE, ETC.

[IRR LOGO]                                                               PAGE 37

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

Following is a ranking of primary competitors based on our scoring methodology. This helps to reveal fill patterns and customer preferences among the competitors. The properties scoring at the top are generally the most desirable, and therefore would be expected to earn in excess of their natural market share. Conversely, those near the bottom would likely earn below their market share. This scale cannot account for dissimilar management, administrative, or sales skill, but generally will denote the subject's relative position among its competitive set.

                     RANKING SUMMARY OF PRIMARY COMPETITORS

RANK             PROPERTY                       COMPARABLE #                     SCORE
----             --------                       ------------                     -----
 1               Hampton Inn                         3                            87
 2               HOLIDAY INN                         1                            86
 3               Fairfield Inn                       7                            85
 4               Comfort Inn                         6                            84
 5               Four Points                         2                            81
 6               McKinley Grand                      4                            76
 7               Best Inn Suites                     5                            76

The subject falls at 2 in the above list of 7 competitors. This property falls within the beginning range of the set, indicating it should earn above its natural market share. It is interesting to note that the subject's actual penetration has exceeded its natural market share. This is due to the full service use, which has resulted in its attraction to Diebold for contract commercial business.

Market performance based on room nights sold among primary competitors is summarized in the following chart. Data on selected primary competitors was gathered by interviews of managers at these facilities along with data tracked by Smith Travel. Total aggregate supply and demand is summarized on the following chart.

                            PERFORMANCE OF PRIMARY COMPETITORS

YEAR               RNA      CHG.%        RNS       CHG.%    OCCUP.%       CHG.%      ADR        CHG.%       REVPAR        CHG.%
----             -------    -----      -------     -----    -------       -----      ---        -----       ------        -----
1997             332,515               221,238              66.5%                  $ 58.92                 $ 39.20
1998             332,515    0.0%       225,337     1.9%     67.8%         1.9%     $ 62.67      6.4%       $ 42.47         8.3%
1999             332,515    0.0%       221,978    -1.5%     66.8%        -1.5%     $ 64.72      3.3%       $ 43.21         1.7%
2000             332,515    0.0%       228,743     3.0%     68.8%         3.0%     $ 65.94      1.9%       $ 45.36         5.0%
2001             332,515    0.0%       202,092   -11.7%     60.8%       -11.7%     $ 67.67      2.6%       $ 41.13        -9.3%
2002             332,515    0.0%       200,377    -0.8%     60.3%        -0.8%     $ 67.81       0.2%      $ 40.86        -0.6%

YTD4/02          137,561                77,714              56.5%                  $ 66.16                 $ 37.38
YTD4/03          137,561    0.0%        78,972     1.6%     57.4%         1.6%     $ 66.96      1.2%       $ 38.44         2.8%

From 1997 to 2002 demand decreased a total of 9.4% with the largest decline in demand occurring in 2001 of 11.7%. Demand decline is largely due to the significant general market growth of approximately 21.5% in the subject's tract. Demand therefore leaked from the subject competitive set to newer hotels in the general market area. The most

[IRR LOGO]                                                               PAGE 38

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

recent supply addition within the subject market is the Fairfield Inn, built in 1995. Demand decline was exacerbated in 2001 and 2002 by the economy and the events of September 11. Prior to that demand had been relatively flat, showing that new supply had been absorbed.

It is interesting to note that year to date April has shown demand growth of 1.6% over 2002. We have compared the subject's performance with the performance of the primary competitors. The subject performance is shown as follows.

                          HISTORIC SUBJECT PERFORMANCE

YEAR           SUBJ. OCC.        CHG.%     SUBJ. ADR        CHG.%      SUBJ. RPAR       CHG.%
----           ----------       ------     ---------        -----      ----------       -----
1999             79.30%                      $63.08                      $50.02
2000             80.70%          1.8%        $65.57         3.9%         $52.91          5.8%
2001             75.40%         -6.6%        $67.27         2.6%         $50.72         -4.1%
2002             75.40%          0.0%        $68.76         2.2%         $51.85          2.2%

YTD4/02          74.49%                      $66.71                      $49.69
YTD4/03          74.85%          0.5%        $68.03         2.0%         $50.92          2.5%

The subject property has experienced strong occupancies, though a decline of 6.6% occurred in 2001. Even then, the subject performed at 75.4% in comparison to the market's average performance of 60.8%. The subject experienced a slight occupancy increase of 0.5% year to date April from 2002. During its peak, the subject performed at 80.5% in 2000 in comparison to the market's average performance of 65.6%. Market share significantly in excess of the natural market share is being earned due to its significant corporate and meeting business.

Historically, the subject's rate has continued to grow about $2 a year. Rate is up 2% or $1.32 year to date 2003.

DEMAND GROWTH PROJECTIONS

         Historically, demand decreased 9.4% or 1.8% annually among primary competitors in the marketplace between 1997 and 2002. Demand is on the rebound with an increase of 1.6% year to date April from 2002 for the market. The property has maintained good stability due to the Diebold contract. This base contract business allows the subject to drive rate through its yield management system on the balance of the corporate and rack rate business. Some induced demand due to the Hilton Garden construction in 2005 is likely. We project additional demonstrated demand growth of 4% in 2005. Demand growth of 2% is projected for 2003 and 2004. Added to the demonstrated demand of 2%, this indicates total demand growth of 6% for 2005. Neither induced nor turn-away demand is expected within the market area in the near term future.

[IRR LOGO]                                                               PAGE 39

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS


NEW SUPPLY

         Demand has been assessed. Average occupancy can be determined based on room nights sold divided by room nights available. All hotels within the competitive set have been in operation for at least one full year. New supply additions are not expected in the near future. The 116 room Hilton Garden Inn will be available for occupancy in 2005. We project opening in 2005, which will likely result in some induced demand. It has therefore not been included in our analysis as new supply over the next two years.

MARKET PENETRATION

         Market penetration is the relationship between the earned market share and the natural market share of properties competing in the marketplace. Natural market share is calculated based on room nights available of the individual property compared to room nights available for the market total. Earned market share is based on room nights sold for individual properties compared to total room nights sold in the marketplace. A penetration rate of above 100% indicates the individual property is earning more than its natural market share due to some perceived superior factor such as affiliation, age, room condition or quality, management expertise, special market segmentation, etc. Market penetration of less than 100% suggests that a property is earning less than its natural market share. Factors impacting poorly performing properties include improper affiliation, poor locational attributes, inferior management policies, older, dated or poor room condition, etc.

         Our competitive ranking scale shows the subject ranked at 2 out of a total of 7 competitors. Penetration, assuming competitive pricing, should exceed the natural market share of 100%.

         Market penetration and ADR are related. For instance in general, the lower the ADR the higher the occupancy level. The pricing of rooms can skew the penetration rate if an imbalance exists. For instance, an otherwise high scoring property (based on competitive ranking) can earn a low penetration rate if pricing is too high. A balance is typically sought by a specific property between penetration and yield.

         Historic subject penetration is summarized as follows.

                          HISTORIC SUBJECT PENETRATION

          YEAR           SUBJ. OCC.        CHG.%     MKT. OCC.        CHG.%       PEN.%
          ----           ----------        -----     ---------        -----      ------
          1999             79.30%                     66.8%           -1.5%       118.8%
          2000             80.70%          1.8%       68.8%            3.0%       117.3%
          2001             75.40%         -6.6%       60.8%          -11.7%       124.1%
          2002             75.40%          0.0%       60.3%           -0.8%       125.1%

          YTD4/02          74.49%                     56.5%                       131.9%
          YTD4/03          74.85%          0.5%       57.4%            1.6%       130.4%

[IRR LOGO]                                                               PAGE 40

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

         The subject's historical penetration ranged from 118.8% in 1999, 117.3% in 2000, 124.1% in 2001, and 125.1% in 2002. The subject's increase in penetration is likely due to its base Diebold business at 40% of its occupancy when the balance of the transient, corporate, leisure and group business fell off nationwide. In our opinion, on a stabilized basis, market penetration of say 125% is projected.

         Based on supply and demand changes along with the above penetration projections, the following occupancy is projected.

                                     SUBJECT OCCUPANCY PROJECTIONS

          YEAR       RNA       CHG.%     RNS          CHG.%     OCCUP.%     CHG.%     PENN.     SUBJ. OCC     CHG
          ----     -------     -----    -------      ------     -------     -----    ------     ---------    -----
          1999     332,515     0.0%     221,978      -1.5%      66.8%       -1.5%    118.8%      79.3%
          2000     332,515     0.0%     228,743       3.0%      68.8%        3.0%    117.3%      80.7%        1.8%
          2001     332,515     0.0%     202,092     -11.7%      60.8%      -11.7%    124.1%      75.4%       -6.5%
          2002     332,515     0.0%     200,377      -0.8%      60.3%       -0.8%    125.1%      75.4%        0.0%
          2003     332,515     0.0%     204,385       2.0%      61.5%        2.0%    125.0%      76.8%        1.9%
          2004     332,515     0.0%     208,473       2.0%      62.7%        2.0%    125.0%      78.4%        2.0%
          2005     374,855    12.7%     220,891       6.0%      58.9%       -6.0%    125.0%      73.7%       -6.0%

         Foot Note:

         116 room Hilton Garden Inn to be built at Canton/Akron airport includded in supply for 2005


         Based on anticipated market behavior over the next few years, subject occupancy should range from 74% to 78%. Stabilized occupancy in 2003 is projected in this analysis at 75%.

AVERAGE DAILY RATE

         The average daily rate yield is similar to the penetration rate in that it compares the subject's average daily rate to market averages.

         The average daily rate is obviously related to occupancy levels. Assuming market penetration of 125%, a complementary rate posture is expected at the subject property. Historical average daily rate yield is summarized as follows.

                                 ADR YIELD

          YEAR        SUBJ. ADR    CHG.%   MKT. ADR    CHG.%     YIELD
          ----        ---------    -----   --------    -----    ------
          1999         $63.08               $64.72     3.3%      97.5%
          2000         $65.57      3.9%     $65.94     1.9%      99.4%
          2001         $67.27      2.6%     $67.67     2.6%      99.4%
          2002         $68.76      2.2%     $67.81     0.2%     101.4%

          YTD4/02      $66.71               $66.16              100.8%
          YTD4/03      $68.03      2.0%     $66.96     1.2%     101.6%


[IRR LOGO]                                                               PAGE 41

HOLIDAY INN CANTON                                          MARKET AREA ANALYSIS

         Rate growth in the marketplace has indicated 15.1% since 1997 through 2002. It increased more in earlier years, but averaged approximately 3% a year. The subject also experienced rate growth of 9% since 1999 through 2002. Year to date, market rate and subjects rate growth is up. The subject's yield ranged from 97.5% in 1999 to 101.4% in 2002. A slight increase in ADR yield is noted year to date to 101.6%, likely due to the based business from Diebold bolstering rate. The subject's top corporate accounts, room nights sold and rate for 2003 compared to 2002 year to date May are as follows.

         USER              RN 2002     RATE     RN 2003     RATE
         ----              -------     ----     -------     ----
         Diebold            1,621      $58       1,394      $60
         Hoover                18      $68          30      $68
         Fresh Mark             7      $68          21      $69
         Golf Packages        270      $85         149      $89
         United Express        93      $59          48      $59
         Delta                 93      $56          96      $56
         McKinley              22      $59          29      $59
         Graphic Enter.        25      $68           5      $69

         In our opinion, going forward, a 1% increase in rate is expected in 2003 with subsequent 2% rate increases in 2004 and 2005. Based on a 100% yield, average daily rate for the market and the subject are projected as follows.

                                    ADR YIELD

          YEAR     SUBJ. ADR      CHG.%   MKT. ADR    CHG.%     YIELD    SUBJ. ADR     CHG.%
          ----     ---------      -----   --------    -----     -----    ---------     -----
          1999      $ 63.08                $64.72      3.3%      97.5%     $63.08
          2000      $ 65.57                $65.94      1.9%      99.4%     $65.57      3.9%
          2001      $ 67.27       2.6%     $67.67      2.6%      99.4%     $67.27      2.6%
          2002      $ 68.76       2.2%     $67.81      0.2%     101.4%     $68.76      2.2%
          2003                             $68.49      1.0%     100.0%     $68.49     -0.4%
          2004                             $69.86      2.0%     100.0%     $69.86      2.0%
          2005                             $71.26      2.0%     100.0%     $71.26      2.0%

         Based on the previous analysis an average daily rate of from $68 to $71 is expected over the next few years. In the Direct Capitalization ProForma we have utilized a $69 ADR.

CONCLUSION

         Given the above analysis we have projected stabilized occupancy and rates as follows.

                              YEAR     ADR       OCCUPANCY
                              ----     ---       ---------
                              2003     $69          75%

[IRR LOGO]                                                               PAGE 42

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS


PROPERTY ANALYSIS

DESCRIPTION AND ANALYSIS OF THE LAND

         The subject site is summarized in the following tables. The description is based on our inspection as well as information provided by Stark County. A copy of the site plan is presented following this section.

         PHYSICAL FEATURES

                  LAND AREA                           Approximately 4.81 acres, or 209,524 square feet.
                  CONFIGURATION                       Irregular (See site/plat plan following this section).
                  TOPOGRAPHY                          Level at road grade
                  DRAINAGE                            Adequate.
                  FLOOD PLAIN
                  COMMUNITY PANEL #                   390780 0085B, effective September 1, 1983.
                  FLOOD ZONE                          Zone C; area of minimal flooding
                  FLOOD INSURANCE                     Not typically required within this zone.

                  ENVIRONMENTAL HAZARDS

                  Environmental evaluation is beyond our scope of expertise. A qualified engineer should be consulted on this matter. There is some plumbing leakage in the boiler room with wrapped piping, which is reported by facilities to be asbestos wrapping. No bid has been received as to the cost of repair or whether abatement is necessary.

                  A PHASE I AUDIT IS RECOMMENDED.

                  GROUND STABILITY

                  We were not furnished a soil analysis to review but predicate that the soil's load bearing capacity is sufficient to support the existing structure. We did not observe any evidence to the contrary during our inspection of the property.

         STREETS, ACCESS, FRONTAGE

                  STREET                        DRESSLER ROAD          EVERHARD ROAD
                  FRONTAGE                      352'+/-                896'+/-
                  PAVING                        Asphalt                Asphalt
                  CURBS/GUTTERS                 Yes                    Yes
                  SIDEWALKS                     Yes                    Yes
                  LANES                         4                      4
                  DIRECTION OF TRAFFIC          North/south            East/west
                  CONDITION                     Average                Average
                  SIGNALS/TRAFFIC CONTROL       Yes                    Yes
                  ACCESS                        2 curb cuts            2 curb cuts
                  VISIBILITY                    Good                   Good

[IRR LOGO]                                                               PAGE 43

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS
--------------------------------------------------------------------------------

         LEGAL

                  ZONING
                  DESIGNATION              B-3, Commercial Business District
                  PERMITTED USES           A variety of retail service, administrative
                                           establishments, medical/dental offices,
                                           banks, office, hospital, retail,
                                           restaurants, gasoline service stations,
                                           theaters and lodging. Minimum lot area
                                           required is 20,000 SF with an 80' height
                                           restriction.
                  CONFORMANCE              Based on our discussion with the zoning official, the current use of the site constitutes a legally permissible use that conforms to the current zoning code.

                  EASEMENTS, ENCUMBRANCES, AND MORATORIA

                  We were not provided a current title report to review and are not aware of any easements, encumbrances, or restrictions that would adversely affect the use of the site. A title search is recommended to determine whether any adverse conditions exist. We are not aware of any moratoria on development that would affect the property. Cross easements are assumed to exist across a retail center to the south allowing access to a curb cut. This is not considered a negative impact on the subject improvements.

                  ENCROACHMENTS

                  We were not provided a survey. However, an inspection of the site revealed no apparent encroachment(s).

         UTILITIES

                          UTILITY                       PROVIDER
                          WATER                         All public
                          SEWER                         All public
                          ELECTRICITY                   All public
                          NATURAL GAS                   All public
                          LOCAL TELEPHONE               All public

         SUMMARY OF LAND DESCRIPTION

                  Overall, the physical characteristics of the subject site are suitable for the existing development. Most factors, including its topography, location, and accessibility, are positive attributes. The subject site is more than adequate for uses such as those permitted by zoning, including lodging use, and the available utilities adequately service the site.

[IRR LOGO]                                                               PAGE 44

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS

Site plan

[IRR LOGO]                                                               PAGE 45

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS


DESCRIPTION AND ANALYSIS OF THE IMPROVEMENTS

    The following description is based on our inspection of the property, a discussion with the manager, and a review of county property record cards.

    EXTERIOR DESCRIPTION

         NAME OF PROPERTY                          Holiday Inn Canton

         GENERAL PROPERTY TYPE                     Lodging

         SPECIFIC PROPERTY USE                     Hotel

         SIZE
            GROSS BUILDING AREA (GBA)              104,260 square feet
            NUMBER OF ROOMS                        194
            FLOOR AREA RATIO                       .50
            SOURCE OF SQUARE FOOTAGE
              INFORMATION                          Courthouse

         NUMBER OF BUILDINGS                       3

         STORIES                                   2 and 3

         CONFIGURATION                             Irregular in shape

         FLOOR PLATE                               The first floor measures 55,573 square feet
                                                   and features a lobby, 100 seat restaurant
                                                   and 70 seat lounge area, kitchen, general
                                                   office, laundry room, outdoor pool, meeting
                                                   rooms, public restrooms.

         YEAR BUILT                                1970 and 1973

         ESTIMATED EFFECTIVE AGE                   30 years

         ESTIMATED PHYSICAL LIFE                   50 years (per Marshall Valuation Service)

         TYPE/QUALITY OF CONSTRUCTION              Class C, masonry building, average quality
                                                   (per Marshall Valuation Service)

         FOUNDATION                                Poured, reinforced concrete
                                                   footings, slab on grade.

         STRUCTURAL FRAME                          Masonry

         EXTERIOR WALLS/WINDOWS                    Drivit over masonry insulated windows

         ROOF*                                     A 20 year warranty is reportedly in place on
                                                   the rubber roof portion of the building. The
                                                   roof is reportedly okay on the 3 story
                                                   building. Reportedly roof is a built up
                                                   type.

         SPECIAL FEATURES                          A 3 story addition was added in 1973 and has
                                                   an elevator.

         * Our 2002 appraisal noted some roof repair required on the first floor. We have assumed the repairs have been made in this report.

[IRR LOGO]                                                               PAGE 46

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS


         ROOM MIX

         ROOM TYPE                                   TOTAL NUMBER
         ---------                                   ------------
         SINGLES                                          8
         DOUBLES                                        124
         KINGS                                           62
         TOTALS                                         194

         Standard rooms measure approximately 12 square feet wide.

         INTERIOR DESCRIPTIONS

         INTERIOR PARTITIONING            A combination of drywall, masonry, and ceramic tile.
                                          Firewalls are per code.

         CEILING COVER                    Ceilings consist of a
                                          combination of drywall and suspended
                                          acoustical ceiling panels and sprayed
                                          concrete panel.

         WALL COVER                       Vinyl wall coverings and painted drywall with variations.

         FLOOR COVER                      Primarily commercial grade
                                          carpet in the general office,
                                          corridors, hotel rooms, meeting rooms,
                                          and restaurant. Tile floor in the
                                          bathrooms and lobby.

         LIGHTING                         A combination of suspended and
                                          recessed fluorescent and incandescent
                                          lighting.

         BATHROOM FIXTURES                Bathrooms include a bathtub
                                          with showerhead, toilet, and vanity
                                          cabinet with a lay-in sink; fixtures
                                          are vitreous china. Solid surface
                                          vanity top, ceramic flooring,
                                          fiberglass unit tub surround.

         BANQUET/MEETING ROOMS            The grand ballroom contains a total area of 3,001 SF.
                                          Additionally there are 3 other meeting
                                          rooms, the Village, Massillon and
                                          Louisville Room. These have 853 SF,
                                          325 SF and 304 SF respectively.

         OTHER SPECIAL                    The subject has an outdoor swimming pool, second phone
         FEATURES                         line, high speed internet access and airport transportation.

         CONDITION                        Average to good

[IRR LOGO]                                                               PAGE 47

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS


         EQUIPMENT AND MECHANICAL SYSTEMS

            HVAC                             HVAC in the guest rooms consist of
                                             through-the-wall electric units.
                                             Public space has roof mounted
                                             units.

            ELECTRICAL                       3 phase 4 wire circuit breaker type system

            PLUMBING                         Domestic boilers, storage tank, copper supplies

            FIRE PROTECTION                  Hard wired smoke detectors located throughout.

            ELEVATORS/STAIRWELLS             1 elevator for the 3 story section;
                                             stairwells are conveniently located
                                             at the end of each corridor.

            SECURITY SYSTEM                  Card key systems for the individual rooms

            FURNITURE, FIXTURES              Each room includes chairs, lamps, framed prints, two
            & EQUIPMENT                      double or king size beds, bureau, and nightstand.
            (FF&E)                           Additionally, each room includes a 25" color
                                             television with remote and housekeeping linens and
                                             blankets. Additional FF&E items include lobby area
                                             furniture and framed prints, and furniture and
                                             televisions in the restaurant/lounge area.



            CONDITION                        Mechanical systems are reportedly
                                             in average condition. A total of 50
                                             HVAC units have been replace. The
                                             property needs to replace 48 more
                                             HVAC units.

         SITE IMPROVEMENTS

            PARKING

                 NUMBER OF SPACES                 Adequate for market constraints

                 SURFACE TYPE/CONDITION           Asphalt, average condition (reportedly being re-
                                                  sealed on June 30th)

                 ADEQUACY                         The subject has adequate parking

            LANDSCAPING
            Average

            DRAINAGE AND RETENTION
            Adequate; storm sewer drainage systems allow site water to be collected and drained through surface drains located in the parking lot areas.

[IRR LOGO]                                                               PAGE 48

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS


         IMPROVEMENTS ANALYSIS

            CONDITION                          The condition of the improvements is average
                                               to good. The property has been reasonably
                                               well maintained. Some renovations conducted
                                               have included room carpet, furniture, TVs,
                                               mattresses, some wallcoverings, soft goods.
                                               The most recent quality inspection was in
                                               May 23, 2002. The subject property scored a
                                               97.5% and received a passing grade. A copy
                                               of the summary report is in the Addendum.



            DEFERRED MAINTENANCE               The property appears to have been well
                                               maintained. Some items will likely be
                                               necessary for franchise maintenance. The
                                               following list of items is used to determine
                                               an approximate As Is Value. Final costs of
                                               replacement or renovations is subject to a
                                               transfer PIP and contractor estimate.



                                               ITEM
                                               ----
                                               HVAC replacement in 50 rooms
                                               Replace carpet, vinyl, and
                                               cabinets in banquet rooms
                                               50 microfridge units
                                               60 restaurant chairs
                                               Relaminate front desk cabinets
                                               Replace pool chlorinator
                                               Seal, repair and stripe parking
                                               lot (supposed to take place on
                                               June 30th)
                                               The cost estimate of these items, subject to a
                                               contractor bid is $100,000.

            HISTORY OF MAINTENANCE             The historic maintenance expenses reported
                                               to us are consistent with the expenses of
                                               comparable properties.

            QUALITY OF CONSTRUCTION            The quality of construction is average.

            FUNCTIONAL UTILITY                 Our inspection did not reveal any
                                               significant items of functional
                                               obsolescence.

            ADA COMPLIANCE                     Unknown

            ENVIRONMENTAL                      We are neither considered experts nor
                                               competent to assess environmental issues.
                                               Upon physical inspection of the site and
                                               improvements, no indication "to the
                                               untrained eye" of environmental hazard was
                                               found. Unless stated otherwise, we assume no
                                               hazardous conditions exist on or near the
                                               subject. We recommend the client consider
                                               retaining an expert in this area.



[IRR LOGO]                                                               PAGE 49

HOLIDAY INN CANTON                                           PROPERTY ANALYSIS


     PRODUCT IMPROVEMENT PLAN

          The report is subject to a transfer PIP necessary to maintain Holiday Inn affiliation.




                                   [PICTURE]

[IRR LOGO]                                                               PAGE 50

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS

floor plan







[IRR LOGO]                                                               PAGE 51

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS

REAL ESTATE TAX ANALYSIS

         Real estate tax assessments are a function of the Auditors Office on a county basis. The property is located in Stark County, Ohio. Real estate taxes in this state and this jurisdiction represent ad valorem taxes, meaning a tax applied in proportion to value. The real estate taxes for an individual property may be determined by dividing the assessed value for a property by $1,000, then multiplying the estimate by the composite rate. The composite rate is based on a tax rate determined by the local taxing district.

         The assessed values are based upon the current conversion assessment rate of 35% of assessor's market value.

         For reference purposes, the subject has been assigned a property tax identification numbers as follows: 1607045 and 7046.

         The combined current land, building, market and assessed values are summarized as follows:

          TAX YEAR        LAND        IMPROVEMENTS     FULL CASH VALUE   ASSESSED VALUE
          --------     -----------    ------------     ---------------   --------------
            2002       $1,202,700      $3,386,200        $4,588,900        $1,606,115

         Real estate taxes are paid in semi-annual, equal installments. The tax rate in the subject's tax district is $74.15. The effective tax rate after the reduction for commercial property is $53.30 per $1,000.

         Taxes are paid a year in arrears. The 2002 taxes, payable 2003, are calculated at $77,045.34. First half has been paid, second half is due on July 18th. There are no special assessments. Real estate taxes could potentially increase upon a sale.

         This report assumes an ultimate increase in taxes based on the current market value as determined by the Sales Comparison Approach at say $8,000,000. In Stark County, the School Board monitors transfers as in most metropolitan Ohio communities. If a sale occurs that exceeds a property's county "appraised" value, a complaint will be filed. Conversely, a lower sale price would enable the buyer to contest taxes. Based on the assumption that the definition of value assumes a sale occurs, the buyer would expect taxes to increase as a result. Calculations are as follows.

                     MARKET VALUE                         $8,000,000
                     LESS FF&E/BUSINESS VALUE             $  550,000
                                                          ----------
                     REAL ESTATE                          $7,450,000
                     ASSESSMENT @ 35%                     $2,607,500
                     EFFECTIVE RATE/$1,000 @ $53.30       $  138,980
                     LESS 10% ROLLBACK                       (13,898)
                     NET TAX                              $  125,082


[IRR LOGO]                                                               PAGE 52

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS

         PERSONAL PROPERTY TAXES

         Personal property taxes are also charged for lodging properties that maintain furniture, fixtures and equipment in their operation. Personal property required in the operation of the subject would include furniture, fixtures and equipment in rooms as well as office and food and beverage equipment. Actual personal property taxes for 2003 are $9,509.74. First half of $4,750 have been paid. The total taxable value was $128,250. Listed value is $138,250, indicating True Value (depreciated) at $553,000, rounded at $550,000.

         Combined real estate and personal property taxes subsequent to the sale are estimated at $134,591.

[IRR LOGO]                                                               PAGE 53

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS

HIGHEST AND BEST USE ANALYSES

      PROCESS

            Before a property's value can be concluded, the highest and best use of the property must be determined for both the subject site as though vacant, and for the property as currently improved (if applicable). The highest and best use must be:

            - Legally permissible under the zoning laws and other restrictions that apply to the site.

            -     Physically possible for the site.

            -     Economically feasible.

            - Capable of producing the highest net return on investment (i.e. highest value) from among the possible, permissible, and economically feasible uses.

      AS THOUGH VACANT

            LEGALLY PERMISSIBLE

            Zoning codes, land use plans, easements, and private deed restrictions often restrict permitted uses. The site is zoned for business uses. Permitted uses include retail and hotel. Given prevailing land use patterns in the area, and recognizing the principle of conformity, only commercial use has been given further consideration in determining highest and best use of the site, as though vacant.

            PHYSICALLY POSSIBLE

            The physical characteristics of the site should reasonably accommodate any use that is not restricted by its size of 4.81 acres, or 209,524 square feet. Big Box or high volume retail would be unlikely due to size. Given frontage on two roads, mixed use, retail, restaurant, or other commercial use could occur.

            FINANCIALLY FEASIBLE

            Based on the information discussed in the Lodging Market Analysis section of this report, there is currently a fairly low demand for hotel rooms. If vacant, new hotel development is unlikely. Additionally, the site size would accommodate a more mixed use type development. Most new hotels are built on much smaller sites. This would permit development of a hotel, or multiple hotels, restaurants, etc. Financial feasibility does not currently appear to exist.

            MAXIMALLY PRODUCTIVE

            Ultimate hotel or commercial use is the only use that meets the previous three tests. Accordingly, it is concluded to be maximally profitable, and the highest and best use of


[IRR LOGO]                                                               PAGE 54

HOLIDAY INN CANTON                                             PROPERTY ANALYSIS

            the site, as though vacant. While immediate development is not considered feasible, a buyer may land bank the site for future lodging or commercial use.

      AS IMPROVED

            The subject site has been developed with a 2 and 3 story, full service, masonry-building hotel containing 194 rooms; the common area includes a restaurant, outdoor pool, vending areas, and a total of 3,001 square feet of meeting space, and registration area. The improvements were constructed in 1970 and 1973; the gross building area is approximately 104,260 square feet.

            The existing use produces a significant positive cash flow and this can reasonably be expected to continue. Accordingly, the existing use is concluded to be feasible.

            There are no alternative uses that could reasonably be expected to provide a higher present value than the current lodging use. The value produced by the existing improvements exceeds the value of the site, as if vacant. For these reasons, the existing use is concluded to be maximally productive, and the highest and best use of the property as improved.


[IRR LOGO]                                                               PAGE 55

HOLIDAY INN CANTON                                            VALUATION ANALYSIS


VALUATION ANALYSIS

VALUATION METHODOLOGY

      The traditional methods of processing market data into a value indication include:

            -     Cost Approach;

            -     Sales Comparison Approach; and

            -     Income Capitalization Approach.

      The cost approach assumes that the informed purchaser would pay no more than the cost of producing a substitute property with the same utility. This approach is particularly applicable when the improvements being appraised are relatively new and represent the highest and best use of the land, or when the property has unique or specialized improvements for which there is little or no sales data from comparable properties. Given the age of the subject improvements, significant accrued depreciation has occurred. A Cost Approach is not considered to yield a reliable estimate of value. It has therefore not been processed.

      The sales comparison approach assumes that an informed purchaser would pay no more for a property than the cost of acquiring another existing property with the same utility. This approach is especially appropriate when an active market provides sufficient reliable data that can be verified from authoritative sources. The sales comparison approach is less reliable in an inactive market, or when estimating the value of properties for which no real comparable sales data is available. It is also questionable when sales data cannot be verified with principals to the transaction.

      The income capitalization approach reflects the market's perception of a relationship between a property's potential income and its market value, a relationship expressed as a capitalization rate. This approach converts the anticipated benefits (dollar income or amenities) to be derived from the ownership of property into a value indication through capitalization. This approach is widely applied when appraising income-producing properties.

      We have used two approaches to value (the Sales Comparison and Income Capitalization Approaches) in the preparation of this report. The reconciliation at the end of this appraisal report discusses the relative strengths and weaknesses of each approach.


[IRR LOGO]                                                               PAGE 56

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

SALES COMPARISON APPROACH

      In the sales comparison approach to value, the following steps have been taken in estimating market value.

            -     Research recent sales of comparable improved properties;

            - Select the most comparable sales and present the pertinent data on these sales;

            - Adjust the sales for differences in the various elements of comparison; and,

            - Summarize the analysis and conclude a value indication based upon the adjusted sale prices of the comparables.

      In performing the sales comparison approach, we surveyed sales activity for similar hotel properties in the area. Relying upon sales that occurred recently as the best indication of current investor attitudes and market behavior, we have selected seven improved sales as most comparable and as best indicators of value for the subject.

      The seven selected sales are summarized in a following table; the sale prices identified in the table have been adjusted for cash-equivalency, when appropriate. We have also included individual comparable data along with photographic exhibit and a location map. Pertinent data is summarized in the comparable sheet. Our adjustment process is based on revenue per available room (RevPar). RevPar accounts for occupancy and rate at each hotel and is a primary determinant of value for buyers and sellers in the marketplace. The RevPar of a hotel accounts for physical and economic factors.

      In analyzing the sales data, we have selected the price per guest unit as the unit of comparison. We have also considered a room revenue multiplier as a secondary analysis. Most buyers, sellers and brokers utilize price per room and room revenue multipliers when making an initial estimate of subject value. This is the unit of comparison most commonly quoted by brokers, sellers, and purchasers when discussing sales transactions and is considered the most relevant for the subject.


[IRR LOGO]                                                               PAGE 57

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                                     SALE #1

NAME:                      HOLIDAY INN                                     [MAP]
LOCATION:                  615 East Front Street,
                           Traverse City, Michigan
GRANTOR:                   Bay Area Ltd.
GRANTEE:                   Castrop Wolfe Development
DATE OF SALE:              June 20, 2001
TERMS:                     Cash to new mortgage
VERIFICATION               E. Belfrage to Buyer

PROPERTY DATA
AGE:                       1970s
NO. OF RMS:                179

SALES PRICE:                   $14,700,000 + $400,000 = $15,100,000
ROOMS INCOME:                  $4,900,000
NET OPERATING INCOME:          $1,7775,000

RATIOS OF COMPARISON
PRICE/ROOMS:                   $84,358
ROOM REVENUE
  MULTIPLIER:                  3.1
OVERALL RATE:                  11.75%

COMMENTS:                      PIP list for Holiday Inn was an additional
                               $400,000. Guest rooms have electronic
                               locks for optimum security. In room
                               amenities include data ports. Income data
                               is actual as of 2000. 1999 actual income
                               was ADR: $93.47 occupancy of 75.74%, NOI
                               of $1,571,844. Buyer expects 75% @ $100.


                                   [PICTURE]


[IRR LOGO]                                                               PAGE 58

HOLIDAY INN CANTON                                            VALUATION ANALYSIS


                                     SALE #2

NAME:                      TRUEMAN CLUB HOTEL                              [MAP]
LOCATION:                  900 E. Dublin Granville Rd.
                           Columbus, OH
GRANTOR:                   Red Roof Inn Inc.
GRANTEE:                   Govind Hospitality
DATE OF SALE:              8/8/2001
TERMS:                     Cash to seller
VERIFICATION               E. Belfrage to Buyer

PROPERTY DATA
  AGE:                     1973
  NO. OF RMS:              182

SALES PRICE:                   $4,000,000 + Renovation + Profit
                               $2,500,000 = $6,500,000
ROOMS INCOME:                  $2,869,776
NET OPERATING INCOME:          $800,000 est.

RATIOS OF COMPARISON
  PRICE/ROOMS:                 $35,714
  ROOM REVENUE
    MULTIPLIER:                2.3
  OVERALL RATE:                12.3%

COMMENTS:                      Buyer projects $72 at 60% occupancy for
                               rooms department subsequent to conversion
                               to Clarion. Buyer originally expected
                               Doubletree conversion. Operates food and
                               beverage.


                                   [PICTURE]


[IRR LOGO]                                                               PAGE 59

HOLIDAY INN CANTON                                            VALUATION ANALYSIS


                                     SALE #3

NAME:                      COURTYARD HOTEL                                 [MAP]
LOCATION:                  3695 Orange Place
                           Cleveland, Oh
GRANTOR:                   Wyndham International
                           (PAH Beachwood 1 LLC)
GRANTEE:                   Winston Concord LLC
DATE OF SALE:              6/28/2002
TERMS:                     Cash equivalent
VERIFICATION               E. Belfrage to Buyer

PROPERTY DATA
  AGE:                     1986
  NO. OF RMS:              113

SALES PRICE:               $3,050,000 + renovations $5,800,000 + profit
                           (10% or $900,000 = $9,750,000

ROOMS INCOME:              $2,928,395 est.
NET OPERATING INCOME:      $1,100,000 est.

RATIOS OF COMPARISON
  PRICE/ROOMS:                 $86,283
  ROOM REVENUE
    MULTIPLIER:                3.3
  OVERALL RATE:                11.3%

COMMENTS:                      Hotel closed at purchase for mold
                               remediation and renovation for conversion
                               to Courtyard. Buyer planned on $5.8
                               million in renovation costs. Expected
                               stabilized room revenue based on 71%
                               occupancy at a $100 ADR. A small seat
                               restaurant and 1,700 SF meeting area
                               exist.

                                   [PICTURE]

[IRR LOGO]                                                               PAGE 60

HOLIDAY INN CANTON                                            VALUATION ANALYSIS


                                     SALE #4

NAME:                      EMBASSY SUITES                                  [MAP]

LOCATION:                  2700 Corporate Exchange
                           Columbus, OH
GRANTOR:                   Connecticut General Life Ins.
GRANTEE:                   Minerva Park Partners LLC
DATE OF SALE:              3/18/2003
TERMS:                     Cash equivalent
VERIFICATION               E. Belfrage to Westmont
                           Hospitality

PROPERTY DATA
  AGE:                     1984
  NO. OF RMS:              217

SALES PRICE:                   $13,000,000 + $3,000,000 renov. = $16,000,000
ROOMS INCOME:                  $5,900,000 est.
NET OPERATING INCOME:          $1,900,000

RATIOS OF COMPARISON
  PRICE/ROOMS:                 $73,733
  ROOM REVENUE
    MULTIPLIER:                2.7
  OVERALL RATE:                11.9

COMMENTS:                      2002 performance 73,4% at $99.47.
                               Projected revenue subsequent to
                               renovations est. at 70% and $106. Total
                               revenue estimated at $7,900,000. Buyer to
                               complete an approximate $3,000,000 PIP to
                               comply with Embassy Standards.


                                   [PICTURE]


[IRR LOGO]                                                               PAGE 61

HOLIDAY INN CANTON                                            VALUATION ANALYSIS


                                     SALE #5

NAME:                      CLARION RIVERVIEW (TO BE CONVERTED TO RADISSON  [MAP]
                           RIVERVIEW)
LOCATION:                  668 W 5th St.
                           Covington, KY
GRANTOR:                   Frisch's Restaurants
GRANTEE:                   Remington Hotel Corp.
DATE OF SALE:              11/21/2000
TERMS:                     Cash equivalent

PROPERTY DATA
  AGE:                     1972
  NO. OF RMS:              236

SALES PRICE:                   $12,000,000
ROOMS INCOME:                  $5,000,000 est.
NET OPERATING INCOME:          $1,550,000 est.

RATIOS OF COMPARISON

  PRICE/ROOMS:                 $50,847
  ROOM REVENUE
    MULTIPLIER:                2.4
  OVERALL RATE:                12.9%

COMMENTS:                      Subsequent to sale, the property was
                               converted to a Radisson Hotel. Minimal PIP
                               costs were necessary, due to $11 million
                               renovation in 1999. The seller paid a
                               $200,000 termination fee to Choice to
                               cancel Clarion affiliation. This landmark
                               high-rise 18-story circular hotel is on
                               the Ohio River. The top floor is a
                               restaurant and lounge that revolves, and
                               generates approximately $2 million in
                               sales last year. Room revenue based on $65
                               at $90.


                                   [PICTURE]


[IRR LOGO]                                                               PAGE 62

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                                     SALE #6

NAME:                      HOTEL ST. REGIS                                 [MAP]
LOCATION:                  3071 West Grand Boulevard,
                           Detroit, Michigan
GRANTOR:                   Atlantic Hospitality
GRANTEE:                   Pastelle Co.
DATE OF SALE:              June 27, 2001
TERMS:                     Cash equivalent
VERIFIED:                  E. Belfrage appraised for
                           buyer's lender

PROPERTY DATA
  AGE:                     1968/1989
  NO. OF RMS:              223

SALES PRICE:                   $10,000,000
ROOMS INCOME:                  $3,849,984 (ProForma); Total Revenue
                               $5,974,664 (ProForma)
NET OPERATING INCOME:          $1,249,162 (ProForma)

RATIOS OF COMPARISON
  PRICE/ROOMS:                 $44,843
  ROOM REVENUE
    MULTIPLIER:                2.6
  OVERALL RATE:                12.5%

COMMENTS:                      Completed $3,000,000 PIP for Holiday Inn
                               conversion in early 2001. Subsequent to
                               conversion a dispute between Bass and
                               ownership resulting in removal of
                               affiliation. Property will be run as
                               independent by buyer. 2 million SF of
                               office space is attached by walkway. Old
                               GM facility is 1.0 million and will be
                               occupied by the State of Michigan. Buyer
                               to lease 80 car lot to east at $4,000 per
                               month.


                                   [PICTURE]


[IRR LOGO]                                                               PAGE 63

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                           SUMMARY OF COMPARABLE SALES

                                                                 TOTAL           YEAR               SALE        PRICE/
NO.        NAME/ADDRESS                      SALE DATE           ROOMS          BUILT              PRICE          UNIT       RRM
------------------------------------------------------------------------------------------------------------------------------------
           Holiday Inn
1          615 E. Front Street               6/20/2001             179          1970s        $15,300,000       $85,475         3
           Traverse City, MI
------------------------------------------------------------------------------------------------------------------------------------
           Truman Club Hotel
2          900 E. Dublin Granville            8/8/2001             182           1973        $ 6,500,000       $35,714       2.3
           Columbus, OH
------------------------------------------------------------------------------------------------------------------------------------
           Courtyard Hotel
3          Cleveland, OH                     6/28/2002             113           1986        $ 9,750,000       $86,283       3.3
------------------------------------------------------------------------------------------------------------------------------------
           Embassy Suites
4          2700 Corporate Exchange           3/18/2003             217           1984        $16,000,000       $73,733       2.7
           Columbus, OH
------------------------------------------------------------------------------------------------------------------------------------
           Clarion Riverview
5          668 W 5th St.                    11/21/2000             236           1972        $12,000,000       $50,847       2.4
           Covington, KY
------------------------------------------------------------------------------------------------------------------------------------
           Hotel St. Regis
6          3071 W. Grand                     6/27/2001             223        1963/89        $10,000,000       $44,843       2.6
           Detroit, MI
------------------------------------------------------------------------------------------------------------------------------------

The price per unit and room revenue multiplier (RRM) are relied upon by market participants. We have considered that due to the income producing nature of the subject, all aspects of a property's investment appeal are incorporated in revenue per available room. This obviously assumes comparable net income ratios as would be found in properties with similar physical attributes. The following adjustment grid compares the comparables to the subject based on dissimilarities in RevPar.


[IRR LOGO]                                                               PAGE 64

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                             SALES COMPARISON CHART

                                                  1               2                  3              4               5             6
                       SUBJECT       HOLIDAY INN       TRUEMAN CLUB    COURTYARD HOTEL     EMBASSY       CLARION RV     ST. REGIS,
                       PROPERTY   TRAVERSE CITY, MI    COLUMBUS, OH     CLEVELAND, OH    COLUMBUS, OH   COVINGTON, KY   DETROIT, MI
Sale Price                            $2,500,000        $6,500,000        $9,750,000     $116,000,000    $12,000,000    $10,000,000
# of Rooms                   194             179               182               113              217            236            223
Date of Sale                             6/20/01          8/8/2001         6/28/2002        3/18/2003     11/21/2000        6/27/01
Year Opened                 1973           1970s              1973              1986             1984           1972        1963/89
                      ----------    ------------       -----------       -----------     ------------    -----------    -----------
Property Rights       Fee Simple      Fee Simple        Fee Simple        Fee Simple       Fee Simple     Fee Simple     Fee Simple
Conveyed
Adjustment
Adjusted Unit Price                   $   85,475        $   35,714        $   86,283     $     73,733     $   50,847    $    44,843
                      ----------    ------------       -----------       -----------     ------------    -----------    -----------
Conditions of Sale                  Arm's Length       Arms Length       Arms Length      Arms Length    Arms Length    Arms Length
Adjusted Unit Price                   $   85,475        $   35,714        $   86,283     $     73,733     $   50,847    $    44,843
                      ----------    ------------       -----------       -----------     ------------    -----------    -----------
RevPar *                  $51.75      $    76.53        $    43.20        $    71.00     $      74.49     $    58.05    $     47.30
Adjustment                                   -32%               20%              -27%             -30%           -11%             4%
Adjusted Unit Price                   $   58,123        $   42,857        $   62,987     $     51,613     $   45,254    $    46,637

*  Based on first full year, or stabilized year revenue

[IRR LOGO]                                                               PAGE 65

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

         After consideration of the RevPar adjustment to the price per room indication, a range of from $42,857 to $62,987 is offered. Sales 6, 5 and 2 required the lowest adjustment and indicate a range from $42,857 to $46,637. None of these occurred subsequent to September 11. A conclusion at mid range indication would appear reasonable. A mid range conclusion at $43,000 per room is utilized. Calculations are as follows:

          UNIT PRICE           X          # UNITS         =          VALUE
         $43,000                            194                   $8,342,000
                                          ROUNDED                 $8,300,000

         A room revenue multiplier offers a close range indication of from 2.3 to 3.3 times. The most comparable sales indicated a low range of 2.3 to
         2.6. A low room revenue multiplier appears appropriate. Using a multiplier of 2.4 times stabilized room gross as used in the Direct Capitalization Approach, calculations of value are as follows.

         ROOM SALES           X             RRM                     = VALUE
         $3,664,418                         2.4                     $8,794,685
                                           ROUNDED                  $8,800,000

         The Sales Comparison Approach conclusion is $8,300,000 to $8,800,000.

         The subject was purchased by the prior owner for $5,454,250 by Janus Hotels. This transfer occurred in 1998, prior to the capital market disruption. Significant supply additions and the recession have resulted in declining hotel values. This transfer may have represented a non-market related allocation, as multiple hotels were purchased by the buyer.

         The indication of value by the Sales Comparison Approach does not consider the cost of the Product Improvement Plan needed to maintain the Holiday Inn affiliation or deduction of maintenance items cited in the Improvements Description, or resulting from due diligence inspections.

[IRR LOGO]                                                               PAGE 66

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

INCOME CAPITALIZATION APPROACH

    INTRODUCTION

        The income capitalization approach uses one or more techniques in which the subject's anticipated net operating income is capitalized into a value indication. The validity of this value indication depends on the quality of the data available to estimate income, vacancy, and expenses and to select a capitalization rate. Other important factors concern the characteristics of the income stream, its economic life span, and the method used to convert the net income into value.

        Following is an overview of the steps used in the income capitalization approach.

        - Estimate potential gross income. This involves multiplying the number of rooms by the average daily rate (ADR) multiplied by a projected average annual occupancy. The ADR and occupancy are typically based upon historical experience in the subject and data extracted from the marketplace. Additional revenues from other operating departments are then considered.

        -  Estimate expenses.


        -  Calculate the reconstructed net operating income.

        - Select a capitalization rate from the market to use in direct capitalization.

        - Perform a discounted cash flow analysis to estimate value through yield analysis.

        -  Reconcile a value indication for the income capitalization approach.

    INCOME ESTIMATE

        Economic rent is market rent or the average room rate a potential patron is warranted in paying and the motel operator is warranted in receiving for services. Forecasting of the subject's economic income involves an analysis of room sales. This is best accomplished by stabilized historical operation in conjunction with comparison with other similar motel properties available within the subject's effective market area. This was conducted in the Market Analysis section of this report.

        Average daily rate and occupancy levels on a stabilized basis as determined in the Market Analysis section cited stabilized ADR and occupancy in 2003 at $69 and 75%.

        Total room revenue is calculated as follows.

[IRR LOGO]                                                               PAGE 67

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

         ROOMS    X    DAYS OF THE YEAR        =     ROOM NIGHTS AVAILABLE
         194                 365                            70,810

         RNA      X    PROJECTED OCCUPANCY     =        ROOM NIGHTS SOLD
         70,810              75%                            53,108

         RNS      X    AVERAGE DAILY RATE      =          ROOM SALES
         53,108             $69                           $3,664,418


    ESTIMATION OF NET OPERATING INCOME

        The subject property was originally built as a Holiday Inn Hotel. It has historically been operated and is currently operated as a Holiday Inn. Integra Realty Resources has been provided with historical operating statements which have been compiled in a comparative statement on the following page.

        We have studied industry standard Experience Exchange Reports published by both Smith Travel Research (the Host Report) and PKF Consulting (the Trend Report). These industry trend reports identify full service hotels by price, category, size and region.

        Smith Travel Research has prepared a custom Host Report for 34 midmarket, full service hotels in Ohio, Indiana, Michigan and Kentucky. This study was conducted for Integra Realty Resources, specifically for this assignment. This data is also presented for determination of stabilized operating expenses for the subject property.

[IRR LOGO]                                                               PAGE 68

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                            HOLIDAY INN NORTH CANTON
                         HISTORICAL OPERATING STATEMENTS

DESCRIPTION                        2000     %REV    PAR     POR     2001      %REV    PAR    POR      2002      %REV     PAR    POR
INCOME:
ROOMS                      194 $3,747,604  70.57% $19,318 $65.57 $3,590,024  70.36% $18,505 $67.27 $3,670,367  72.46% $18,919 $68.76
FOOD & BEVERAGE                $1,439,797  27.11% $ 7,422 $25.19 $1,396,368  27.37% $ 7,198 $26.17 $1,287,776  25.42% $ 6,638 $24.12
TELEPHONE                      $   69,706   1.31% $   359 $ 1.22 $   61,982   1.21% $   319 $ 1.16 $   49,432   0.98% $   255 $ 0.93
OTHER                          $   53,716   1.01% $   277 $ 0.94 $   54,207   1.06% $   279 $ 1.02 $   58,044   1.15% $   299 $ 1.09

TOTAL REVENUE                  $5,310,823 100.00% $27,375 $92.93 $5,102,581 100.00% $26,302 $95.62 $5,065,619 100.00% $26,111 $94.90

EXPENSE:
OPERATED DEPT.
ROOMS                          $  867,117  23.14% $ 4,470 $15.17 $  879,427  24.50% $ 4,533 $16.48 $  882,796  24.05% $ 4,550 $16.54
FOOD & BEVERAGE                $1,237,253  85.93% $ 6,378 $21.65 $1,220,136  87.38% $ 6,289 $22.86 $1,145,028  88.92% $ 5,902 $21.45
TELEPHONE                      $   36,782  52.77% $   190 $ 0.64 $   25,602  41.31% $   132 $ 0.48 $   25,929  52.45% $   134 $ 0.49
OTHER OPERATED DEPT.           $        0   0.00% $     0 $    - $        0   0.00% $     0 $    - $        0   0.00% $     0 $    -
TOTAL OPER. DEPT. EXPENSE      $2,141,152  40.32% $11,037 $37.46 $2,125,165  41.65% $10,954 $39.82 $2,053,753  40.54% $10,586 $38.47

UNDISTRIBUTED EXPENSE
ENERGY                         $  245,651   4.63% $ 1,266 $ 4.30 $  257,107   5.04% $ 1,325 $ 4.82 $  243,441   4.81% $ 1,255 $ 4.56
MARKETING                      $  278,819   5.25% $ 1,437 $ 4.88 $  330,101   6.47% $ 1,702 $ 6.19 $  360,827   7.12% $ 1,860 $ 6.76
REPAIR & MAINTENANCE           $  250,245   4.71% $ 1,290 $ 4.38 $  235,814   4.62% $ 1,216 $ 4.42 $  247,136   4.88% $ 1,274 $ 4.63
ADMIN. & GENERAL               $  435,889   8.21% $ 2,247 $ 7.63 $  454,579   8.91% $ 2,343 $ 8.52 $  431,013   8.51% $ 2,222 $ 8.07
TOTAL UNDISTRIBUTED EXP.       $1,210,604  22.80% $ 6,240 $21.18 $1,277,601  25.04% $ 6,586 $23.94 $1,282,417  25.32% $ 6,610 $24.02

MANAGEMENT                     $        0   0.00% $     0 $    - $        0   0.00% $     0 $    - $        0   0.00% $     0 $    -
FRANCHISE FEES                 $  359,687   6.77% $ 1,854 $ 6.29 $  332,911   6.52% $ 1,716 $ 6.24 $  340,241   6.72% $ 1,754 $ 6.37

FIXED EXPENSE
INSURANCE                      $   15,700   0.30% $    81 $ 0.27 $   27,115   0.53% $   140 $ 0.51 $   25,055   0.49% $   129 $ 0.47
REAL ESTATE TAX                $   63,903   1.20% $   329 $ 1.12 $   93,342   1.83% $   481 $ 1.75 $   88,642   1.75% $   457 $ 1.66
LEASE / RENT                   $   35,537   0.67% $   183 $ 0.62 $   43,446   0.85% $   224 $ 0.81 $   44,816   0.88% $   231 $ 0.84
RESERVES                       $        0   0.00% $     0 $    - $        0   0.00% $     0 $    - $        0   0.00% $     0 $    -
TOTAL FIXED EXPENSE            $  115,140   2.17% $   594 $ 2.01 $  163,903   3.21% $   845 $ 3.07 $  158,513   3.13% $   817 $ 2.97

TOTAL EXPENSE                  $3,826,583  72.05% $19,725 $66.96 $3,899,580  76.42% $20,101 $73.08 $3,834,924  75.70% $19,768 $71.84

NET OPERATING INCOME           $1,484,240  27.95% $ 7,651 $25.97 $1,203,001  23.58% $ 6,201 $22.54 $1,230,695  24.30% $ 6,344 $23.06

ROOMS SOLD                         57,151                            53,364                            53,380
OCCUPANCY                           80.7%                             75.4%                             75.4%
AVERAGE DAILY RATE             $    65.57                        $    67.27                            $68.76
AVE F&B PER OCCUPIED ROOM      $    25.19                        $    26.17                            $24.12

[IRR LOGO]                                                               PAGE 69

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                          TRENDS IN THE HOTEL INDUSTRY
                         SUMMARY OF FULL SERVICE HOTELS

FULL SERVICE HOTELS
RATIOS TO REVENUES AND DOLLARS PER AVAILABLE ROOM

                                              ALL FULL-SERVICE   AVERAGE FOR TOP
                                                   HOTELS            25%(3)         NORTH CENTRAL   125 to 200 ROOMS  Under $70.00
                                              -------------------------------------------------------------------------------------
                                                (%)     ($)       (%)     ($)       (%)     ($)      (%)     ($)       (%)     ($)
REVENUES:
Rooms                                           65.9  23,837      63.9  35,814      63.5  20,161     74.8  20,325      69.9  13,302
Food - Including Other Income                   23.6   8,526      23.8  13,362      26.6   8,434     17.0   4,609      22.3   4,237
Beverage                                         4.6   1,670       5.1   2,863       4.8   1,525      3.3     885       4.0     759
Telecommunications                               1.8     654       2.2   1,212       1.7     535      1.7     456       1.3     247
Other Operated Departments                       3.0   1,069       3.7   2,088       2.5     780      2.4     654       1.4     264
Rentals and Other Income                         1.2     417       1.4     755       1.1     335      0.9     255       1.1     213
                                              -------------------------------------------------------------------------------------
  Total Revenues                               100.0  36,174     100.0  56,094     100.0  31,770    100.0  27,183     100.0  19,022

DEPARTMENTAL COSTS AND EXPENSES:
Rooms                                           17.3   6,269      15.9   8,934      16.4   5,214     19.4   5,275      20.3   3,854
Food                                            19.0   6,875      19.0  10,673      20.5   6,502     14.5   3,929      18.1   3,441
Beverage                                         2.4     861       2.4   1,370       2.2     705      1.9     521       2.5     467
Telecommunications                               1.0     370       1.0     557       1.1     332      1.0     270       1.1     216
Other Operated Departments                       1.7     603       2.1   1,194       1.2     394      1.6     435       0.7     131
                                              -------------------------------------------------------------------------------------
  Total Costs and Expenses                      41.4  14,978      40.5  22,729      41.4  13,146     38.4  10,429      42.6   8,110
                                              -------------------------------------------------------------------------------------
Total Operated Departmental Income              58.6  21,195      59.5  33,365      58.6  18,623     61.6  16,754      57.4  10,912

UNDISTRIBUTED OPERATING EXPENSES:(2)
Administrative and General                       9.1   3,274       7.9   4,404       9.0   2,847     10.1   2,733      10.7   2,042
Franchise Fees - Including Marketing Fees        2.9   1,041       2.1   1,191       3.0     960      4.0   1,099       4.7     886
Marketing                                        5.6   2,034       5.1   2,858       5.7   1,813      5.9   1,591       6.4   1,216
Property Operation and Maintenance               5.0   1,796       4.2   2,341       5.4   1,703      5.6   1,513       6.1   1,157
Utility Costs                                    4.1   1,493       3.2   1,817       4.3   1,363      4.4   1,191       5.5   1,053
Other Unallocated Operated Departments             -       2         -       1         -       -        -       -         -       1
                                              -------------------------------------------------------------------------------------
  Total Undistributed Expenses                  26.7   9,640      22.5  12,611      27.3   8,686     29.6   8,127      33.4   6,356
                                              -------------------------------------------------------------------------------------
Income before Fixed Charges                     31.9  11,555      37.0  20,753      31.3   9,938     31.7   8,627      24.0   4,556

MANAGEMENT FEES, PROPERTY TAXES, AND
  INSURANCE:(2)
Management Fees                                  2.6     930       2.4   1,354       2.6     838      2.7     732       2.9     558
Property Taxes and Other Municipal Charges       3.7   1,352       3.6   2,033       4.7   1,483      3.8   1,036       3.7     694
Insurance                                        1.0     374       0.9     483       0.9     292      1.2     320       1.4     274
                                              -------------------------------------------------------------------------------------
  Total Management Fees, Property Taxes,
    and Insurance                                7.3   2,656       6.9   3,869       8.2   2,613      7.7   2,087       8.0   1,527
                                              -------------------------------------------------------------------------------------
Income before Other Fixed Charges(1)            24.6   8,899      30.1  16,884      23.1   7,325     24.1   6,539      15.9   3,030
                                              =====================================================================================

Source: Trends 2003

*  Average based on total groups, although not all establishments reported data.

** Income before deducting Depreciation, Rent, Interest, Amortization, and
   Income Taxes.


[IRR LOGO]                                                               PAGE 70

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                                   HOST REPORT
                               FULL SERVICE HOTELS

                                                   EAST NORTH CENTRAL                ECONOMY                   150 TO 300 ROOMS
                                                 %      $ POR      $PAR        %      $ POR      $PAR        %      $ POR     $PAR
REVENUE
Rooms                                          63.1%   $116.47   $25,481     69.0%   $ 74.99   $16,101     64.3%   $106.07   $30,170
Food                                           19.8%   $ 36.51   $ 7,987     16.8%   $ 18.27   $ 3,923     18.4%   $ 30.42   $10,211
Beverage                                        4.9%   $  9.10   $ 1,991      4.1%   $  4.49   $   964      4.3%   $  7.16   $ 2,195
Other Food & Beverage                           5.0%   $  9.17   $ 2,007      4.8%   $  5.16   $ 1,108      3.7%   $  6.12   $ 2,964
Telecommunications                              2.0%   $  3.74   $   818      1.6%   $  1.72   $   369      1.8%   $  2.89   $   988
Other Operated Departments                      3.1%   $  5.68   $ 1,244      2.0%   $  2.22   $   477      5.9%   $  9.73   $ 2,263
Rentals & Other Income                          2.0%   $  3.60   $   788      1.5%   $  1.64   $   353      1.6%   $  2.58   $   934
Cancellation Fee                                 .1%   $   .24   $    53       .1%   $   .08   $    18       .1%   $   .21   $   132
TOTAL REVENUES                                100.0%   $184.51   $40,369    100.0%   $108.57   $23,313    100.0%   $165.18   $49,857
DEPARTMENTAL EXPENSES
Rooms                                          25.3%   $ 29.51   $ 6,457     29.5%   $ 22.15   $ 4,755     25.7%   $ 27.26   $ 7,466
Food & Beverage                                73.0%   $ 39.99   $ 8,750     80.0%   $ 22.33   $ 4,795     77.4%   $ 33.84   $11,359
Telecommunications                             50.7%   $  1.90   $   415     79.6%   $  1.37   $   293     54.7%   $  1.58   $   514
Other Operated Departments                      2.4%   $  4.52   $   988      1.4%   $  1.49   $   321      2.8%   $  4.63   $ 1,795
TOTAL EXPENSES                                 41.1%   $ 75.92   $16,610     43.6%   $ 47.34   $10,164     40.7%   $ 67.31   $21,134
TOTAL DEPARTMENTAL PROFIT                      58.9%   $108.59   $23,759     56.4%   $ 61.23   $13,149     59.3%   $ 97.87   $28,723
UNDISTRIBUTED OPERATING EXPENSES
Administrative & General                        8.9%   $ 16.39   $ 3,586      9.0%   $  9.79   $ 2,101      9.1%   $ 15.02   $ 4,234
Marketing                                       6.8%   $ 12.48   $ 2,731      7.3%   $  7.94   $ 1,706      7.0%   $ 11.61   $ 3,419
Utility Costs                                   3.6%   $  6.62   $ 1,448      5.9%   $  6.44   $ 1,382      4.2%   $  6.89   $ 1,830
Property Operating & Maintenance                5.1%   $  9.48   $ 2,075      6.1%   $  6.62   $ 1,422      4.9%   $  8.15   $ 2,284
TOTAL UNDISTRIBUTED OPERATING EXPENSES         24.4%   $ 44.97   $ 9,840     28.4%   $ 30.79   $ 6,611     25.2%   $ 41.67   $11,767

GROSS OPERATING PROFIT                         34.5%   $ 63.62   $13,919     28.0%   $ 30.44   $ 6,538     34.1%   $ 56.20   $16,956

Franchise Fees (Royalty)                         .7%   $  1.24   $   271      1.1%   $  1.25   $   267      1.3%   $  2.07   $   229
Management Fees                                 3.4%   $  6.22   $ 1,360      3.0%   $  3.23   $   693      2.8%   $  4.59   $ 1,657

INCOME BEFORE FIXED CHARGES                    30.4%   $ 56.16   $12,288     23.9%   $ 25.96   $ 5,578     30.0%   $ 49.54   $15,070
SELECTED FIXED CHARGES
Property Taxes                                  5.1%   $  9.37   $ 2,050      1.9%   $  2.06   $   442      2.8%   $  4.59   $ 1,590
Insurance                                        .6%   $  1.10   $   240      1.0%   $  1.06   $   228       .8%   $  1.30   $   350
Reserve for Capital Replacement                 1.6%   $  2.92   $   639      2.1%   $  2.24   $   482      1.6%   $  2.65   $   916
AMOUNT AVAILABLE FOR DEBT SERVICE & OTHER
FIXED CHARGES *                                23.1%   $ 42.77   $ 9,359     18.9%   $ 20.60   $ 4,426     24.8%   $ 41.00   $12,214

OCCUPANCY                                                 61.2%                           64%                         62.5%
ROOMS                                                      277                           217                           215
AVERAGE RATE                                           $166.47                       $ 74.99                       $106.08

Source:  Smith Travel Research 2002


[IRR LOGO]                                                               PAGE 71

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                               CUSTOM HOST REPORT
                     2001 FULL-SERVICE: SELECTED PROPERTIES

34 PROPERTIES                                          RATIO TO            AMOUNT PER           AMOUNT/OCCUPIED
6,935 TOTAL ROOMS                                         SALES        AVAILABLE ROOM                ROOM NIGHT
REVENUE
Rooms                                                     66.4%               $17,126                   $ 80.93
Food                                                      20.1%               $ 5,174                   $ 24.45
Beverage                                                   5.0%               $ 1,278                   $  6.04
Other Food & Beverage                                      4.7%               $ 1,202                   $  5.68
Telecommunications                                         1.5%               $   399                   $  1.89
Other Operated Departments                                 1.6%               $   413                   $  1.95
Rentals & Other Income                                      .6%               $   164                   $   .78
Cancellation Fee                                            .1%               $    35                   $   .17
TOTAL REVENUES                                           100.0%               $25,791                   $121.89
DEPARTMENTAL EXPENSES
Rooms                                                     25.2%               $ 4,317                   $ 20.40
Food & Beverage                                           74.8%               $ 5,724                   $ 27.05
Telecommunications                                        60.2%               $   240                   $  1.14
Other Operated Departments                                 1.8%               $   459                   $  2.16
TOTAL EXPENSES                                            41.6%               $10,740                   $ 50.75
DEPARTMENTAL PROFITS
Rooms                                                     74.8%               $12,809                   $ 60.53
Food & Beverage                                           25.2%               $ 1,930                   $  9.12
Telecommunications                                        39.8%               $   159                   $   .75
Other Operated Departments                                98.2%               $   118                   $   .57
TOTAL DEPARTMENTAL PROFIT                                 58.4%               $15,051                   $ 71.14
UNDISTRIBUTED OPERATING EXPENSES
Administrative & General                                   9.4%               $ 2,433                   $ 11.50
Marketing                                                  7.8%               $ 2,007                   $  9.48
Utility Costs                                              5.1%               $ 1,320                   $  6.24
Property Operating & Maintenance                           6.4%               $ 1,652                   $  7.81
TOTAL UNDISTRIBUTED OPERATING EXPENSES                    28.7%               $ 7,412                   $ 35.03

GROSS OPERATING PROFIT                                    29.7%               $ 7,639                   $ 36.11

Franchise Fees (Royalty)                                   2.6%               $   666                   $  3.15
Management Fees                                            2.9%               $   752                   $  3.56

INCOME BEFORE FIXED CHARGES                               24.1%               $ 6,221                   $ 29.40
SELECTED FIXED CHARGES

Property Taxes                                             3.0%               $   764                   $  3.61

Insurance                                                  1.1%               $   272                   $  1.29

Reserve for Capital Replacement                             .3%               $    78                   $   .37
AMOUNT AVAILABLE FOR DEBT SERVICE &
OTHER FIXED CHARGES *                                     19.7%               $ 5,107                   $ 24.13
OCCUPANCY                                                 58.1%
AVERAGE RATE                                            $80.93

Source:  Smith Travel Research 2003

* Other fixed charges include depreciation and amortization, interest, rent and equipment leases


[IRR LOGO]                                                               PAGE 72

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

    REVENUES

    ROOMS REVENUE

        Room revenue was projected at the beginning of this section at $3,664,418. This is supported by a detailed penetration and yield study within the Market Analysis section.

    RESTAURANT INCOME

        The food and beverage division has been operated by the hotel. Historically, food and beverage revenue per occupied room has ranged from $24.12 to $26.17. Integra Realty Resources has appraised many full service restaurants in hotel operations with food and beverage revenue ranging from $24.11 to $62.14 per occupied room. The Custom Host Report shows $36.17. PKF Report is not applicable. Trend Reports for 2002 publish the following:

                        FOOD & BEVERAGE PER OCCUPIED ROOM

           REPORT          ECONOMY           ENC REGION             150-300 RMS
            Host           $27.92             $54.78                  $43.70

        The projected stabilized food and beverage revenue including banquet room rental is projected at $1,381,000, which indicates $26.00 per occupied room.

    TELEPHONE INCOME

        Telephone revenue historically has ranged from $255 to $359 per available room. This is equivalent to annual revenue of $49,432 to $69,706. This is also equivalent to $0.93 to $1.22 per occupied room. Telephone revenue is declining due to cellular usage. We have estimated total telephone revenue at $50,000.

    OTHER INCOME

        Other revenue includes guest laundry, vending revenue, lease, no-show, amusement park, game room, etc. Total other revenue ranged from $277 to $299 per available room, or $53,716 to $58,044. This is equivalent to $0.94 to $1.09 per occupied room. We have projected stabilized other revenue at $60,000, or $1.13 per occupied room.

    DEPARTMENTAL EXPENSES

    ROOMS EXPENSE

        Rooms expense includes wages for front desk and housekeeping personnel, payroll taxes, guest supplies, cleaning supplies and laundry, linens, advertising, and miscellaneous expenses. Rooms also should include all franchise reservation fees such as Holidex Systems, etc.


[IRR LOGO]                                                               PAGE 73

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                                  ROOMS EXPENSE

                                 SUBJECT HISTORY                                      CUSTOM       SUBJECT
                                   2000/01/02            HOST             PKF          HOST     STABILIZED YR
RATIO TO DEPT. REVENUE          23.1%/24.5%/24.1%     25.3%-29.5%          NA          25.2%         25%
$ PER OCCUPIED RM             $15.17/$16.48/$16.54   $22.15-$29.51         NA         $20.40
$ PER AVAIL ROOM/YR           $4,470/$4,533/$4,550   $4,755-$7,466   $3,854-$8,934    $4,317

          On a stabilized basis, a rooms expense of 25% is utilized, which includes Holiday Inn reservation costs. This equates to approximately $17.25 per occupied room.

       FOOD AND BEVERAGE

          Food and beverage expense includes all costs of labor, food costs, liquor costs, table and glass services, etc. Banquet expenses are also considered.

                            FOOD AND BEVERAGE EXPENSE

                                 SUBJECT HISTORY                                        CUSTOM        SUBJECT
                                    2000/01/02               HOST           PKF          HOST      STABILIZED YR
RATIO TO DEPT. REVENUE          85.9%/87.4%/88.9%           73%-80%         NA           74.8%           85%
$ PER OCCUPIED RM             $21.65/$22.86/$21.45       $22.33-$39.99      NA          $27.05
$ PER AVAIL ROOM/YR           $6,378/$6,289/$5,902      $4,795-$11,359      NA          $5,724

          Given historical expenses and trend data, we have utilized 85% for food and beverage expense.

       TELEPHONE EXPENSE

          Telephone expense includes local and long distance calls and line charges. The phone system has call accounting. This is a Mitel unit with voice mail.

                                TELEPHONE EXPENSE

                               SUBJECT HISTORY                                               CUSTOM      SUBJECT
                                  2000/01/02                      HOST            PKF         HOST    STABILIZED YR
RATIO TO DEPT. REVENUE         52.8%/41.3%/52.5%               50.7-79.6%          NA         60.2%        53%
$ PER OCCUPIED RM              $0.64/$0.48/$0.49              $1.37-$1.90          NA         $1.14
$ PER AVAIL ROOM/YR             $190/$132/$134                 $293-$514           NA         $240

          In this analysis we have utilized 53% telephone expense in line with operations history.

       OTHER EXPENSE

          Costs associated with other revenue have historically reflected net revenue.


[IRR LOGO]                                                               PAGE 74

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

        UNDISTRIBUTED EXPENSES

        ENERGY COSTS

            Energy costs include all heat, light and power costs.

                                 ENERGY EXPENSE

                             SUBJECT HISTORY                                               CUSTOM      SUBJECT
                                2000/01/02                HOST               PKF            HOST    STABILIZED YR
RATIO TO DEPT. REVENUE         4.6%/5%/4.8%            3.6%-5.9%          3.2%-5.5%         5.1%         5%
$ PER OCCUPIED RM            $4.30/$4.82/$4.56        $6.44-$6.89            N/A           $6.24
$ PER AVAIL ROOM/YR        $1,266/$1,325/$1,255      $1,382-$1,830      $1,053-$1,817     $1,320

            We have concluded to 5% for energy expense.

        MARKETING

                                MARKETING EXPENSE

                               SUBJECT HISTORY                                             CUSTOM        SUBJECT
                                 2000/01/02                HOST                 PKF         HOST      STABILIZED YR
RATIO TO DEPT. REVENUE         5.3%/6.5%/7.1%            6.8%-7.3%           5.1-6.4%        7.8%           8%
$ PER OCCUPIED RM            $4.88/$6.19/$6.76         $7.94-$12.48             N/A         $9.48
$ PER AVAIL ROOM/YR         $1,437/$1,702/$1,860      $1,706-$3,419       $1,216-$2,858    $20.07

            The Holiday Inn marketing fee is 1.5% of room revenue which was previously allocated under franchise fees. We have concluded to 8% in this analysis.

        FRANCHISE FEES

            The subject is a Holiday Inn Hotel. Maintenance of the affiliation is crucial to continued operation at the projected performance. Holiday Inn's royalty costs are 5% of rooms revenue, which equates to 3.6% of total revenue. Various chain franchise affiliation costs are summarized on the following pages.


[IRR LOGO]                                                               PAGE 75

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

    FRANCHISE FEES CHART


[IRR LOGO]                                                               PAGE 76

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

    REPAIR AND MAINTENANCE

            Repair and maintenance expenses include exterior building maintenance and repair, parking lot maintenance, lawn care, landscaping, minor room repair and maintenance costs.

                         REPAIR AND MAINTENANCE EXPENSE

                               SUBJECT HISTORY                                             CUSTOM            SUBJECT
                                  2000/01/02                 HOST              PKF          HOST          STABILIZED YR
RATIO TO DEPT. REVENUE         4.7%/4.6%/4.9%             4.9%-6.1%         4.2%-6.1%       6.4%                5%
$ PER OCCUPIED RM            $4.38/$4.42/$4.63          $6.62-$9.48            N/A         $7.81
$ PER AVAIL ROOM/YR        $1,290/$1,216/$1,274        $1,422-$2,284      $1,157-$2,341   $16.52

            We have concluded to 5% in this analysis, recognizing that a separate reserve for replacement is considered.

    ADMINISTRATIVE AND GENERAL

                       ADMINISTRATIVE AND GENERAL EXPENSE

                               SUBJECT HISTORY                                              CUSTOM            SUBJECT
                                  2000/01/02                    HOST            PKF          HOST          STABILIZED YR
RATIO TO DEPT. REVENUE          8.2%/8.9%/8.5%               8.9%-9.1%       7.9%-10.7%       9.4%              8.5%
$ PER OCCUPIED RM            $17.63/$8.52/$18.07            $9.79-$16.39        N/A         $11.50
$ PER AVAIL ROOM/YR          $2,247/$2,343/$2,222          $2,101-$4,234    $2,042-$4,404   $24.33

            Administrative and general expense of 8.5% is projected in this analysis.

    MANAGEMENT

            Management fees historically have not been recorded. Management companies often charge an incentive management fee in addition to a base. Total fees of between 2% and 5% are customary. The Korpacz Investor Survey cites the following chart.


[IRR LOGO]                                                               PAGE 77

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

                            RESERVES FOR REPLACEMENT
                               AND MANAGEMENT FEES
                              (% OF TOTAL REVENUE)
                               FIRST QUARTER 2003

                              RESERVES FOR                    MANAGEMENT
LODGING SEGMENT               REPLACEMENT                        FEES
---------------               -----------                        ----
FULL - SERVICE
RANGE                         3.00%-8.00%                     1.00%-4.00%
AVERAGE                           4.39%                           2.81%


ECONOMY/LIMITED SERVICE
RANGE                         3.00%-6.00%                     2.00%-5.00%
AVERAGE                           4.44%                           3.56%


LUXURY
RANGE                         3.00%-7.00%                     1.00%-5.00%
AVERAGE                          4.36%                           2.77%


EXTENDED STAY
RANGE                         3.00%-5.00%                     2.00%-5.00%
AVERAGE                          4.30%                           3.40%

Source: PWC 1st Qtr 2003

The existing management contract is cancelable upon default. We have considered market management fees in this analysis as the purpose of this report is to determine Fee Simple Market Value. We have utilized 3% of total revenue as the management fee for the subject property.

INSURANCE

                                INSURANCE EXPENSE

                              SUBJECT HISTORY                                                  CUSTOM       SUBJECT
                                 2000/01/02              HOST                PKF                HOST     STABILIZED YR
                                 ----------              ----                ---                ----     -------------
RATIO TO DEPT. REVENUE         0.3%/0.5%/0.5%           0.6%-1%           0.9%-1.4%                1.1%       0.8%
$ PER OCCUPIED RM            $0.27/$0.51/$0.47       $1.06-$1.30             N/A                 $1.29
$ PER AVAIL ROOM/YR            $81/$140/$129           $228-$350          $274-$483              $2.72


      We have concluded to 0.8% for insurance expense in this analysis.

REAL ESTATE TAXES

      Real and personal property taxes were discussed in the Site Description section. We have estimated taxes at $134,591.

RESERVES

      A 4% reserve for replacement is included in our analysis to account for short-term replacement of items such as paving, carpeting, furniture, fixtures and equipment. FF&E appears to be in good condition. HVAC systems are in working order. A 4% reserve account is based on current market conditions. Discussions with buyers


(IRR LOGO)                                                               Page 78

HOLIDAY INN CANTON                                            VALUATION ANALYSIS


regarding their parameters indicate reserves at predominantly 4%. A 2000 study published by the International Society of Hotel Consultants suggests that cap ex for full service hotels averaged 6.1% between 1988 and 1998. However, until market participants recognize an increased deduction from NOI and adjust corresponding purchase parameters, a lower reserve is utilized. The Korpacz Survey cited under the management fee discussion indicated average full service reserves at 4.38%.

The following is a summary of the pro forma operating expenses anticipated for the coming year on a stabilized basis or stabilized ProForma for 2003 year. This assumes renovations are complete as required by the Franchisor.


(IRR LOGO)                                                               Page 79

HOLIDAY INN CANTON                                            VALUATION ANALYSIS




                            HOLIDAY INN NORTH CANTON
                       PROFORMA INCOME EXPENSE STATEMENT

DESCRIPTION                                TOTAL                 % SALES           $ / RM.          POR
-----------                                -----                 -------           -------          ---
INCOME:
ROOMS                      194        $   3,664,418                71.08%       $  18,889        $   69.00
FOOD & BEVERAGE                       $   1,381,000                26.79%       $   7,119        $   26.00
TELEPHONE                             $      50,000                 0.97%       $     258        $    0.94
OTHER                                 $      60,000                 1.16%       $     309        $    1.13
TOTAL REVENUE                         $   5,155,418               100.00%       $  26,574        $   97.07

EXPENSE:
OPERATED DEPT.
ROOMS                                 $     916,105                25.00%       $   4,722        $   17.25
FOOD & BEVERAGE                       $   1,173,850                85.00%       $   6,051        $   22.10
TELEPHONE                             $      26,500                53.00%       $     137        $    0.50
OTHER OPERATED DEPT.                  $           0                 0.00%       $       0        $      --
TOTAL OPER. DEPT. EXPENSE             $   2,116,455                41.05%       $  10,910        $   39.85

UNDISTRIBUTED EXPENSE

ENERGY                                $     257,771                 5.00%       $   1,329        $    4.85
MARKETING                             $     412,433                 8.00%       $   2,126        $    7.77
FRANCHISE FEES                        $     185,595                 3.60%       $     957        $    3.49
REPAIR & MAINTENANCE                  $     257,771                 5.00%       $   1,329        $    4.85
ADMIN. & GENERAL                      $     438,211                 8.50%       $   2,259        $    8.25
TOTAL UNDISTRIBUTED EXP.              $   1,551,781                30.10%       $   7,999        $   29.22

MANAGEMENT                            $     154,663                 3.00%       $     797        $    2.91

FIXED EXPENSE

INSURANCE                             $      41,243                 0.80%       $     213        $    0.78
TAXES                                 $     134,591                 2.60%       $     694        $    2.53
OTHER                                 $           0                 0.00%       $       0        $      --
RESERVES                              $     206,217                 4.00%       $   1,063        $    3.88
TOTAL FIXED EXPENSE                   $     382,051                 7.41%       $   1,969        $    7.19

TOTAL EXPENSE                         $   4,204,949                81.56%       $  21,675        $   79.18

NET OPERATING INCOME                  $     950,469                18.44%       $   4,899        $   17.90

ROOMS SOLD                                   53,108
OCCUPANCY                                     75.00%
AVERAGE DAILY RATE                    $       69.00
AVE F&B PER OCCUPIED ROOM             $       26.00



(IRR LOGO)                                                               Page 80

HOLIDAY INN CANTON                                            VALUATION ANALYSIS



CAPITALIZATION

      There are two forms of capitalization, which can be utilized to process income into value. These are direct and yield capitalization techniques. In direct capitalization a stabilized net operating income can be processed into value by utilization of an overall rate. This process requires the projection of stabilized net operating income. Direct capitalization is the most fundamental approach and accounts for market conditions as they are anticipated in the near future. Direct capitalization is typically the most reliable indication for stabilized hotels.

      In yield capitalization factors can be accounted for such as demand growth, changes in average daily rate, operating expense changes, start up of new or renovated projects, etc. The subject is existing and has reached/will be stabilized. A discounted cash flow has been processed in this analysis to reflect anticipated changes expensed in the industry over the next few years.

      DIRECT CAPITALIZATION

            Direct capitalization involves the processing of a stabilized year net operating income into value. This relationship is best derived from recent sales of comparable properties. Overall rates of capitalization are determined by dividing net operating income into the sale price. This relationship is applied to the subject net operating income calculated above. As a crosscheck to market derived overall rates we have utilized a band of investment technique. This analysis utilizes typical mortgage variables available today as well as equity returns in the marketplace.

            Historical indications of overall rates from market sales for comparable quality properties indicate a range of from 11.3% to 12.9% as follows:

SALE       PROPERTY                            OVERALL RATE
1          Holiday Inn Traverse City              11.75%
2          Trueman Club, Columbus                 12.3%
3          Courtyard, Cleveland                   11.3%
4          Embassy, Columbus                      11.9%
5          Clarion, Covington                     12.9%
6          St. Regis, Detroit                     12.5%

      BAND OF INVESTMENT TECHNIQUE

            Mortgage financing in this analysis assumes the investor/buyer seeks the best available loan in order to maximize leverage. We have had discussions with brokers, operators and owners indicating that motel loan criteria has become quite restrictive. Many lenders are very cautious regarding hotel property due to fears of oversupply, recession and declines in travel. This has resulted in lower loan to value and higher debt coverage ratio requirements.

            Realtyrates.com indicates lodging interest rates at 5.83% to 16.58% with an average of 8.01%. Spreads over 10 year treasuries are 1.49% to 12.24%, with an average of 3.67% shown as follows.

(IRR LOGO)                                                               Page 81

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

               RealtyRates.com INVESTOR SURVEY - 2nd Quarter 2003
                              PERMANENT FINANCING

                                 Health                         RV/Camp
                                 Senior                         Mfg Hsg                                       Self      Special
             Apt.       Golf     Housing      Ind.   Lodging    MH Park    Office    Restaurant    Retail    Storage    Purpose
--------------------------------------------------------------------------------------------------------------------------------
Spread Over Base*
--------------------------------------------------------------------------------------------------------------------------------
Minimum     1.25%      2.17%      1.40%      1.44%     1.49%     1.30%      1.40%       2.25%       1.40%     1.49%       2.25%
Maximum     3.95%      6.00%      4.50%      4.55%    12.24%     4.30%      4.80%       7.60%       4.55%     4.80%      10.04%
Average     2.11%      3.41%      2.67%      2.37%     3.67%     2.24%      2.60%       4.06%       2.49%     3.58%       4.25%
--------------------------------------------------------------------------------------------------------------------------------
Interest Rate
--------------------------------------------------------------------------------------------------------------------------------
Minimum     5.59%      6.51%      5.74%      5.78%     5.83%     5.64%      5.74%       6.59%       5.74%    10.08%       6.59%
Maximum     8.29%     10.34%      8.84%      8.89%    16.58%     8.64%      9.14%      11.94%       8.89%     8.89%      14.38%
Average     6.45%      7.75%      7.01%      6.71%     8.01%     6.58%      6.94%       8.40%       6.83%     6.83%       8.59%
--------------------------------------------------------------------------------------------------------------------------------
Debt Coverage Ratio
--------------------------------------------------------------------------------------------------------------------------------
Minimum     1.15       1.25       1.10       1.20      1.30      1.20       1.20        1.30        1.20      1.20        1.25
Maximum     1.85       1.80       2.00       1.80      2.10      1.80       1.80        2.10        1.80      2.30        2.40
Average     1.51       1.50       1.54       1.40      1.64      1.42       1.50        1.61        1.39      1.52        1.70
--------------------------------------------------------------------------------------------------------------------------------
Loan-to-Value Ratio
--------------------------------------------------------------------------------------------------------------------------------
Minimum       50%        50%        50%        50%       50%       60%        50%         50%         50%       80%         50%
Maximum       85%        80%        95%        80%       80%       80%        80%         75%         80%       50%         80%
Average       74%        66%        72%        72%       67%       73%        68%         66%         72%       69%         67%
--------------------------------------------------------------------------------------------------------------------------------
Amortization (Yrs.)
--------------------------------------------------------------------------------------------------------------------------------
Minimum       20         15         20         20        15        20         20          15          20        20          15
Maximum       35         30         35         30        30        30         30          25          30        30          30
Average       27         21         25         26        23        26         28          19          27        28          21
--------------------------------------------------------------------------------------------------------------------------------
Term (Yrs.)
--------------------------------------------------------------------------------------------------------------------------------
Minimum        3          5          3          3         5         5          3           3           3         3           3
Maximum       40         30         25         30        30        30         30          15          10        10          20
Average    21.50       9.25      13.75      11.67      8.00      9.25       8.00        7.50        6.25      6.25        8.00
--------------------------------------------------------------------------------------------------------------------------------
*10 Year Treasury
--------------------------------------------------------------------------------------------------------------------------------

Copyright 2003 RealtyRates.com

      Based on discussions with hotel lending professionals, mortgage rate spreads for hotel properties comparable to the subject generally fall in the range of 300 to 450 basis points over the corresponding 7 to 10 year treasuries.

      A treasury bill rate of 3.2% is applicable as of June 15, 2003. A 400 basis point spread would indicate an interest rate of 7.2%. A mortgage constant based on 20 year amortization period is .0945.

EQUITY RETURN

      A Band of Investment analysis will be completed to determine an appropriate overall rate incorporating the above mortgage variables. The Band of Investment analysis includes consideration of both debt and equity capital.

      Representatives of Integra Realty Resources attend various industry conferences and events. Our discussions with active hotel brokers, buyers and analysts have yielded typical equity return ranges.

(IRR LOGO)                                                               Page 82

HOLIDAY INN CANTON                                            VALUATION ANALYSIS




      Current equity requirements for existing stabilized hospitality property range from approximately 11% to 12% on the low end to a high of approximately 18% to 20%. Obviously the lower equity requirements would be for stabilized properties at excellent operating levels in good condition and excellent locations. The upper range requirements would be for more poorly operating properties, older properties, poorly located properties or those requiring some level of renovation. In our opinion, an equity dividend rate for the subject property considering stabilized operation and completion of any needed renovations of 15% appears realistic. The Band of Investment technique is calculated as follows.

                          BAND OF INVESTMENT TECHNIQUE

POSITION                     PERCENTAGE              X RATE            = PRODUCT
--------                     ----------              ------            ---------
Mortgage                     .6                      .0945             .0567
Equity                       .4                      .15               .06
                             Total                                     .1167
                                                                  Say 11.7%

      NATIONAL STUDIES

            Several organizations in addition to Integra Realty Resources maintain data on investor requirements for rate of return on various property types. Some include hotel as a classification. Following are investment criteria for hotel properties.

TABLE 5

2002 CAP RATE RANKS

2002                                 2002     2002 HIGH       2002
RANK         PROPERTY TYPE           LOW (%)      (%)          AVG. (%)
1        Suburban Multi Family        7.0%       10.0%        8.6%
2        Urban Multi Family           7.0%       10.5%        8.6%
3        Regional Mall                7.0%        9.8%        8.7%
4        Community Mall               8.0%       10.0%        9.3%
5        CBD Office                   8.0%       10.8%        9.4%
6        Bulk                         8.3%       11.5%        9.4%
7        Neighborhood Strip           8.5%       10.5%        9.5%
8        Suburban Office              8.8%       10.5%        9.5%
9        Office/Warehouse             8.5%       10.5%        9.5%
10       Manufacturing                8.5%       12.0%        9.7%
11       R&D                          8.8%       11.0%        9.8%
12       CBD Lodging                  9.5%       12.5%       11.0%
13       Suburban Lodging            10.0%       13.0%       11.3%
14       Airport Lodging              9.5%       13.0%       11.3%


TABLE 7

2002 DISCOUNT RATE RANKS

2002                                 2002     2002 HIGH      2002
RANK        PROPERTY TYPE           LOW (%)      (%)        AVG. (%)
----        -------------           -------      ---        --------
1        Regional Mall                9.5%       12.0%       10.8%
2        Suburban Multi Family        9.5%       12.0%       10.8%
3        Urban Multi Family           9.5%       14.0%       10.9%
4        Community Mall              10.0%       12.5%       11.2%
5        CBD Office                  10.5%       12.5%       11.3%
6        Neighborhood Strip          10.0%       13.0%       11.3%
7        Suburban Office             10.0%       13.0%       11.4%
8        Bulk                        10.0%       14.0%       11.4%
9        Office/Warehouse            10.0%       13.0%       11.4%
10       Manufacturing               10.0%       14.0%       11.7%
11       R&D                         10.0%       13.0%       11.7%
12       CBD Lodging                 11.0%       15.0%       13.1%
13       Suburban Lodging            11.5%       15.5%       13.3%
14       Airport Lodging             12.0%       15.0%       13.4%


(IRR LOGO)                                                               Page 83

HOLIDAY INN CANTON                                            VALUATION ANALYSIS




                     RERC REAL ESTATE REPORT - SPRING 2003

                                          HOTEL

                              LOW                      HIGH

PRE-TAX YIELD (IRR) (%)
Range**                       13.0%                   14.5%
AVERAGE                                    13.7%
GOING IN CAP RATE (%)
Range**                       10.8%                   11.5%
AVERAGE                                    11.0%
TERMINAL CAP RATE (%)
Range**                       11.5%                   12.0%
AVERAGE                                    11.6%
RENTAL GROWTH
Range**                       -5.0%                    3.0%
AVERAGE                                     0.3%
EXPENSE GROWTH
Range**                        3.0%                    3.2%
AVERAGE                                     3.1%

SOURCE: REAL ESTATE RESEARCH CORPORATION

PWc National Full-Service Lodging Market - First Quarter 2003

                                           CURRENT            THIRD QUARTER
KEY INDICATORS                             QUARTER                 2003             YEAR AGO
--------------                             -------                 ----             --------
Discount Rate (IRR)(a)
RANGE                                    11.50%-15.00%        11.50%-15.00%       11.50%-17.00%
AVERAGE                                     13.51%               13.51%               13.85%
CHANGE (Basis Points)                        --                    0                   -34

Overall Cap Rate IOAR)(a)

RANGE                                    8.00%-13.00%         7.00%-13.00%        8.50%-13.00%
AVERAGE                                     10.64%               10.61%              10.77%
CHANGE (Basis Points)                         --                  +3                  -13

Residual Cap Rage

RANGE                                    9.00%-13.00%         9.00%-13.00%        9.00%-14.00%
AVERAGE                                     10.67%               10.67%              10.91%
CHANGE (Basis Points)                        --                    0                  -24

Average Daily Rate Chg. Rate(a)

RANGE                                    -5.00%-10.00%        -5.00%-10.00%       -5.00%-10.00%
AVERAGE                                       2.30%                2.30%               1.85%
CHANGE (Basis Points)                                               0                   +45

Operating Expense Chg. Rate(a)

RANGE                                     1.00%-4.00%          1.00%-4.00%         1.00%-4.00%
AVERAGE                                      2.90%                2.90%                2.88%
CHANGE (Basis Points)                         --                    0                   +2

Average Marketing Time (in months)
RANGE                                    2.00%-12.00%         2.00%-12.00%        2.00%-12.00%
AVERAGE                                      7.00%                7.00%               7.90%
CHANGE (Basis Points)                         --                    0                -11.39


(a) Rate on unleveraged, all-cash transactions  (b) Initial rate of change


SOURCE: THE KORPACZ REAL ESTATE INVESTOR SURVEY, 1ST QUARTER 2003

(IRR LOGO)                                                               Page 84

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

               RealtyRates.com INVESTOR SURVEY - 2nd Quarter 2003
                       LODGING FACILITIES - FULL SERVICE

ITEM                           INPUT                                                          OAR
MINIMUM
Spread Over 10-Year Treasury     1.49%   DCR TECHNIQUE          1.30   0.070640       0.80    7.35
Debt Coverage Ratio               1.30   BAND OF INVESTMENT TECHNIQUE
Interest Rate                    5.83%   Mortgage                80%   0.070640   0.056512
Amortization                        30   Equity                  20%   0.097500   0.019500
Mortgage Constant             0.070640   OAR                                                  7.60
Loan-to-Value Ratio                80%   SURVEYED RATES                                       7.75
Equity Dividend Rate             9.75%

MAXIMUM
Spread Over 10-Year Treasury    11.09%   DCR TECHNIQUE          1.85   0.171499       0.60   18.88
Debt Coverage Ratio               1.85   BAND OF INVESTMENT TECHNIQUE
Interest Rate                   15.43%   Mortgage                60%   0.171499   0.102042
Amortization                        15   Equity                  41%   0.188000   0.076140
Mortgage Constant             0.171499   OAR                                                 17.82
Loan-to-Value Ratio                60%   SURVEYED RATES                                      18.17
Equity Dividend Rate            18.80%

AVERAGE
Spread Over 10-Year Treasury     6.29%   DCR TECHNIQUE          1.38   0.117127       0.70   11.27
Debt Coverage Ratio               1.38   BAND OF INVESTMENT TECHNIQUE
Interest Rate                   10.63%   Mortgage                70%   0.117127   0.081696
Amortization                        23   Equity                  30%   0.138225   0.041813
Mortgage Constant             0.117127   OAR                                                 12.35
Loan-to-Value Ratio                70%   SURVEYED RATES                                      12.66
Equity Dividend Rate            13.82%

SOURCE: REALTYRATES.COM INVESTOR SURVEY 2ND QTR 2003

SURVEY RANGES (OVERALL CAPITALIZATION RATES)



STUDY                                RATE RANGE                  AVERAGE
-----                                ----------                  -------
Integra Realty Resources (1)         10% - 13%                    11.3%
RERC(2)                            10.8% - 11.5%                  11.0%
PWc(3)                                8% - 13%                   10.64%
Realty Rates(3)                    7.75% - 18.17%                12.66%

(1)     Suburban

(2)     All hotel types

(3)     For full service hotel product only





(IRR LOGO)                                                               Page 85

HOLIDAY INN CANTON                                            VALUATION ANALYSIS

OVERALL RATE CONCLUSION

      The applicable techniques used to estimate overall rates indicate a range of 11% to 12.9% as reasonable. In the final analysis, the quality, quantity, and durability of the subject's income must be considered when calculating an appropriate overall rate. The subject property should compete effectively, given its condition, location and affiliation. Our direct capitalization assumes that PIP renovations are complete and the subject is stabilized.

      The net income estimate includes full expenses with management and reserves. Therefore, the NOI projection appears reasonable. In our opinion, a mid capitalization rate of 11.75% appears reasonable.

      Calculations are as follows.

NET OPERATING INCOME        /          OVERALL RATE     =      VALUE INDICATION
$950,469                               .1175%                     $8,089,098
                                             Rounded              $8,000,000


(IRR LOGO)                                                               Page 86

HOLIDAY INN CANTON                                            VALUATION ANALYSIS



INTRODUCTION - DISCOUNTED CASH FLOW ANALYSIS

      We have used Argus software to develop a projection of periodic cash flows from the property over an anticipated investment holding period based on contract rents in place and anticipated future changes in market rent and operating expenses. This analysis considered current market conditions and our interpretation of the attitudes of informed investors concerning future trends. The table below sets forth the basic assumptions and projections utilized in this analysis and is followed by a summary of our cash flow model.

DISCOUNTED CASH FLOW ASSUMPTIONS AND PROJECTIONS

YEAR ONE                              August 2003 - July 2004
PROJECTION PERIOD                     10 years
PROGRAM                               Argus Software V-10


INCOME

YEAR                               2003         2004      2005         2006
OCCUPANCY                          77%          78%       74%          75% (stabilized)
AVERAGE DAILY RATE                 $68          $70       $71          -
OCCUPANCY CHANGE                   Stated through 2005, stabilized through
                                   holding period
ADR GROWTH RATE                    Stated through 2005             2% thereafter
OTHER INCOME

OTHER INCOME                       Increases at 2% annually

EXPENSES

OPERATING EXPENSES                 Based on stable % of revenue
REVERSION
REVERSION YEAR                     Year 11
REVERSION CAPITALIZATION RATE      12%
REVERSION SELLING EXPENSES         2%
DISCOUNT RATE (SEE RANGES BELOW)   13.5% - 15.5%
VALUE CONCLUSION (ROUNDED)         $7,200,000 - $8,100,000


      DISCOUNT RATES

      Internal rate of return rounded to 13.5% to 15.5% based on the following.

STUDY                RATE RANGE                   AVERAGE
IRR Viewpoint        11.8% - 16%                  13.4%
RERC                 13% - 14.5%                  13.7%
Korpacz              11.5% - 15%                  13.51%



(IRR LOGO)                                                               Page 87

HOLIDAY INN CANTON                                            VALUATION ANALYSIS





Software: ARGUS Ver. 10.0.0                                        Date: 7/23/03
File: Holiday Inn Canton                                             Time: 17:19
Property Type: Hotel/Motel                                             Ref#: AAR
Portfolio: Janus Properties                                              Page: 1


                        SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year Beginning 8/1/2003

                            Year 1           Year 2           Year 3           Year 4           Year 5          Year 6
For the Years Ending       Jul-2004         Jul-2005         Jul-2006         Jul-2007         Jul-2008        Jul-2009
--------------------       --------         --------         --------         --------         --------        --------
GROSS REVENUE

   Room Revenue           $3,707,612       $3,866,226       $3,720,357       $3,846,045       $3,922,966       $4,001,425
   Food & Beverage         1,381,000        1,408,620        1,436,792        1,465,528        1,494,839        1,524,736
   Telephone                  50,000           51,000           52,020           53,060           54,122           55,204
   Other                      60,000           61,200           62,424           63,672           64,946           66,245
                          ----------       ----------       ----------       ----------       ----------       ----------
TOTAL GROSS
  REVENUE                  5,198,612        5,387,046        5,271,593        5,428,305        5,536,873        5,647,610
                          ----------       ----------       ----------       ----------       ----------       ----------
DEPARTMENTAL
  EXPENSES

   Room Expense              926,903          966,557          930,089          961,511          980,742        1,000,356
   Food & Beverage         1,173,850        1,197,327        1,221,273        1,245,699        1,270,613        1,296,026
   Telephone                  26,500           27,030           27,571           28,122           28,685           29,258
                          ----------       ----------       ----------       ----------       ----------       ----------
TOTAL DEPARTMENTAL
  EXPENSES                 2,127,253        2,190,914        2,178,933        2,235,332        2,280,040        2,325,640
                          ----------       ----------       ----------       ----------       ----------       ----------
DEPARTMENTAL PROFIT        3,071,359        3,196,132        3,092,660        3,192,973        3,256,833        3,321,970
                          ----------       ----------       ----------       ----------       ----------       ----------

UNDISTRIBUTED
   EXPENSES

   Administrative
     & General               441,882          457,899          448,085          461,406          470,634          480,047
   Marketing                 415,889          430,964          421,727          434,264          442,950          451,809
   Property Oper.
    & Maint.                 259,931          269,352          263,580          271,415          276,844          282,381
   Energy &
     Utilities               259,931          269,352          263,580          271,415          276,844          282,381
   Management Fee            155,958          161,611          158,148          162,849          166,106          169,428
   Franchise Fee             185,381          193,311          186,018          192,302          196,148          200,071
                          ----------       ----------       ----------       ----------       ----------       ----------
TOTAL UNDISTRIBUTED
  EXPENSES                 1,718,972        1,782,489        1,741,138        1,793,651        1,829,526        1,866,117
                          ----------       ----------       ----------       ----------       ----------       ----------
GROSS OPERATING
  PROFIT                   1,352,387        1,413,643        1,351,522        1,399,322        1,427,307        1,455,853
                          ----------       ----------       ----------       ----------       ----------       ----------
FIXED EXPENSES
  & COSTS

   Real Estate
     Taxes                   134,591          137,283          140,028          142,829          145,686          148,599
   Insurance                  41,589           43,096           42,173           43,426           44,295           45,181
   Reserves                  207,944          215,482          210,864          217,132          221,475          225,904
                          ----------       ----------       ----------       ----------       ----------       ----------
TOTAL FIXED
  EXPENSES & COSTS           384,124          395,861          393,065          403,387          411,456          419,684
                          ----------       ----------       ----------       ----------       ----------       ----------
NET OPERATING
  INCOME                     968,263        1,017,782          958,457          995,935        1,015,851        1,036,169
                          ----------       ----------       ----------       ----------       ----------       ----------
CASH FLOW BEFORE
  DEBT SERVICE &
  INCOME TAX              $  968,263       $1,017,782       $  958,457       $  995,935       $1,015,851       $1,036,169
                          ==========       ==========       ==========       ==========       ==========       ==========


                                 Year 7          Year 8           Year 9         Year 10            Year 11
For the Years Ending            Jul-2010        Jul-2011         Jul-2012        Jul-2013          Jul-2014
--------------------            --------        --------         --------        --------          --------
GROSS REVENUE

   Room Revenue               $4,081,454       $4,163,083       $4,246,345       $4,331,272       $4,417,897
   Food & Beverage             1,555,230        1,586,335        1,618,062        1,650,423        1,683,431
   Telephone                      56,308           57,434           58,583           59,755           60,950
   Other                          67,570           68,921           70,300           71,706           73,140
                              ----------       ----------       ----------       ----------       ----------
TOTAL GROSS
  REVENUE                      5,760,562        5,875,773        5,993,290        6,113,156        6,235,418
                              ----------       ----------       ----------       ----------       ----------
DEPARTMENTAL
  EXPENSES

   Room Expense                1,020,364        1,040,771        1,061,586        1,082,818        1,104,474
   Food & Beverage             1,321,946        1,348,385        1,375,353        1,402,860        1,430,916
   Telephone                      29,843           30,440           31,049           31,670           32,304
                              ----------       ----------       ----------       ----------       ----------
TOTAL DEPARTMENTAL
  EXPENSES                     2,372,153        2,419,596        2,467,988        2,517,348        2,567,694
                              ----------       ----------       ----------       ----------       ----------
DEPARTMENTAL PROFIT            3,388,409        3,456,177        3,525,302        3,595,808        3,667,724
                              ----------       ----------       ----------       ----------       ----------

UNDISTRIBUTED
   EXPENSES

   Administrative
     & General                   489,648          499,441          509,430          519,618          530,011
   Marketing                     460,845          470,062          479,463          489,052          498,833
   Property Oper.
    & Maint.                     288,028          293,789          299,665          305,658          311,771
   Energy &
     Utilities                   288,028          293,789          299,665          305,658          311,771
   Managment Fee                 172,817          176,273          179,799          183,395          187,063
   Franchise Fee                 204,073          208,154          212,317          216,564          220,895
                              ----------       ----------       ----------       ----------       ----------
TOTAL UNDISTRIBUTED
  EXPENSES                     1,903,439        1,941,508        1,980,339        2,019,945        2,060,344
                              ----------       ----------       ----------       ----------       ----------
GROSS OPERATING
  PROFIT                       1,484,970        1,514,669        1,544,963        1,575,863        1,607,380
                              ----------       ----------       ----------       ----------       ----------
FIXED EXPENSES
  & COSTS

   Real Estate
     Taxes                       151,571          154,603          157,695          160,849          164,066
   Insurance                      46,084           47,006           47,946           48,905           49,883
   Reserves                      230,422          235,031          239,732          244,526          249,417
                              ----------       ----------       ----------       ----------       ----------
TOTAL FIXED
  EXPENSES & COSTS               428,077          436,640          445,373          454,280          463,366
                              ----------       ----------       ----------       ----------       ----------
NET OPERATING
  INCOME                       1,056,893        1,078,029        1,099,590        1,121,583        1,144,014
                              ----------       ----------       ----------       ----------       ----------
CASH FLOW BEFORE
  DEBT SERVICE &
  INCOME TAX                  $1,056,893       $1,078,029       $1,099,590       $1,121,583       $1,144,014
                              ==========       ==========       ==========       ==========       ==========



(IRR LOGO)                                                               Page 88

HOLIDAY INN CANTON                                            VALUATION ANALYSIS



Software: ARGUS Ver. 10.0.0                                        Date: 7/23/03
File: Holiday Inn Canton                                             Time: 17:19
Property Type: Hotel/Motel                                             Ref#: AAR
Portfolio: Janus Properties                                              Page: 2

                      SCHEDULE OF SOURCES & USES OF CAPITAL
     Equity is Based on Property Value, Leverage and Operating Requirements

                                     Year 1           Year 2             Year 3        Year 4           Year 5              Year 6
For the Years Ending               Jul-2004          Jul-2005           Jul-2006       Jul-2007        Jul-2008            Jul-2009
                                   --------          --------           --------       --------        --------            --------
SOURCES OF CAPITAL
   Net Operating Gains             $  968,263        $1,017,782        $958,457        $995,935        $1,015,851        $1,036,169
   Initial Equity Contribution      7,216,865
   Net Proceeds from Sale
                                   ----------        ----------        --------        --------        ----------        ----------
TOTAL SOURCES OF CAPITAL           $8,185,128        $1,017,782        $958,457        $995,935        $1,015,851        $1,036,169
                                   ==========        ==========        ========        ========        ==========        ==========
USES OF CAPITAL
   Property Present Value          $7,216,865
                                   ----------        ----------        --------        --------        ----------        ----------
DEFINED USES OF CAPITAL             7,216,865
                                   ----------        ----------        --------        --------        ----------        ----------
CASH FLOW DISTRIBUTIONS               968,263         1,017,782         958,457         995,935         1,015,851         1,036,169
                                   ----------        ----------        --------        --------        ----------        ----------
TOTAL USES OF CAPITAL              $8,185,128        $1,017,782        $958,457        $995,935        $1,015,851        $1,036,169
                                   ==========        ==========        ========        ========        ==========        ==========
UNLEVERAGED CASH ON CASH RETURN
   Cash to Purchase Price               13.42%            14.10%          13.28%          13.80%            14.08%            14.36%
   NOI to Book Value                    13.42%            14.10%          13.28%          13.80%            14.08%            14.36%

                                     Year 7            Year 8             Year 9          Year 10
For the Years Ending                Jul-2010          Jul-2011          Jul-2012          Jul-2013
                                    --------          --------          --------          --------
SOURCES OF CAPITAL

   Net Operating Gains             $1,056,893        $1,078,029        $1,099,590        $ 1,121,583
   Initial Equity Contribution
   Net Proceeds from Sale                                                                  9,342,781
                                  ----------        ----------        ----------        -----------
TOTAL SOURCES OF CAPITAL           $1,056,893        $1,078,029        $1,099,590        $10,464,364
                                   ==========        ==========        ==========        ===========
USES OF CAPITAL
   Property Present Value
                                   ----------        ----------        ----------        -----------
DEFINED USES OF CAPITAL
                                   ----------        ----------        ----------        -----------
CASH FLOW DISTRIBUTIONS             1,056,893         1,078,029         1,099,590         10,464,364
                                   ----------        ----------        ----------        -----------
TOTAL USES OF CAPITAL              $1,056,893        $1,078,029        $1,099,590        $10,464,364
                                   ==========        ==========        ==========        ===========
UNLEVERAGED CASH ON CASH RETURN
   Cash to Purchase Price               14.64%            14.94%            15.24%             15.54%
   NOI to Book Value                    14.64%            14.94%            15.24%             15.54%


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
HOLIDAY INN CANTON                                            VALUATION ANALYSIS




Software: ARGUS Ver. 10.0.0                                        Date: 7/23/03
File: Holiday Inn Canton                                             Time: 17:19
Property Type: Hotel/Motel                                             Ref#: AAR
Portfolio: Janus Properties                                              Page: 3

                           PROSPECTIVE PROPERTY RESALE

                             Year 1        Year 2        Year 3     Year 4       Year 5
For the Years Ending        Jul-2004     Jul-2005      Jul-2006    Jul-2007     Jul-2008
--------------------        --------     --------      --------    --------     --------
RESALE AMOUNT
Gross Proceeds from Sale    $8,481,517   $7,987,142    $8,299,458  $8,465,425   $8,634,742
Commissions & Other Costs     -169,630     -159,743      -165,989    -169,309     -172,695
                            ----------   ----------    ----------  ----------   ----------
NET PROCEEDS FROM SALE      $8,311,887   $7,827,399    $8,133,469  $8,296,116   $8,462,047
                            ==========   ==========    ==========  ==========   ==========

                             Year 6       Year 7        Year 8      Year 9       Year 10
For the Years Ending        Jul-2009     Jul-2010      Jul-2011    Jul-2012      Jul-2013
--------------------        --------     --------      --------    --------      --------
RESALE AMOUNT
Gross Proceeds from Sale    $8,807,442   $8,983,575    $9,163,250  $9,346,525   $9,533,450
Commissions & Other Costs     -176,149     -179,672      -183,265    -186,931     -190,669
                            ----------   ----------    ----------  ----------   ----------
NET PROCEEDS FROM SALE      $8,631,293   $8,803,903    $8,979,985  $9,159,594   $9,342,781
                            ==========   ==========    ==========  ==========   ==========


(IRR LOGO)                                                               Page 90

HOLIDAY INN CANTON                                            VALUATION ANALYSIS





Software: ARGUS Ver. 10.0.0                                        Date: 7/23/03
File: Holiday Inn Canton                                             Time: 17:19
Property Type: Hotel/Motel                                             Ref#: AAR
Portfolio: Janus Properties                                              Page: 4

                                                 PROSPECTIVE PRESENT VALUE
                        Cash Flow Before Debt Service plus Property Resale Discounted Annually (Endpoint on Cash Flow & Resale) over a 10-Year Period


                    For the                             P.V. of          P.V. of            P.V. of         P.V. of        P.V. of
Analysis            Year              Annual           Cash Flow        Cash Flow          Cash Flow       Cash Flow      Cash Flow
Period              Ending          Cash Flow           @ 13.50%         @ 14.00%           @ 14.50%        @ 15.00%       @ 15.50%
------              ------          ---------           --------         --------           --------        --------       --------
Year 1            Jul-2004         $   968,263        $  853,095        $  849,354        $  845,645      $  841,968     $  838,323
Year 2            Jul-2005           1,017,782           790,066           783,150           776,325         769,589        762,941
Year 3            Jul-2006             958,457           655,518           646,931           638,493         630,201        622,052
Year 4            Jul-2007             995,935           600,133           589,673           579,441         569,429        559,632
Year 5            Jul-2008           1,015,851           539,325           527,602           516,181         505,058        494,220
Year 6            Jul-2009           1,036,169           484,681           472,064           459,831         447,964        436,454
Year 7            Jul-2010           1,056,893           435,572           422,374           409,631         397,326        385,441
Year 8            Jul-2011           1,078,029           391,438           377,913           364,910         352,409        340,388
Year 9            Jul-2012           1,099,590           351,778           338,133           325,074         312,572        300,603
Year 10           Jul-2013           1,121,583           316,135           302,540           289,585         277,238        265,467
                                    ----------         ---------         ---------         ---------       ---------      ---------
Total Cash Flow                     10,348,552         5,417,741         5,309,734         5,205,116       5,103,754      5,005,521
Property Resale @ 12% Cap Rate       9,342,781         2,633,404         2,520,157         2,412,244       2,309,393      2,211,344
                                                      ----------        ----------        ----------      ----------     ----------
Total Property Present Value                          $8,051,145        $7,829,891        $7,617,360      $7,413,147     $7,216,865
                                                      ==========        ==========        ==========      ==========     ==========

Rounded to Thousands                                  $8,051,000        $7,830,000        $7,617,000      $7,413,000     $7,217,000
                                                      ==========        ==========        ==========      ==========     ==========

Per Room                                                  41,501            40,360            39,265          38,212         37,200


PERCENTAGE VALUE DISTRIBUTION

Prospective Income                                         67.29%            67.81%            68.33%          68.85%         69.36%
Prospective Property Resale                                32.71%            32.19%            31.67%          31.15%         30.64%
                                                      ==========        ==========        ==========      ==========     ==========
                                                          100.00%           100.00%           100.00%         100.00%        100.00%




(IRR LOGO)                                                               Page 91

HOLIDAY INN CANTON                                            VALUATION ANALYSIS




Software: ARGUS Ver. 10.0.0            Date: 7/23/03
File: Holiday Inn Canton               Time: 17:19
Property Type: Hotel/Motel             Ref#: AAR
Portfolio: Janus Properties            Page: 5

                                       PROPERTY SUMMARY REPORT

TIMING & INFLATION
  Analysis Period:                     August 1, 2003 to July 31, 2013; 10 years
  Inflation Method:                    Fiscal
  General Inflation Rate:              0.00%

PROPERTY SIZE & OCCUPANCY
  Property Size:                       194 rooms
  Alternate Size:                      1 room

PROPERTY PURCHASE & RESALE
  Purchase Price:                      -
  Resale Method:                       Capitalize Net Operating Income
  Cap Rate:                            12.00%
  Cap Year:                            Year 11
  Commission/Closing Cost:             2.00%
  Net Cash Flow from Sale:             $9,342,781

PRESENT VALUE DISCOUNTING
  Discount Method:                     Annually (Endpoint on Cash Flow & Resale)
  Unleveraged Discount Rate:           13.50% to 15.50%, 0.50% increments
  Unleveraged Present Value:           $7,216,865 at 15.50%



(IRR LOGO)                                                               Page 92

HOLIDAY INN CANTON                                            VALUATION ANALYSIS



      VALUE INDICATION - DISCOUNTED CASH FLOW ANALYSIS

            Application of the DCF methodology resulted in an overall property value indication of $7,200,000 TO $8,100,000

     VALUE INDICATION - INCOME CAPITALIZATION APPROACH

            Our analysis in the Income Capitalization Approach has resulted in the following value indications.

               DIRECT CAPITALIZATION                  $8,000,000
               DISCOUNTED CASH FLOW ANALYSIS          $7,200,000 - $8,100,000

            The two methods provide value indications that overlap; they are considered mutually supportive. The two methods may differ slightly in estimated amounts, and this is due to the use of the direct capitalization method as a "snapshot" of the property, whereas the discounted cash flow method reflects the anticipated cash flow over a longer holding period. The direct capitalization method is the technique most preferred by investors for properties similar to the subject. The discounted cash flow method is better suited to evaluating properties which are not stabilized. For these reasons, we have placed primary reliance on the direct capitalization. Based on the preceding analysis, the most reasonable and well-supported value indication by the income capitalization approach is $8,000,000.

            VALUE INDICATION BY THE INCOME CAPITALIZATION APPROACH: $8,000,000

(IRR LOGO)                                                               Page 93

HOLIDAY INN CANTON                                            VALUATION ANALYSIS





RECONCILIATION

      Reconciliation involves the analysis of alternative value indications to determine a final value conclusion. Reconciliation is required because different value indications result from the use of multiple approaches and within the application of a single approach. The values indicated by our analyses are as follows.

               COST APPROACH                        Not Developed
               SALES COMPARISON APPROACH            $8,300,000 to $8,800,000
               INCOME CAPITALIZATION APPROACH       $8,000,000


COST APPROACH

      The cost approach is most reliable for newer properties that have no significant level of accrued depreciation. The subject was constructed in 1970 and 1973 and exhibits significant accrued depreciation. In addition, purchasers of investment properties such as the subject do not typically rely upon the cost approach. Accordingly, this approach is not relied upon in this analysis.

SALES COMPARISON APPROACH

      The sales comparison approach is most reliable in an active market when a number of similar properties have recently sold. In this case, an adequate number of sales were located, however few truly comparable assets occurred subsequent to September 11. Due to shifting lodging trends given the recession and events of 2001, this approach may be considered less applicable than the Income Analysis. It does, however, provide a supportive conclusion.

INCOME CAPITALIZATION APPROACH

      The income capitalization approach is often given primary reliance when evaluating investment properties. The value derived in the income capitalization approach is supported by a relatively large quantity of market data regarding room rates, occupancies, expenses and capitalization rates, and is considered to be consistent with market indications. An investor is the most likely purchaser of the appraised property and a typical investor would place greatest reliance on the income capitalization approach. For these reasons, the income capitalization approach is given the greatest weight in this analysis.

FINAL CONCLUSION OF VALUE

      The two indications from the income capitalization approach fall within a relatively narrow range, and the sales comparison approach is considered supportive of the indication from the income capitalization approach.

      Based on the analyses and conclusions in the accompanying report, and subject to the definitions, assumptions, and limiting conditions expressed in this report, it is our


(IRR LOGO)                                                               Page 94

HOLIDAY INN CANTON                                            VALUATION ANALYSIS



      opinion that the prospective market value of the Fee Simple estate of the subject as a going concern, as of January 1, 2004 (or completion of deferred maintenance) is:

                  EIGHT MILLION DOLLARS
                                 ($8,000,000).

      The preceding value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

      1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

      2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing.

      3. The subject is an existing Holiday Inn hotel that was constructed in 1970/73. The most recent evaluation score was 97.5%, and the property received a passing score. No Product Improvement plan has reportedly been completed by Intercontinental Hotels and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.

SEGREGATION OF GOING CONCERN VALUE

      The value estimate reflects the going concern of the lodging operation, including the contributory value of: land; building improvements; furniture, fixtures and equipment (FF&E); and business value, the latter including intangibles. The contributory value of the personal property is estimated to be $550,000 based on the personal property tax paid to the county.

      Business value exists based on three components: 1) franchise affiliation;
      2) management expertise and 3) service. In our analysis we projected 125% market penetration and continued affiliation with Holiday Inn. This suggests business or going concern value exists. Principles of Integra Realty Resources have authored an article published in the Appraisal Journal. This article indicates an appropriate allocation of business value at 15% to 25%. Stabilized occupancy reflects 14% reservations driven by the affiliation, including central reservations and global distribution systems. This percentage is low in comparison to other Holiday Inns because of the significant

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
HOLIDAY INN CANTON                                            VALUATION ANALYSIS





amount of Diebold business (approximately 40%) of subject's room nights which do not go through Holiday Inn reservation system. The General Manager believes the benefit of the Holiday Inn allows him to drive rate on the remaining room nights available. Therefore the total business value does not appear to be completely reflected in the percentage of room nights driven by affiliation. Franchise costs are approximately 8%, assuming 15% is ultimately resulting from affiliation, 7% of rooms revenue remains as business revenue. The Management contribution is less empirically quantifiable. At a 18.44% NOI ratio and 11.75% OAR, business value of $402,556 is indicated, rounded $400,000.

We have allocated $400,000 of the subject's total going concern value as the business value allocation in this analysis. After deduction of FF&E and business value, the remainder is attributed to real estate including land and improvements. This allocation is summarized as follows.

FF&E                                $  550,000
Business Value                      $  400,000
Real Estate                         $7,050,000
                                    ----------
TOTAL                               $8,000,000

As Is Value is estimated by deducting deferred maintenance. A Product Improvement Plan will also be necessary to retain Holiday Inn affiliation. Preliminary costs of deferred maintenance are estimated in the Improvements Description at $100,000. Therefore, As Is Value as of the date of inspection, June 20, 2003, is estimated at.

                   SEVEN MILLION NINE HUNDRED THOUSAND DOLLARS

                                   $7,900,000


(IRR LOGO)                                                               Page 96

HOLIDAY INN CANTON                                                 CERTIFICATION

CERTIFICATION

      We certify that, to the best of our knowledge and belief:

      1. The statements of fact contained in this report are true and correct.

      2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

      3. We have no present or prospective interest in the property that is the subject of this report and no personal interest with respect to the parties involved.

      4. We have no bias with respect to the property that is the subject of this report or the parties involved with this assignment.

      5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.


      6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

      7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in compliance with the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, in conformity with the Uniform Standards of Professional Appraisal Practice (USPAP).

      8. Eric E. Belfrage, MAI, CRE, ISHC has made a personal inspection of the property that is the subject of this report on June 20, 2003. Robin Lorms has not personally inspected the subject.

      9. John Dehner has provided research assistance to the person(s) signing this certification.

      10. This appraisal is not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

      11. We have not relied on unsupported conclusions relating to characteristics such as race, color, religion, national origin, gender, marital status, familial status, age, receipt of public assistance income, handicap, or an unsupported conclusion that homogeneity of such characteristics is necessary to maximize value.

      12. It is our opinion that the subject does not include any enhancement in value as a result of any natural, cultural, recreational or scientific influences retrospective or prospective.

      13. We have experience in appraising properties similar to the subject and are in compliance with the Competency Rule of USPAP.


      14. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


(IRR LOGO)                                                               Page 97

HOLIDAY INN CANTON                                                 CERTIFICATION



      15. As of the date of this appraisal, Eric E. Belfrage, MAI, CRE, ISHC has and Robin M. Lorms, MAI, CRE has not completed the requirements of the continuing education program of the Appraisal Institute. Qualifications of the Appraiser(s) are in Addendum A.




Eric E. Belfrage, MAI, CRE, ISHC         Robin M. Lorms, MAI, CRE
Certified General Real Estate            Certified General Real Estate
  Appraiser                                Appraiser
OH Certificate #383767                   OH Certificate #383772



(IRR LOGO)                                                               Page 98

HOLIDAY INN CANTON                           ASSUMPTIONS AND LIMITING CONDITIONS

ASSUMPTIONS AND LIMITING CONDITIONS

      In conducting this appraisal, we have assumed, except as otherwise noted in our report, as follows:

      1. The title is marketable and free and clear of all liens, encumbrances, encroachments, easements and restrictions. The property is under responsible ownership and competent management and is available for its highest and best use.

      2. There are no existing judgments or pending or threatened litigation that could affect the value of the property.

      3. There are no hidden or undisclosed conditions of the land or of the improvements that would render the property more or less valuable.

      4. The revenue stamps placed on any deed referenced herein to indicate the sale price are in correct relation to the actual dollar amount of the transaction.

      5. The property is in compliance with all applicable building, environmental, zoning, and other federal, state and local laws, regulations and codes.

      Our appraisal report is subject to the following limiting conditions, except as otherwise noted in our report.

      6. An appraisal is inherently subjective and represents our opinion as to the value of the property appraised.

      7. The conclusions stated in our appraisal apply only as of the effective date of the appraisal, and no representation is made as to the affect of subsequent events.

      8. No changes in any federal, state or local laws, regulations or codes (including, without limitation, the Internal Revenue Code) are anticipated.

      9. No environmental impact studies were either requested or made in conjunction with this appraisal, and we reserve the right to revise or rescind any of the value opinions based upon any subsequent environmental impact studies. If any environmental impact statement is required by law, the appraisal assumes that such statement will be favorable and will be approved by the appropriate regulatory bodies.

      10. We are not required to give testimony or to be in attendance in court or any government or other hearing with reference to the property without written contractual arrangements having been made relative to such additional employment.

      11. We have made no survey of the property and assume no responsibility in connection with such matters. Any sketch or survey of the property included in this report is for illustrative purposes only and should not be considered to be scaled accurately for size. The appraisal covers the property as described in this report, and the areas and dimensions set forth are assumed to be correct.

      12. No opinion is expressed as to the value of subsurface oil, gas or mineral rights, if any, and we have assumed that the property is not subject to surface entry for the exploration or removal of such materials, unless otherwise noted in our appraisal.


(IRR LOGO)                                                               Page 99

HOLIDAY INN CANTON                           ASSUMPTIONS AND LIMITING CONDITIONS

      13. We accept no responsibility for considerations requiring expertise in other fields. Such considerations include, but are not limited to, legal descriptions and other legal matters, geologic considerations, such as soils and seismic stability, and civil, mechanical, electrical, structural and other engineering and environmental matters.

      14. The distribution of the total valuation in this report between land and improvements applies only under the reported highest and best use of the property. The allocations of value for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used. This appraisal report shall be considered only in its entirety. No part of this appraisal report shall be utilized separately or out of context.

      15. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or any reference to the Appraisal Institute) shall be disseminated through advertising media, public relations media, news media or any other means of communication (including without limitation prospectuses, private offering memoranda and other offering material provided to prospective investors) without prior written consent from Integra Realty Resources.

      16. Information, estimates and opinions contained in this report, obtained from sources outside of the office of the undersigned, are assumed to be reliable and have not been independently verified.

      17. Any income and expense estimates contained in this appraisal report are used only for the purpose of estimating value and do not constitute predictions of future operating results.

      18. If the property is subject to one or more leases, any estimate of residual value contained in the appraisal may be particularly affected by significant changes in the condition of the economy, of the real estate industry, or of the appraised property at the time these leases expire or otherwise terminate.

      19. No consideration has been given to personal property located on the premises or to the cost of moving or relocating such personal property; only the real property has been considered.

      20. The current purchasing power of the dollar is the basis for the value stated in our appraisal; we have assumed that no extreme fluctuations in economic cycles will occur.

      21. The value found herein is subject to these and to any other assumptions or conditions set forth in the body of this report but which may have been omitted from this list of Assumptions and Limiting Conditions.

      22. The analyses contained in this report necessarily incorporate numerous estimates and assumptions regarding property performance, general and local business and economic conditions, the absence of material changes in the competitive environment and other matters. Some estimates or assumptions, however, inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analysis will vary from our estimates, and the variations may be material.

      23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. We have not made a specific survey or analysis of this property to determine


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HOLIDAY INN CANTON                           ASSUMPTIONS AND LIMITING CONDITIONS

            whether the physical aspects of the improvements meet the ADA accessibility guidelines. In as much as compliance matches each owner's financial ability with the cost to cure the non-conforming physical characteristics of a property, we cannot comment on compliance to ADA. Given that compliance can change with each owner's financial ability to cure non-accessibility, the value of the subject does not consider possible non-compliance. Specific study of both the owner's financial ability and the cost to cure any deficiencies would be needed for the Department of Justice to determine compliance.

      24. This appraisal report has been prepared for the exclusive benefit of Murray Devine & Co. It may not be used or relied upon by any other party. All parties who use or rely upon any information in this report without our written consent do so at their own risk.

      25. No studies have been provided to us indicating the presence or absence of hazardous materials on the site or in the improvements, and our valuation is predicated upon the property being free and clear of any environment hazards.

      26. We have not been provided with any evidence or documentation as to the presence or location of any flood plain areas and/or wetlands. Wetlands generally include swamps, marshes, bogs, and similar areas. We are not qualified to detect such areas. The presence of flood plain areas and/or wetlands may affect the value of the property, and the value conclusion is predicated on the assumption that wetlands are non-existent or minimal.

      22. The reader is advised a lodging facility is a labor-intensive retail business that depends on customer acceptance and highly specialized management skill. This analysis assumes that the subject will have competent, professional management, responsible ownership, and that the existing franchise, if any, will be maintained throughout the projection period. A fully-funded reserve for replacement is one of the essential elements of competent management and responsible ownership.

      The value conclusion is subject to the following Extraordinary Assumptions and Limiting Conditions.

      1. The subject is currently operating as a franchised Holiday Inn hotel. This appraisal implicitly assumes a sale, at which point the Franchisor will prepare a Product Improvement Plan (PIP) as one of the items required for transfer of the franchise. Our analysis assumes continued, uninterrupted affiliation with the existing franchise. Any PIP requirements necessary are assumed complete under the As Stabilized Value above.

      2. We assume any leased items including furniture, fixtures and equipment are paid off at closing. Therefore we have not deducted any lease balances. We further assume accounts receivable and accounts payable are reconciled at closing.

      3. The subject is an existing Holiday Inn hotel that was constructed in 1970/73. The most recent guest satisfaction score was 97.5%, and the property received a passing score. No Product Improvement plan has reportedly been completed by Intercontinental Hotel and Resorts for a transfer of this asset. The definition of Market value assumes a sale. A Product Improvement plan will be conducted at the time of application for a franchise transfer. Integra Realty resources has


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HOLIDAY INN CANTON                           ASSUMPTIONS AND LIMITING CONDITIONS

            assumed continued affiliation with Holiday Inn Hotels. The stabilized value assumes that any product improvement items are completed. Therefore, the "As Is" market value could be LESS THAN reported above. Any PIP requirements should be deducted from the above Stabilized value. Our report, and value indication is subject to all transfer requirements of the affiliation, including a product improvement plan.


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HOLIDAY INN CANTON


                                   ADDENDUM A

                         QUALIFICATIONS OF APPRAISER(S)


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
                         PROFESSIONAL QUALIFICATIONS OF

                        ERIC E. BELFRAGE, MAI, CRE, ISHC

EXPERIENCE:            Managing Director for INTEGRA REALTY RESOURCES, COLUMBUS,
                       OHIO. Mr. Belfrage is also the NATIONAL DIRECTOR OF IRRS
                       HOSPITALITY SPECIALTY PRACTICE. He has been actively
                       engaged in real estate valuation and consulting since the
                       mid 1970's. Background includes 25 years of independent
                       fee appraisal. Experience has largely focused on
                       consulting, evaluating and appraising lodging property.
                       Valuations have been performed on various properties
                       including, but not limited to, neighborhood and community
                       shopping centers, apartment complexes, single and
                       multi-tenanted industrial buildings, low to high-rise
                       office buildings, mixed use facilities and vacant land
                       for various uses. Specialized real estate valued includes
                       hotels, rehab facilities, and churches. Clients served
                       include accountants, investment firms, law firms,
                       lenders, private and public agencies. Valuations have
                       been performed for real estate tax, estates, financing,
                       equity participation and due diligence support. Market
                       studies, feasibility studies, and valuations have been
                       done on proposed, partially completed, renovated, and
                       existing structures.

PROFESSIONAL           Designated Member: Appraisal Institute (MAI No. 7436)
ACTIVITIES:                               SRA Member
                                          Past Chapter President Cardinal Ohio
                                          AI chapter 2001

                       Member:     The International Society of Hospitality
                                   Consultants (ISHC Designation)
                       Member:     The Counselors of Real Estate (CRE Designation)
                       Member:     Columbus Board of Realtors (25 years)
                       Member:     The National Association of Realtors (25 years)

                       Allied      The Ohio Hotel & Lodging Association
                       Member:     (1998 Allied Member of the year)

                       Licensed:   Ohio General Appraiser License No. 383767

                       Licensed:   Ohio Real Estate Salesperson

                       Author:     "The Columbus Lodging Overview" (published annually)
                                   "Business Value Allocation in Lodging Valuation"
                                   (Published in The Appraisal Journal - August 2001)

EDUCATION:             B.S. Degree, Business Administration, Franklin University,
                       Columbus, Ohio (1984). Successfully completed numerous
                       real estate related courses & seminars sponsored by the
                       Appraisal Institute, accredited universities & others.
                       Currently certified by the Appraisal Institute's
                       voluntary program of continuing education for its
                       designated members.

QUALIFIED BEFORE       Franklin County Court of Common Pleas, Columbus, Ohio
COURTS AND             United States Federal Bankruptcy Court, Columbus, Ohio
ADMINISTRATIVE         State of Ohio Board of Tax Appeals
BODIES                 Franklin County Board of Revision

                         APPRAISER DISCLOSURE STATEMENT

            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)


1.   NAME OF APPRAISER:  ERIC E. BELFRAGE

2.   Class of Certification/Licensure:  [X] Certified General

                                        [ ] Licensed Residential

                                        [ ] Temporary [ ] General [ ] Licensed

Certification/Licensure Number: 383767

3.   Scope: This report    [X] Is within the scope of my Certification or License.

                           [ ] Is not within the scope of my Certification of License.

4.   Service provided by:  [X] Disinterested & Unbiased Third Party

                           [ ] Interested & Biased Third Party

                           [ ] Interested Third Party on Contingent Fee Basis

5.   Signature of person preparing and reporting the appraisal:

                              /s/ ERIC E. BELFRAGE
                              --------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         PROFESSIONAL QUALIFICATIONS OF

                            ROBIN M. LORMS, MAI, CRE

EXPERIENCE:            Principal for Integra Lorms & Belfrage of Columbus, Ohio.
                       Actively engaged in real estate valuation and consulting
                       experience includes investment decision making in regard
                       to acquisitions, development, property management,
                       leasing and value decisions for third party owners, as
                       well as internal to existing but not limited to,
                       neighborhood and community shopping centers, apartment
                       complexes, single and multi-tenanted industrial
                       buildings, low to high-rise office buildings, mixed use
                       facilities and vacant land for different uses.
                       Specialized real estate valued includes developers,
                       regional mall, institutional facilities and churches.
                       Clients served include accountants, investment firms, law
                       firms, and lenders, private and public agencies.
                       Valuations have been performed for real estate tax,
                       estates, financing, equity participation and due
                       diligence support. Valuations and market studies have
                       been done on proposed, partially completed, renovated and
                       existing structures.

PROFESSIONAL
ACTIVITIES:            Member:     Appraisal Institute
                       Member:     The Counselors of Real Estate
                       Member:     The International Council of Shopping Centers
                       Member:     The Columbus Board of Real Estate
                       Member:     Ohio Association of Realtors

                       Licensed:   Ohio General Appraiser License No. 383772
                       Licensed:   Ohio Real Estate Salesperson

EDUCATION:             B.A. Degree, Marquette University (1965). Successfully
                       completed numerous real estate related courses & seminars
                       sponsored by the Appraisal Institute, accredited
                       universities & others.

QUALIFIED BEFORE       Franklin County Court of Common Pleas, Columbus, Ohio
COURTS AND             United States Federal Bankruptcy Court, Columbus, Ohio
ADMINISTRATIVE BODIES  State of Ohio Board of Tax Appeals
                       Franklin County Board of Revision

                         APPRAISER DISCLOSURE STATEMENT

            IN COMPLIANCE WITH OHIO REVISED CODE SECTION 4763:12 (C)


1.   NAME OF APPRAISER:  ROBIN M. LORMS


2.   Class of Certification/Licensure:  [X] Certified General

                                        [ ] Licensed Residential

                                        [ ] Temporary [ ] General [ ] Licensed

Certification/Licensure Number:  383772

3.   Scope: This report    [X] Is within the scope of my Certification or License.

                           [ ] Is not within the scope of my Certification of License.

4.   Service provided by:  [X] Disinterested & Unbiased Third Party

                           [ ] Interested & Biased Third Party

                           [ ] Interested Third Party on Contingent Fee Basis

5.   Signature of person preparing and reporting the appraisal:

                               /s/ ROBIN M. LORMS
                               ------------------

This form must be included in conjunction with all appraisal assignments or specialized services performed by a state-certified or state licensed real estate appraiser.

                         INTEGRA REALTY RESOURCES, INC.
                                CORPORATE PROFILE

Integra Realty Resources, Inc., is the largest property valuation and counseling firm in the United States, with 50 offices in 30 states. Integra was created for the purpose of combining the intimate knowledge of well-established local offices with the powerful resources and capabilities of a national company. Integra's local offices have an average of 20 years of service in the local market. A Managing Director leads each office, with an average of 25 years of local market valuation and counseling experience.

Integra Realty Resources, Inc., has 140 professionals who hold the Appraisal Institute's MAI designation, of which 26 are CRE members of The Counselors of Real Estate. In addition to having expertise in the standard commercial property types, the firm has an extensive track record in specialty property classes including regional malls, hotels, health care facilities, golf courses, and pipeline rights-of-way. Integra also has a wealth of experience in market and feasibility studies, property tax consulting, litigation support, and machinery and equipment and business valuation.

A listing of Integra's local offices and their Managing Directors follows:

ATLANTA, GA - J. Carl Schultz, Jr., MAI, SRA, CRE
ATLANTIC COAST NJ - Anthony S. Graziano, MAI, CRE
AUSTIN, TX - Randy A. Williams, MAI
BALTIMORE, MD - Patrick C. Kerr, MAI, SRA
BOSTON, MA - DAVID L. CARY, MAI, SRA, CRE
CHARLOTTE, NC - FITZHUGH L. STOUT, MAI, CRE
CHICAGO, IL - GARY K. DECLARK, MAI, CRE
CHICAGO, IL - J. Scott Patrick, MAI
CINCINNATI, OH - GARY S. WRIGHT, MAI, SRA
COLUMBIA, SC - MICHAEL B. DODDS, MAI, CCIM
COLUMBUS, OH - ERIC E. BELFRAGE, MAI, CRE, ISHC
DALLAS, TX - MARK R. LAMB, MAI, CPA
DAYTON, OH - MARK L.MIDDLETON, MAI, SRA
DENVER, CO - BRAD A. WEIMAN, MAI
DETROIT, MI - ANTHONY SANNA, MAI
FORT MYERS, FL - WOODWARD S. HANSON, MAI, CRE, CCIM
FORT WORTH, TX - DONALD J. SHERWOOD, MAI
HARTFORD, CT - MARK F. BATES, MAI, CRE
HOUSTON, TX - DAVID R. DOMINY, MAI
INDIANAPOLIS, IN - MICHAEL C. LADY, MAI, SRA, CCIM
KANSAS CITY, MO/KS - KEVIN K. NUNNINK, MAI
LAS VEGAS, NV - SHELLI L. LOWE, MAI, SRA
LOS ANGELES, CA - JOHN G. ELLIS, MAI
LOUISVILLE, KY - GEORGE M. CHAPMAN, MAI, SRA, CRE
MEMPHIS, TN - J. WALTER ALLEN, MAI
MIAMI, FL - MICHAEL Y. CANNON, MAI, SRA, CRE
MILWAUKEE, WI - SEAN REILLY, MAI
MINNEAPOLIS, MN - ALAN P. LEIRNESS, MAI, CCIM
MORGANTOWN, WV - THOMAS A. MOTTA, MAI, CRE
NAPLES, FL - JULIAN STOKES, MAI, CRE, CCIM
NASHVILLE, TN - R. PAUL PERUTELLI, MAI, SRA
NEW YORK, NY - RAYMOND T. CIRZ, MAI, CRE, DOV E. GOLDMAN, MAI, CRE NORTHERN NJ - BARRY J. KRAUSER, MAI, CRE
ORANGE COUNTY, CA - LARRY WEBB, MAI
ORLANDO, FL - GEORGE L. GOODMAN, MAI
PHILADELPHIA, PA - JOSEPH D. PASQUARELLA, MAI, CRE
PHOENIX, AZ - WALTER WINIUS, JR., MAI, CRE
PITTSBURGH, PA - PAUL D. GRIFFITH, MAI
PORTLAND, OR - BRIAN A. GLANVILLE, MAI, CRE
PROVIDENCE, RI - GERARD H. MCDONOUGH, MAI
RICHMOND, VA - ROBERT E. COLES, MAI, CRE
SACRAMENTO, CA - Scott Beebe, MAI
SAN ANTONIO, TX - Martyn C. Glen, MAI, CRE, FRICS
SAN DIEGO, CA - LANCE W. DORE, MAI
SAN FRANCISCO, CA - JAN KLECZEWSKI, MAI
SAVANNAH, GA - J. CARL SCHULTZ, JR., MAI, SRA, CRE
SEATTLE, WA - ALLEN N. SAFER, MAI
TAMPA, FL - BRADFORD L. JOHNSON, MAI
TULSA, OK - ROBERT E. GRAY, MAI
WASHINGTON, DC - PATRICK C. KERR, MAI, SRA

                                CORPORATE OFFICE
                    Raymond T. Cirz, MAI, CRE, President/CEO
                         Kevin K. Nunnink, MAI, Chairman
                       George G. Ward, MAI, Vice President
               3 Park Avenue, 39th Floor, New York, NY 10016-5902
         P: (212) 255-7858; F: (646) 424-1869; E-Mail: Integra@irr.com

                    VISIT OUR WEB SITE AT HTTP://WWW.IRR.COM

HOLIDAY INN CANTON                                                   DEFINITIONS


                                   ADDENDUM B

                                   DEFINITIONS


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
HOLIDAY INN CANTON                                                   DEFINITIONS

DEFINITIONS

These definitions have been extracted, solely or in combination, from definitions and descriptions printed in:

      - Uniform Standards of Professional Appraisal Practice, 2002 Edition (USPAP);

      - The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, Chicago, Illinois, 1993 (Dictionary);

      - The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, Chicago, Illinois, 2001 (Twelfth Edition);

      - Income/Expense Analysis, 2001 Edition - Conventional Apartments, Institute of Real Estate Management, Chicago, Illinois, 2001 (IREM);

      - Marshall Valuation Service, Marshall & Swift, Los Angeles, California, (Marshall).


ACCRUED DEPRECIATION

      The difference between the reproduction or replacement cost of the improvements on the effective date of the appraisal and the market value of the improvements on the same date. (Dictionary)

AMENITY

      A tangible or intangible benefit of real property that enhances its attractiveness or increases the satisfaction of the user, but is not essential to its use. Natural amenities may include a pleasant location near water or a scenic view of the surrounding area; man-made amenities include swimming pools, tennis courts, community buildings, and other recreational facilities. (Dictionary)

APPRAISAL

      The act or process of developing an opinion of value; an opinion of value. (USPAP)

BUSINESS VALUE

      A value enhancement that results from items of intangible personal property such as marketing and management skill, an assembled work force, working capital, trade names, franchises, patents, trademarks, contracts, leases, and operating agreements (Dictionary).

DEFERRED MAINTENANCE

      Curable, physical deterioration that should be corrected immediately, although work has not commenced; denotes the need for immediate expenditures, but does not necessarily suggest inadequate maintenance in the past. (Dictionary)

DISCOUNTED CASH FLOW (DCF) ANALYSIS

      The procedure in which a discount rate is applied to a set of projected income streams and a reversion. The analyst specifies the quantity, variability, timing, and duration of the income streams as well as the quantity and timing of the reversion and discounts each to its present value at a specified yield rate. DCF analysis can be applied with any yield capitalization technique and may be performed on either a lease-by-lease or aggregate basis. (Dictionary)


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
HOLIDAY INN CANTON                                                   DEFINITIONS

EFFECTIVE DATE OF THE APPRAISAL

      The date at which the value opinion is an appraisal applies, which may or may not be the date of inspection; the date of the market conditions that provide the context for the value opinion. Current appraisals occur when the effective date of the appraisal is contemporaneous with the date of the report. Prospective value opinions (effective date of the appraisal subsequent to the date of the report) are intended to reflect the current expectations and perceptions along with available factual data. Retrospective value opinions are likely to apply as of a specific historic date; the opinions are intended to reflect the expectations and perceptions of market participants at the specified date, along with available factual data. Data subsequent to the effective date may be considered in estimating a retrospective value as a confirmation of trends. (Dictionary and USPAP)

ENTREPRENEURIAL INCENTIVE

      A market-derived figure that represents the amount an entrepreneur expects to receive as compensation for providing coordination and expertise and assuming the risks associated with the development of a project. (Twelfth Edition)

ENTREPRENEURIAL PROFIT

      A market-derived figure that represents the amount an entrepreneur receives for his or her contribution to a project and risk; the difference between the development cost of a property and its market value upon completion and stabilization, which represents the entrepreneur's compensation for the risk and expertise associated with development. Entrepreneurial profit is an amount earned, estimated after completion, while entrepreneurial incentive is an amount anticipated, prior to development. (Twelfth Edition)

EXPOSURE TIME

      Exposure time is the estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal. Exposure time differs from the marketing period in that exposure time is assumed to precede the effective date of the appraisal. (USPAP and Dictionary)

FEE SIMPLE ESTATE

      Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. (Dictionary)

GOING-CONCERN VALUE

      The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. (Dictionary)

GROSS BUILDING AREA (GBA)

      The total floor area of a building, including below-grade space but excluding unenclosed areas; measured from the exterior of the walls. (Dictionary)

HIGHEST AND BEST USE

      The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the


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
HOLIDAY INN CANTON                                                   DEFINITIONS


      highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability. (Dictionary)

INSURABLE VALUE

      Value used by insurance companies as the basis for insurance. Often considered to be replacement or reproduction cost less deterioration and non-insurable items. Sometimes cash value or market value but often entirely a cost concept. Non-insurable items (also known as exclusions) are a matter of underwriting policy, not valuation. (Marshall)

INVESTMENT VALUE

      The specific value of an investment to a particular investor or class of investors based on individual investment requirements; distinguished from market value, which is impersonal and detached. (Dictionary)

LEASED FEE ESTATE

      An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease. (Dictionary)

LEASEHOLD ESTATE

      The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions. (Dictionary)

MARKET VALUE

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      -     buyer and seller are typically motivated;

      - both parties are well informed or well advised, and acting in what they consider their best interests;

      -     a reasonable time is allowed for exposure in the open market;

      - payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and

      - the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (USPAP, according to the Federal Register, CFR 34.43(F))

MARKETING PERIOD

      The amount of time it might take to sell an interest in real property at its estimated market value during the period immediately after the effective date of the appraisal. Marketing period is a function of price, time, use, and anticipated market conditions. (Dictionary and USPAP)


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
HOLIDAY INN CANTON                                                   DEFINITIONS

RENTABLE FLOOR AREA (RFA)

      An area computed by measuring the inside finish of permanent outer building walls or from the glass line where at least 50% of the outer building wall is glass. Rentable floor area also includes all areas within outside walls less stairs, elevator shafts, flues, pipe shafts, vertical ducts, air conditioning rooms, fan rooms, janitor closets, electrical closets, balconies and such other rooms not actually available to the tenant for his furnishings and personnel and their enclosing walls. No deductions are made for columns and projections necessary to the building.
      (IREM)

REPLACEMENT COST

      The estimated cost to construct, at current prices as of the effective date of the appraisal, a building with utility equivalent to the building being appraised, using modern materials and current standards, design and layout. (Dictionary and USPAP)

REPRODUCTION COST

      The estimated cost to construct, at current prices as of the effective date of the appraisal, an exact duplicate or replica of the building being appraised, using the same materials, construction standards, design, layout, and quality of workmanship and embodying all the deficiencies, superadequacies, and obsolescence of the subject building. (Dictionary)

ROOM COUNT

      The number of rooms in a building; a unit of comparison used primarily in residential appraisal. No national standard exists on what constitutes a room. The Federal Housing Administration counts an alcove opening off the living room as one-half room, but does not count dining space within a kitchen. The generally accepted method is to consider as separate rooms only those rooms that are effectively divided and to exclude bathrooms. (Dictionary)

STABILIZED OCCUPANCY

      Occupancy at that point in time when abnormalities in supply and demand or any additional transitory conditions cease to exist and the existing conditions are those expected to continue over the economic life of the property; the optimum range of long-term occupancy which an income-producing real estate project is expected to achieve under competent management, after exposure for leasing in the open market for a reasonable period of time at terms and conditions comparable to competitive offerings. (Dictionary)

USE VALUE

      The value a specific property has for a specific use. (Dictionary)


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HOLIDAY INN CANTON


                                   ADDENDUM C

                              SUBJECT PHOTOGRAPHS


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HOLIDAY INN CANTON


             [PICTURE]                                 [PICTURE]

             [PICTURE]                                 [PICTURE]

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HOLIDAY INN CANTON


             [PICTURE]                                 [PICTURE]

             [PICTURE]                                 [PICTURE]

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HOLIDAY INN CANTON


                                   ADDENDUM D

                      FINANCIALS AND PROPERTY INFORMATION

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
HOLIDAY INN CANTON


                                   ADDENDUM E

                             LETTER OF AUTHORIZATION


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